Exhibit 99.2.t

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority in Canada has approved or disapproved, expressed an opinion about, or passed upon the fairness or merits of, the Offer contained in this document, the securities offered pursuant to such Offer or the adequacy of the information contained in this document and it is an offence to claim otherwise.

THE SECURITIES OFFERED PURSUANT TO THIS OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE. THE SECURITIES WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION.

August 10, 2006

STORNOWAY DIAMOND CORPORATION
OFFER TO PURCHASE

all of the outstanding common shares of

CONTACT DIAMOND CORPORATION

on the basis of 0.36 of a common share of Stornoway Diamond Corporation for each common share of Contact Diamond Corporation

Stornoway Diamond Corporation (‘‘Stornoway’’ or the ‘‘Offeror’’) hereby offers (the ‘‘Offer’’) to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding common shares (the ‘‘Contact Shares’’) of Contact Diamond Corporation (‘‘Contact’’), other than any Contact Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date (as defined in the Glossary below), and including any Contact Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time (as defined below) upon the conversion, exchange or exercise of any securities of Contact that are convertible into or exchangeable or exercisable for Contact Shares. The Offeror does not currently own, directly or indirectly, any Contact Shares.

Under the Offer, each holder of Contact Shares (each a ‘‘Shareholder’’ and collectively, the ‘‘Shareholders’’) is entitled to receive, in respect of each Contact Share, 0.36 of a common share of Stornoway (‘‘Stornoway Shares’’). See Section 1 of the Offer, ‘‘The Offer’’.

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 18, 2006 unless, extended or withdrawn (the ‘‘Expiry Time’’).

For a discussion of risk factors you should consider in evaluating the Offer, see Section 7 of the Circular, ‘‘Risk Factors’’.

The Offer is subject to certain conditions, including, without limitation, that not less than 13,814,077 Contact Shares will have been validly deposited under the Offer by Agnico-Eagle Mines Limited (‘‘Agnico-Eagle’’) pursuant to a lock-up agreement described below. See Section 2 of the Offer, ‘‘Conditions of the Offer’’, for a complete description of the conditions of the Offer. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take-up and pay for Contact Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or before the Expiry Time. See Section 1 of the Offer, ‘‘The Offer’’.

The Board of Directors of Contact has unanimously determined that the Offer is fair to the Shareholders and that the Offer is in the best interests of Contact and has resolved unanimously to RECOMMEND to the Shareholders that they ACCEPT the Offer and DEPOSIT their Contact Shares under the Offer. The Special Committee of the Board of Directors of Contact has received a valuation and fairness opinion from Orion Securities Inc. Pursuant to a support agreement made July 21, 2006 between Stornoway and Contact (the ‘‘Support Agreement’’), Contact has agreed to, among other things, support the Offer. See Section 14 of the Circular, ‘‘Support Agreement’’. Agnico-Eagle, which holds approximately 31% of the outstanding Contact Shares, and all of the directors and officers of Contact, who collectively hold approximately 2% of the outstanding Contact Shares, have each entered into Lock-Up Agreements pursuant to which each has agreed to tender its Contact Shares in valid acceptance of the Offer and not to withdraw them unless the lock-up agreement has been terminated in accordance with its terms. See Section 12 of the Circular, ‘‘Commitments to Acquire Securities of Contact; Lock-Up Agreements’’.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Contact Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Dealer Managers for the Offer are:

BMO Nesbitt Burns Inc.                                                    Canaccord Capital Corporation

The Offeror’s intention to make the Offer was announced on July 24, 2006 before the opening of trading on the TSX. The Stornoway Shares are listed on the TSX under the trading symbol ‘‘SWY’’. The Contact Shares are listed on the TSX under the trading symbol ‘‘CO’’.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ending July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.2472. The volume-weighted average trading price of the Contact Shares on the TSX for the 20 trading days ended July 21, 2006 was $0.3887. The Offer represents a 16% premium to the volume-weighted average trading price of the Contact Shares on the TSX for the 20 trading days ended July 21, 2006 (based on the volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006).

As a result of restrictions under United States securities laws, U.S. Shareholders (as defined below) shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares (as described above) as consideration of its acceptance of the Offer.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on green paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Contact Shares and all other required documents, at the office of CIBC Mellon Trust Company (the ‘‘Depositary’’) in Toronto, Ontario in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Contact Shares described in Section 5 of the Offer, ‘‘Manner of Acceptance — Acceptance by Book-Entry Transfer’’; or (2) accept the Offer where the certificates representing the Contact Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, ‘‘Manner of Acceptance — Procedure for Guaranteed Delivery’’ using the accompanying Notice of Guaranteed Delivery (printed on yellow paper) or a manually signed facsimile thereof. Shareholders whose Contact Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Contact Shares. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Contact Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer, provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, ‘‘The Offer — US Shareholders’’.

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Canada Inc. (the ‘‘Information Agent’’). Contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Information Agent at its office specified on the back page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com.

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NOTICE TO SHAREHOLDERS IN THE UNITED STATES

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares as described above as consideration of its acceptance of the Offer. See Section 1 of the Offer, ‘‘The Offer — U.S. Shareholders’’.

This offering is made by a Canadian corporation in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

U.S. Shareholders should be aware that acceptance of the Offer by them as described herein may have taxconsequences both in the United States and in Canada. Such consequences have not been fully described herein and U.S. Shareholders are urged to consult their tax advisors.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Stornoway is incorporated or organized under the laws of the Province of British Columbia, that all of its officers and directors reside outside the United States, that the Dealer Managers and some or all of the experts named herein may reside outside the United States, and that all or a substantial portion of the assets of Stornoway and such persons may be located outside the United States.

NOTICE TO HOLDERS OF CONTACT OPTIONS AND CONTACT WARRANTS

The Offer is made only for Contact Shares and is not made for any options, warrants or other rights to acquire Contact Shares. Any holder of options, warrants or other rights to acquire Contact Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange such options, warrants or other rights in order to obtain certificates representing Contact Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such options, warrants or other rights to acquire Contact Shares that the holder will have certificates representing the Contact Shares received on such exercise, conversion or exchange available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, ‘‘Manner of Acceptance — Procedure for Guaranteed Delivery’’.

If any holder of options to acquire Contact Shares (‘‘Contact Options’’) under the Contact Option Plan (as defined in the Glossary below) does not exercise such Contact Options prior to the Expiry Time, such Contact Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction (each as defined in the Glossary below) a Contact Option will become an option to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Contact Options, based on the exchange ratio used in the Offer. See Section 5 of the Circular, ‘‘Purpose of the Offer and Stornoway’s Plans for Contact — Treatment of Contact Options and Contact Warrants’’.

If any holder of warrants to acquire Contact Shares (‘‘Contact Warrants’’) does not exercise such Contact Warrants prior to the Expiry Time, such Contact Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Contact Warrant may become a warrant to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Contact

Warrants, based on the exchange ratio used in the Offer. See Section 5 of the Circular, ‘‘Purpose of the Offer and Stornoway’s Plans for Contact — Treatment of Contact Options and Contact Warrants’’.

The tax consequences to holders of Contact Options or Contact Warrants of exercising or not exercising their Contact Options or Contact Warrants are not described in Section 19 of the Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’. Holders of Contact Options and Contact Warrants should consult their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Contact Options or Contact Warrants.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain information included in this Offer and Circular and the Pro Forma Consolidated Financial Statements of Stornoway herein and in the documents incorporated by reference into the Offer and Circular, including information relating to the acquisition of Contact or Ashton Mining of Canada Inc., and the future financial or operating performance of the Offeror and other statements that express management’s expectations or estimates of future performance, constitute ‘‘forward-looking statements’’. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as ‘‘expects’’, ‘‘anticipates’’, ‘‘plans’’, ‘‘projects’’, ‘‘estimates’’, ‘‘assumes’’, ‘‘intends’’, ‘‘strategy’’, ‘‘goals’’, ‘‘objectives’’, ‘‘potential’’, ‘‘budgets’’, ‘‘scheduled’’, ‘‘predicts’’, ‘‘believes’’ or variations thereof or stating that certain actions, events or results ‘‘may’’, ‘‘could’’, ‘‘would’’, ‘‘might’’ or ‘‘will’’ be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be ‘‘forward-looking statements’’. Statements concerning mineral resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management are inherently subject to significant business, economic and competitive uncertainties and contingencies.

The Offeror cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of the Offeror to be materially different from the Offeror’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: financing opportunities, mineral exploration risks, supplies, infrastructure, weather and inflation, market for and marketability of diamonds, title matters, environmental regulations, permits and licenses, operating hazards and risks, competition for properties, economic conditions, dependence on management and conflicts of interest, as well as those factors discussed in greater detail in the Offeror’s Renewal Annual Information Form dated July 11, 2006 on file with the Canadian provincial securities regulatory authorities and in Section 7 of the Circular, ‘‘Risk Factors’’. Material factors or assumptions that were applied in drawing a conclusion or making estimates set out in forward-looking statements herein, include:

(a)                                  The accounting policies and methods used by management to determine how Stornoway’s financial conditions and results of operations are reported may require management to make estimates or rely on assumptions that are inherently uncertain. Stornoway reports its financial results using accounting policies and methods prescribed by Canadian GAAP. Where accounting policies and methods may be selected from two or more alternatives, management must exercise judgment in selecting and applying Stornoway’s accounting policies and methods to ensure that Stornoway is compliant with Canadian GAAP, while at the same time appropriately recording and reporting the Stornoway’s financial condition and results of operations.

(b)                                 On a quarterly basis or as applicable, Stornoway reviews the carrying value of its resource properties and the capitalized exploration costs for each resource property. The recovery of Stornoway’s investment in its resource properties and the attainment of profitable operations depend upon the discovery, development and sale of ore reserves, the outcome of which is contingent upon future events. It can take several years to identify, explore and analyze the exploration results for each of Stornoway’s resource properties and there is no guarantee that a deposit with economic potential will be identified or that Stornoway will recover any of the capitalized costs of its resource properties. Stornoway will write-off its capitalized resource property costs when exploration results indicate, in management’s opinion, that no further work is warranted, when Stornoway does not have or will not maintain its option to explore a resource property (tenure issues) and if active exploration has not been conducted on the property for more than two years. The timing and size of this write-off cannot typically be predicted in advance and could have a material impact on Stornoway’s results from operations. The assumptions in the pro forma consolidated financial statements for the acquisition of Contact and Ashton allocate the purchase price discrepancies to resource property costs. This allocation is based on a number of assumptions outlined in the pro forma consolidated financial statements and will have a material impact on Stornoway’s balance sheet. There is no guarantee that Stornoway will be able to recoup its investment in these companies, or recover other capitalized resource property costs from the sale of the underlying resource properties, from joint venture partners or from the development of an economic deposit.

(c)                                  On a quarterly basis, Stornoway reviews its available-for-sale investments to determine whether a permanent impairment exists. Market factors beyond the control of Stornoway affect the value of Stornoway’s investments and could impact Stornoway’s results from operations. Management considers several factors when determining if a permanent impairment in value exists, including overall market conditions, the financial condition and prospects of the company and Stornoway’s intent to hold the investment for a reasonable period of time sufficient for an expected recovery of the investment’s market value up to or beyond the carrying amount of the investment.

(d)                                 Stornoway’s management uses the Black-Scholes option pricing model to estimate the fair market value of stock options and warrants on the date of grant. Management must estimate the expected volatility of Stornoway’s stock and the expected term of the option or warrant; in addition, the exercise price and current interest rates will also affect the calculation of fair value. The timing and size of stock-based compensation expense recorded will impact Stornoway’s results from operations. The pro forma consolidated financial statements make certain assumptions, based on available information, as to the estimated value of the outstanding stock options and warrants of Ashton and Contact that could be converted into common shares of Stornoway. The calculation of the fair value of these stock options and warrants forms part of the purchase price calculation and actual results could be significantly different from management’s expectations.

(e)                                  Stornoway may be exposed to exchange rate fluctuations through its exploration activities in Botswana, as the majority of these transactions are denominated in U.S. dollars. If the U.S. dollar strengthens against the Canadian dollar, the cost of exploration in Botswana will increase. At the present time, Stornoway does not hedge against an increase in the U.S. dollar.

(f)                                    Stornoway could be exposed to an increase in interest rates assuming that the Bridge Facility is drawn-down to finance the transaction. The pro forma consolidated financial statements have been prepared using the assumption that the Bridge Facility will be used to provide bridge financing for the transaction but do not estimate the costs for interest or fees payable after the transaction closes. The estimated costs for the use of this bridge financing have been added to the acquisition costs for Ashton and Contact and any future interest or fees payable will also increase the cost of the acquisition. An increase in interest rates while the Bridge Facility is drawn down could have a material impact on Stornoway’s results from operations and its cash flows.

The Offeror cautions that this list of factors is not exhaustive.

The following factors, among others, related to the business combination of the Offeror with Contact and/or Ashton could cause actual results to differ materially from forward-looking statements: Stornoway Shares issued in connection with the Offer and the Ashton Offer may have a market value lower than expected and will not reflect market price fluctuations, integration of the businesses may not occur as planned, may not occur successfully or such integration may be more difficult, time consuming or costly than expected; the expected combination benefits from the acquisition of Contact and/or Ashton may not be fully realized by Stornoway or not realized within the expected time frame, dissent and appraisal rights may be exercised, Stornoway’s interests may differ from those of any remaining minority shareholders, liquidity for Contact Shares and Ashton Shares will be reduced, there will be dilution of each shareholder’s equity interest in the Combined Entity, the issuance of a significant number of Stornoway Shares could adversely affect the market price of Stornoway Shares, the enforcement rights of U.S. Shareholders may be adversely affected, the Ashton Offer may not be completed, the triggering of change of control provisions in agreements, the requirement to repay the Bridge Facility and the reliability of the information relating to Ashton. See Sections 4, 5 and 6 of the Circular, ‘‘Strategic Rationale for the Proposed Combination’’, ‘‘Purpose of the Offer and Stornoway’s Plans for Contact’’ and ‘‘Risk Factors’’. These factors are not intended to represent a complete list of the factors that could affect Stornoway and the combination of Stornoway, Contact and/or Ashton. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference into the Offer and Circular.

The Offeror’s forward-looking statements are based on the expectations, beliefs and opinions of management on the date on which the statements are made. The Offeror disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. For the reasons set forth above, Shareholders should not place undue reliance on forward-looking statements.

INFORMATION CONCERNING CONTACT

Except as otherwise indicated, the information concerning Contact contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Contact has reviewed this Offer and Circular and confirmed the accuracy and completeness of the information in respect of Contact herein. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Contact taken from or based upon such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Contact’s financial statements, or for any failure by Contact to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Contact.

INFORMATION CONCERNING ASHTON

Except as otherwise indicated, the information concerning Ashton contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Ashton taken from or based upon such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Ashton’s financial statements, or for any failure by Ashton to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Stornoway. Stornoway has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Ashton’s publicly available documents or records or whether there has been any failure by Ashton to disclose events that may have occurred or may affect the significance or accuracy of any information.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to ‘‘$’’ or ‘‘dollars’’ in this Offer and Circular refer to Canadian dollars and all references to ‘‘U.S.$’’ in this Offer and Circular refer to United States dollars. Stornoway’s financial statements included herein and incorporated by reference are reported in Canadian dollars and are prepared in accordance with Canadian GAAP (as defined in the Glossary below). Ashton’s financial statements that are incorporated herein by reference are reported in Canadian dollars and are prepared in accordance with Canadian GAAP. None of the financial information in these financial statements is reconciled to U.S. GAAP (as defined in the Glossary below). Stornoway has no means of verifying the accuracy or completeness of Ashton’s financial statements.

On August 4, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.1270.

On August 4, 2006, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the noon buying rates provided by the Bank of Canada was $0.8873.

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SUMMARY TERM SHEET

The following are some of the questions that you, as a Shareholder of Contact, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Contact Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary below.

Who is offering to buy my Contact Shares?

We are Stornoway, a Canadian diamond exploration company with an extensive property portfolio in under-explored regions of northern Canada and Africa. As of July 2006, we hold interests, directly or through joint ventures, in approximately 40 separate project areas in Nunavut, Alberta, Manitoba, the Northwest Territories and Botswana covering more than 18.0 million acres. Since 2002, we have been involved in the discovery of over 60 kimberlites of which approximately one half have proven diamondiferous. Our Stornoway Shares are listed on the TSX under the symbol ‘‘SWY.TO’’. See Section 1 of the Circular, ‘‘Stornoway’’.

What is Stornoway proposing?

We are offering to purchase all of the issued and outstanding Contact Shares, subject to the terms and conditions set forth in the following Offer and Circular. See Section 1 of the Offer, ‘‘The Offer’’.

What is the Ashton Offer?

Stornoway is also making an offer to acquire the outstanding common shares of Ashton Mining of Canada Inc., (‘‘Ashton’’), a diamond exploration company listed on the TSX. Stornoway will fund the cash portion of the Ashton offer using existing cash resources, a $32.5 million bridge facility underwritten by a Canadian Chartered bank and the proceeds from a $22.5 million private placement of subscription receipts to Agnico-Eagle completed on July 21, 2006. Stornoway has executed a lock-up agreement with certain subsidiaries of Rio Tinto under which they have irrevocably agreed to tender approximately 52% of Ashton’s outstanding shares to the Ashton Offer, unless such lock-up agreement is terminated in accordance with its terms. Approximately 10% of these Ashton Shares are held by a Rio Tinto subsidiary in escrow pursuant to the terms of an escrow agreement and can only be tendered to the Ashton Offer with the consent of the TSX and the AMF, and the obligation to tender these Shares to the Ashton Offer is subject to the receipt of such consents. Our Offer for the Contact Shares is not conditional on completion of the Ashton Offer. See Section 1 of the Circular, ‘‘Stornoway — Ashton Offer’’.

What would I receive in exchange for each of my Contact Shares?

We are offering 0.36 of a Stornoway Share for each Contact Share held by you. As a result of restrictions under United States securities laws, U.S. Shareholders will not receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of each U.S. Shareholder and sold on behalf of each U.S. Shareholder by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholder in Canadian dollars. See Section 1 of the Offer, ‘‘The Offer’’.

What are some of the significant conditions of the Offer?

The Offer is subject to several conditions, some of the most important of which are as follows:

•              Agnico-Eagle shall have validly deposited under the Offer and not withdrawn 13,814,077 Contact Shares;

•              all Regulatory Approvals shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;

•              all representations and warranties of Contact in the Support Agreement qualified as to materiality shall be true and correct and those not so qualified, if not true and correct, shall not have a Material Adverse Effect on

                    Contact, in each case, as of the date of the Support Agreement and as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date which shall remain true and correct in all material respects or in all respects, as appropriate, as of that date);

•              any failure by Contact and its subsidiaries to perform covenants to be performed by it or them under theSupport Agreement shall not have had a Material Adverse Effect on Contact; and

•     the Support Agreement shall not have been terminated and shall remain in full force and effect.

A detailed summary of the principal regulatory approvals required in connection with the Offer can be found in Section 18 of the Circular, ‘‘Regulatory Matters’’.

Has there been a Formal Valuation and Fairness Opinion?

Yes. In accordance with Rule 61-501 and Regulation Q-27, the Special Committee engaged Orion to prepare a formal valuation of the Contact Shares. Orion has determined that, as of July 21, 2006 the fair market value of Contact Shares is in the range of $0.33 to $0.45 per Contact Share. Shareholders should read the Valuation and Fairness Opinion, included as Annex ‘‘E’’, in its entirety and should consider the assumptions, limitations and other factors discussed under Section 6 of the Circular, ‘‘Orion Valuation and Fairness Opinion’’.

Why is Stornoway buying Contact?

We are making the Offer because we want to acquire control of, and potentially the entire equity interest in, Contact. If we complete the Offer but do not then own 100% of the Contact Shares, we may acquire any Contact Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction. See Section 3 of the Circular, ‘‘Background to the Offer’’ and Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

What are the classes of securities sought in the Offer?

We are offering to purchase all of the outstanding Contact Shares. This includes Contact Shares that may become outstanding after the date of this Offer, but prior to the expiration of the Offer, upon the conversion or exercise of any securities of Contact that are convertible into, or exercisable for, Contact Shares. See Section 1 of the Offer, ‘‘The Offer’’.

How many Stornoway Shares could be issued pursuant to the Offer?

We expect to issue an additional 15,794,412 Stornoway Shares, based on the number of Contact Shares outstanding on July 21, 2006, assuming that all of the outstanding Contact Shares and none of the Contact Shares issuable upon exercise of outstanding Contact Options and Contact Warrants are tendered to the Offer and that we take up and pay for all such tendered Contact Shares under the Offer. See Section 1 of the Offer, ‘‘The Offer’’.

How long do I have to decide whether to tender in the Offer?

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 18, 2006, or until such other time and date as set out in a notice of variation of the Offer as we determine, issued at any time and from time to time at our discretion. See Section 4 of the Offer, ‘‘Time for Acceptance’’.

Can the Expiry Time for the Offer be extended?

Yes. We may, in our sole discretion, elect to extend the Expiry Time of the Offer from the time referenced in the answer to the previous question. Under certain circumstances, we may be required to extend the Expiry Time for the Offer under Canadian securities laws. If we elect to extend, or are required to extend the Expiry Time, we will publicly announce the variation, and, if required by applicable law, mail you a copy of the notice of variation. See Section 6 of the Offer, ‘‘Extensions, Variations and Changes to the Offer’’.

How do I tender my Contact Shares?

If you hold Contact Shares in your own name, you may accept this Offer by depositing certificates representing your Contact Shares, together with a duly completed and signed Letter of Transmittal, at the office of the Depositary specified in the Letter of Transmittal. If your Contact Shares are registered in the name of a nominee (commonly referred to as ‘‘in street name’’ or ‘‘street form’’), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Contact Shares to the Offer. You may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Contact Shares tendered by your nominee through CDS, as applicable. Shareholders are invited to contact the Information Agent for further information regarding how to accept the Offer. See Section 5 of the Offer, ‘‘Manner of Acceptance — Procedure for Guaranteed Delivery’’.

What if I have lost my Contact Shares but want to tender them to the Offer?

You should complete your Letter of Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will advise you of replacement requirements which must be completed and returned before the expiry of the Offer. See Section 5 of the Offer, ‘‘Manner of Acceptance — Procedure for Guaranteed Delivery’’.

Who is the Depositary under the Offer?

CIBC Mellon Trust Company is acting as Depositary. The Depositary will be responsible for receiving certificates representing deposited Contact Shares and accompanying Letters of Transmittal and other documents. The Depositary is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Contact Shares purchased by us under the terms of the Offer. The Depositary will also facilitate book-entry transfers of Contact Shares. See Section 20 of the Circular, ‘‘Depositary’’.

Will I be able to withdraw previously tendered Contact Shares?

Yes. You may withdraw Contact Shares previously tendered by you at any time: (i) before Contact Shares deposited under the Offer are taken up by us under the Offer, (ii) if your Contact Shares have not been paid for by us within three business days after having been taken up, and (iii) in certain other circumstances. See Section 8 of the Offer, ‘‘Right to Withdraw Deposited Contact Shares’’.

How do I withdraw previously tendered Contact Shares?

You must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer, ‘‘Right to Withdraw Deposited Contact Shares’’, and the notice must contain specific information outlined therein. If your Contact Shares are registered in the name of a nominee, you should contact your nominee for assistance.

Will I have to pay any fees or commissions?

If you are the registered owner of your Contact Shares (other than a U.S. Shareholder) and you tender your Contact Shares directly to the Depositary, or if you use the services of a Soliciting Dealer, you will not have to pay brokerage fees or incur similar expenses. If you own your Contact Shares through a broker or other nominee who is not a Soliciting Dealer, and your broker tenders the Contact Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you are a U.S. Shareholder, any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on your behalf will be subject to deduction in respect of brokerage commissions and other expenses. See Section 1 of the Offer, ‘‘The Offer — U.S. Shareholders’’.

What will happen if the Offer lapses or is withdrawn?

If the Offer lapses or we withdraw the Offer prior to the satisfaction or waiver of all of the conditions of the Offer, all of your Contact Shares that were deposited will be returned to you with no payment.

How will Canadian residents and non-residents of Canada be taxed for Canadian Income tax purposes?

A Shareholder who is resident in Canada, who holds Contact Shares as capital property and who disposes of such shares to Stornoway under the Offer will, in certain circumstances, obtain an automatic tax-deferred rollover. Where the conditions for such rollover treatment are not met, the shareholder will generally realize a capital gain (or capital loss) equal to the amount by which the sum of the fair market value, on the date of disposition, of the Stornoway Shares, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Contact Shares.

Generally, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Contact Shares to Stornoway under the Offer unless those shares constitute ‘‘taxable Canadian property’’ (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

Shareholders should review the more detailed information under Section 19 of the Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’ and should consult with their own tax advisors regarding their particular circumstances.

Is Stornoway’s financial condition relevant to my decision to tender my Contact Shares in the Offer?

Yes. Stornoway Shares will be issued to Shareholders who tender their Contact Shares, so you should consider our financial condition before you decide to tender your Contact Shares to the Offer. In considering our financial condition, you should review the documents included and incorporated by reference in the Offer and Circular because they contain detailed business, financial and other information about us.

If I decide not to tender, how will my Contact Shares be affected?

If we take up and pay for the Contact Shares validly tendered, we may take such action as is necessary, including effecting a Compulsory Acquisition or Subsequent Acquisition Transaction, to acquire any Contact Shares not tendered. It is our expectation that the consideration to be offered for Contact Shares under such Compulsory Acquisition or Subsequent Acquisition Transaction will be the same consideration offered under the Offer. In connection with such a transaction, you may have dissenters’ rights. We reserve the right not to complete a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

Do I have dissenters’ rights under the Offer?

No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, holders of Contact Shares who do not tender their Contact Shares to the Offer may have rights of dissent in the event we elect to acquire such Contact Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

Will Contact continue as a public company?

If, as a result of the Offer and any subsequent transaction, the number of holders of Contact Shares is sufficiently reduced, Contact may cease to be a reporting issuer. The rules and the regulations of the TSX could also, upon the consummation of the Offer and/or a subsequent transaction, lead to the delisting of the Contact Shares from the TSX. To the extent permitted by applicable law, we intend to delist the Contact Shares from the TSX and to cause Contact to cease to be a public company. See Section 5 of the Circular, ‘‘Purpose of the Offer and Stornoway’s Plans for Contact’’.

Who can I call with questions about the Offer or for more information?

You can call our Information Agent, Georgeson Shareholder Communications Canada Inc., if you have questions or requests for additional copies of the Offer and Circular.

North American Toll Free:

1-866-399-8737

GLOSSARY

In the Offer and Circular, including the cover pages hereof, unless the context otherwise requires, the following terms have the meanings set forth below.

(a)

‘‘Acquisition Proposal’’ means any merger, amalgamation, takeover bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, purchase, sale or joint venture of any material assets (or any lease, long term supply agreement or other arrangement having the same economic effect as a material purchase, sale or joint venture of assets) involving Contact and/or its subsidiaries in a single transaction or a series of related transactions, any acquisition of beneficial ownership of 20% or more of the Contact Shares (or rights or interests therein or thereto), in a single transaction or a series of related transactions or similar transactions, any agreement as to the marketing rights of any diamonds that may be produced by Contact and/or any of its subsidiaries, or a proposal or offer to any of the foregoing, or any modification or proposed modification of any of the foregoing, excluding the Offer, the transactions contemplated by the Support Agreement or any transaction to which Stornoway or an affiliate of Stornoway is a party.

(b)

‘‘AE Lock-Up Agreement’’ means the lock-up agreement dated July 21, 2006 between Stornoway and Agnico-Eagle, as amended from time to time, and as described in greater detail in Section 12 of the Circular, ‘‘Commitments to Acquire Securities of Contact; Lock-Up Agreements’’.

(c)	‘‘affiliate’’ has the meaning given to it in the OSA.

(d)	‘‘Agnico-Eagle’’ means Agnico-Eagle Mines Limited, a corporation existing under the OBCA.

(e)	‘‘Agnico-Eagle Private Placement’’ has the meaning given to it in Section 1 of the Circular, ‘‘Stornoway — Sources of Cash Consideration for Ashton Offer’’.

(f)	‘‘AMF’’ means Autorité des marches financiers (Quebec).

(g)	‘‘Ashton’’ means Ashton Mining of Canada Inc., a corporation existing under the CBCA, and, where the context requires, includes its subsidiaries.

(h)

‘‘Ashton Offer’’ means the offer by Stornoway to purchase all of the outstanding shares of Ashton by way of takeover bid, as more particularly described in Section 1 of the Circular, ‘‘Stornoway — Ashton Offer’’.

(i)	‘‘Ashton Share’’ means a common share in the capital of Ashton.

(j)	‘‘associate’’ has the meaning given to it in the OSA.

(k)	‘‘BCBCA’’ means the Business Corporations Act (British Columbia) as amended.

(l)	‘‘Bridge Facility’’ has the meaning given to it in Section 1 of the Circular, ‘‘Stornoway — Sources of Cash Consideration for Ashton Offer’’.

(m)	‘‘business day’’ means any day, other than a Saturday, a Sunday and a statutory holiday in, Ontario, Canada.

(n)	‘‘Canadian GAAP’’ means Canadian generally accepted accounting principles.

(o)	‘‘CBCA’’ means the Canada Business Corporations Act, as amended.

(p)	‘‘CDS’’ means the Canadian Depository for Securities Limited.

(q)	‘‘CDSX’’ means the CDS on-line tendering system pursuant to which book-entry transfers may be effected.

(r)	‘‘Circular’’ means the takeover bid circular accompanying the Offer, including the Annexes attached thereto.

(s)	‘‘Combined Entity’’ has the meaning given to it in Section 4 of the Circular, ‘‘Strategic Rationale for the Proposed Combination’’.

(t)	‘‘Commitment Letter’’ has the meaning given to it in Section 1 of the Circular, ‘‘Stornoway — Sources of Cash Consideration for Ashton Offer’’.

(u)	‘‘Compulsory Acquisition’’ has the meaning given to it in Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

(v)	‘‘Confidentiality Agreement’’ means the letter agreement dated May 25, 2006 between Stornoway and Contact providing each of Stornoway and Contact access to confidential information of the other.

(w)	‘‘Contact’’ means Contact Diamond Corporation, a corporation existing under the OBCA.

(x)	‘‘Contact Option’’ means an option to purchase Contact Shares granted under the Contact Option Plan.

(y)	‘‘Contact Option Plan’’ means the stock option or incentive plans for directors, officers and employees of Contact and other eligible persons (as applicable).

(z)	‘‘Contact Share’’ means a common share in the capital of Contact.

(aa)	‘‘Contact Special Committee’’ means the special committee of independent directors formed by the Board of Directors of Contact to consider the Offer.

(bb)	‘‘Contact Warrant’’ means a warrant to purchase Contact Shares.

(cc)	‘‘Dealer Managers’’ means BMO Nesbitt Burns Inc. and Canaccord Capital Corporation.

(dd)	‘‘Depositary’’ means CIBC Mellon Trust Company.

(ee)	‘‘Deposited Shares’’ has the meaning given to it in Section 5 of the Offer, ‘‘Manner of Acceptance — Dividends and Distributions’’.

(ff)	‘‘Distributions’’ has the meaning given to it in Section 5 of the Offer, ‘‘Manner of Acceptance — Dividends and Distributions’’.

(gg)	‘‘Effective Date’’ means the date on which Stornoway first takes up and pays for Contact Shares deposited to the Offer.

(hh)

‘‘Eligible Institution’’ means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks or trust companies in the United States.

(ii)	‘‘Escrow Agent’’ means Pacific Corporate Trust Company, the Escrow Agent under the Escrow Agreement, relating to the Agnico-Eagle Private Placement.

(jj)	‘‘Escrow Agreement’’ means the escrow agreement dated July 21, 2006 among Stornoway, the Escrow Agreement and Agnico-Eagle, relating to the Agnico-Eagle Private Placement.

(kk)

‘‘Expiry Date’’ means September 18, 2006 or such other date as is set out in a notice of variation of the Offer issued at any time and from time to time extending the period during which Contact Shares may be deposited to the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next business day. See Section 6 of the Offer, ‘‘Extensions, Variations and Changes to the Offer’’.

(ll)

‘‘Expiry Time’’ means 8:00 p.m. (Toronto time) on the Expiry Date or such other time as is set out in a notice of variation of the Offer issued at any time and from time to time. See Section 6 of the Offer, ‘‘Extensions, Variations and Changes to the Offer’’.

(mm)

‘‘Governmental Entity’’ means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or authority of any of the foregoing; or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization (including the TSX) exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

(nn)	‘‘Information Agent’’ means Georgeson Shareholder Communications Canada Inc.

(oo)	‘‘insider’’ has the meaning ascribed thereto in the OSA.

(pp)	‘‘Law’’ or ‘‘Laws’’ means all international trade agreements, codes and conventions, laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSX) and the term ‘‘applicable’’ with respect to such Laws and in a context that refers to one or more of Stornoway and Contact, means such Laws as are applicable to such company or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the company or companies or its or their business, undertaking, property or securities.

(qq)	‘‘Letter of Transmittal’’ means the letter of acceptance and transmittal in the form accompanying the Offer and Circular (printed on green paper).

(rr)	‘‘Lock-Up Agreements’’ means collectively the AE Lock-Up Agreement and the Other Lock-Up Agreements.

(ss)

‘‘Locked-Up Shareholders’’ means Agnico-Eagle and all of the directors and officers of Contact (including Peter C. Hubacheck, James D. Nasso, John Postle, Sean Boyd, Matthew Manson, R. Gregory Laing, John G. Jakolev, Michael A. Ballantyne, David Garofalo, Alain Blackburn, Charles James Lilly, Eberhard Scherkus, Donald G. Allen and Graham Long).

(tt)

‘‘Material Adverse Effect’’ means, when used in connection with a person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, assets, liabilities, obligations or financial condition of that person and its subsidiaries, taken as a whole, other than with respect to each of Contact and Stornoway, any change, effect, event, circumstance, fact or occurrence (i) relating to general political or economic conditions, (ii) affecting the diamond mining industry in general, (iii) affecting the securities market in general, (iv) attributable to the announcement of this Agreement and the transactions contemplated herein, (v) attributable to the announcement or completion of the Ashton Offer, the debt financing under the Bridge Facility in connection with the Ashton Offer or the private placement financing of Subscription Receipts and the transactions contemplated thereby, (vi) in applicable Laws or regulations or GAAP, or (vii) relating to changes in currency exchange rates.

(uu)	‘‘Notice of Guaranteed Delivery’’ means the accompanying notice of guaranteed delivery (printed on yellow paper) in the form accompanying the Offer and Circular.

(vv)	‘‘OBCA’’ means the Business Corporations Act (Ontario).

(ww)

‘‘Offer’’ means Stornoway’s offer made hereby to purchase the Contact Shares, the terms and conditions of which are set forth in the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

(xx)	‘‘Offer and Circular’’ means the Offer and the Circular, collectively.

(yy)	‘‘Offered Consideration’’ means the consideration to be paid by Stornoway for the Contact Shares taken up under the Offer, being 0.36 Stornoway Shares for each Contact Share.

(zz)	‘‘Offeror’’ means Stornoway.

(aaa)	‘‘Orion’’ means Orion Securities Inc.

(bbb)	‘‘OSA’’ means the Securities Act (Ontario), as amended.

(ccc)	‘‘OSC’’ means the Ontario Securities Commission.

(ddd)

‘‘Other Lock-Up Agreements’’ means the lock-up agreements dated July 21, 2006 between Stornoway and the Locked-Up Shareholders other than Agnico-Eagle, as amended from time to time, and as described in greater detail in Section 12 of the Circular, ‘‘Commitments to Acquire Securities of Contact; Lock-Up Agreements’’.

(eee)

‘‘Outside Date’’ means 180 days after the date this Offer and Circular is mailed to the Shareholders, provided that the Outside Date may be extended further to such later date as may be agreed upon by the relevant parties in writing.

(fff)

‘‘Person’’ includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

(ggg)

‘‘Pro Forma Consolidated Financial Statements’’ means, collectively, the Stornoway/Ashton Pro Forma Consolidated Financial Statements, the Stornoway/Contact Pro Forma Consolidated Financial Statements and the Stornoway/Ashton/Contact Pro Forma Consolidated Financial Statements.

(hhh)	‘‘Regulation Q-27’’ means Regulation No. Q-27 of the AMF entitled ‘‘Protection of Minority Securityholders in the Course of Certain Transactions’’

(iii)

‘‘Regulatory Approvals’’ means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities in connection with the Offer, being (i) the approval of the TSX to list Stornoway Shares to be issued to Shareholders pursuant to the Offer,and (ii) approval of certain Canadian securities regulatory authorities relating to the inclusion or non-inclusion of information relating to Ashton in the Offer and Circular; and (iii) approval of certain Canadian securities regulatory authorities permitting any Stornoway Shares issued to U.S. Shareholders to be sold on their behalf by the Depositary on the TSX.

(jjj)	‘‘Rio Tinto’’ means the Rio Tinto group (including Rio Tinto plc and Rio Tinto Limited), a world-wide mining enterprise based in London, England.

(kkk)	‘‘Rule 61-501’’ means OSC Rule 61-501 entitled ‘‘Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions’’.

(lll)	‘‘Shareholder’’ means a holder of Contact Shares.

(mmm)	“Soliciting Dealer Group’’ means a group of Soliciting Dealers, if one is formed.

(nnn)	‘‘Soliciting Dealers’’ has the meaning given to it in Section 21 of the Circular, ‘‘Dealer Managers and Soliciting Dealer Group’’.

(ooo)	“Stornoway” means Stornoway Diamond Corporation, a corporation existing under the BCBCA.

(ppp)

‘‘Stornoway/Ashton/Contact Pro Forma Consolidated Financial Statements’’ means the consolidated pro forma financial statements of Stornoway, assuming completion of the Offer and the Ashton Offer, which statements are attached hereto as Annex ‘‘C’’.

(qqq)

‘‘Stornoway/Ashton Pro Forma Consolidated Financial Statements’’ means the consolidated pro forma financial statements of Stornoway, assuming completion of the Ashton Offer, but not the Offer, which statements are attached hereto as Annex ‘‘B’’.

(rrr)

‘‘Stornoway/Contact Pro Forma Consolidated Financial Statements’’ means the consolidated pro forma financial statements of Stornoway, assuming completion of the Offer, but not the Ashton Offer, which statements are attached hereto as Annex ‘‘A’’.

(sss)	‘‘Stornoway Share’’ means a common share in the capital of Stornoway.

(ttt)

‘‘Subscription Receipts’’ means the 15,670,297 Class A Subscription Receipts and 1,958,787 Class B Subscription Receipts issued and sold by Stornoway to Agnico-Eagle on July 21, 2006 at a price of $1.2763 per Subscription Receipt for aggregate net proceeds of $22,500,000 and which are convertible into Stornoway Shares on a one-for-one basis, of which the Class A Subscription Receipts are converted if Ashton Shares are taken up by Stornoway under the Ashton Offer and the Class B Subscription Receipts are converted if Stornoway draws funds under the Bridge Facility, as more particularly described under Section 1 of the Circular, ‘‘Stornoway — Sources of Cash Consideration for Ashton Offer’’, and ‘‘Subscription Receipt’’ means any one of them.

(uuu)	‘‘Subsequent Acquisition Transaction’’ has the meaning given to it in Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

(vvv)

‘‘subsidiary’’ means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary.

(www)	‘‘Superior Proposal’’ means a bona fide, written Acquisition Proposal received after July 21, 2006 that:

(a)	did not result from a breach of any agreement between the person making such Acquisition Proposal and Contact or any of its subsidiaries, or the non-solicitation provisions of the Support Agreement;

(b)	involves not less than 50.1 percent of the outstanding Contact Shares or 50.1 percent of the consolidated assets of Contact; and

(c)

in respect of which the Board of Directors of Contact determines in its good faith judgment, after consultation with its financial advisors and its outside counsel, that there is a reasonable likelihood that any required financing will be obtained and that the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that: (A) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal and (B) is more favourable to Shareholders from a financial point of view than the Offer taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

(xxx)	‘‘Support Agreement’’ means the Support Agreement dated July 21, 2006 between Stornoway and Contact, the terms of which are described in Section 14 of the Circular, ‘‘Support Agreement’’.

(yyy)	‘‘Take-Up Date’’ means a date upon which Stornoway takes up or acquires Contact Shares pursuant to the Offer.

(zzz)	‘‘Tax Act’’ means the Income Tax Act (Canada) and the regulations thereunder, as amended.

(aaaa)	‘‘TSX’’ means the Toronto Stock Exchange.

(bbbb)	‘‘U.S. GAAP’’ means U.S. generally accepted accounting principles.

(cccc)	‘‘U.S. Securities Act’’ means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(dddd)	‘‘U.S. Shareholders’’ means Shareholders that (i) are U.S. Persons (as such term is defined in Regulation S under the U.S. Securities Act) or (ii) hold Contact Shares on behalf of a U.S. Person.

SUMMARY OF THE OFFER

This summary highlights information more fully discussed elsewhere in the Offer and Circular. This summary is not intended to be complete and is qualified by reference to the more detailed information contained in those documents. Shareholders are urged to read the more detailed information about Stornoway, the Offer and the Stornoway Shares provided elsewhere in the Offer and Circular and in the documents incorporated by reference, including the Pro Forma Consolidated Financial Statements and the respective notes thereto. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled ‘‘Glossary’’ above.

1.                 The Offer

The Offeror is offering, on the terms and subject to the conditions of the Offer, to purchase all of the outstanding Contact Shares, other than any Contact Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Contact Shares that may become outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Contact that are convertible into or exchangeable or exercisable for Contact Shares, on the basis of 0.36 of a Stornoway Share for each Contact Share. The Offer is subject to certain conditions, including, without limitation, that Agnico-Eagle shall have validly deposited under the Offer and not withdrawn 13,814,077 Contact Shares. See Section 2 of the Offer, ‘‘Conditions of the Offer’’.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ending July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.2472. The volume-weighted average trading price of the Contact Shares on the TSX for the 20 trading days ended July 21, 2006 was $0.3887. The Offer represents a 16% premium to the volume-weighted average trading price of the Contact Shares on the TSX for the 20 trading days ended July 21, 2006 (based on the volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006).

U.S. Shareholders

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares as described above as consideration of its acceptance of the Offer. See Section 1 of the Offer, ‘‘The Offer — U.S. Shareholders’’.

2.                 Recommendation of the Board of Directors of Contact

The Board of Directors of Contact has unanimously determined that the Offer is fair to the Shareholders and that the Offer is in the best interests of Contact and has resolved unanimously to recommend to the Shareholders that they accept the Offer and deposit their Contact Shares under the Offer. The Contact Special Committee has received a valuation and fairness opinion from Orion. Pursuant to the Support Agreement, Contact has agreed to, among other things, support the Offer. See Section 14 of the Circular, ‘‘Support Agreement’’. Each director and officer of Contact has agreed to deposit his or her Contact Shares (including Contact Shares acquired upon exercise of Contact Options or Contact Warrants held immediately prior to the Expiry Time, if any) under the Offer and accept the Offer subject to the terms of the Support Agreement.

3.                 Orion Valuation and Fairness Opinion

Orion, the independent valuator retained by the Contact Special Committee in connection with its consideration of the Offer, prepared a valuation of the Contact Shares in accordance with the requirements of Rule 61-501 and Regulation Q-27 and an opinion as to the fairness of the consideration under the Offer, from a financial point of view, to the Shareholders (collectively, the ‘‘Valuation and Fairness Opinion’’). The full text of the Valuation and Fairness Opinion is attached as Annex ‘‘E’’ to the Circular. Based upon and subject to the assumptions, qualifications and limitations set forth in the Valuation and Fairness Opinion, Orion concluded that, as of July 21, 2006, the Contact Shares have a fair market value in the range of $0.33 to $0.45 per Contact Share and that, as of July 21, 2006, the consideration pursuant to the Offer is fair, from a financial point of view, to Shareholders. The Valuation and Fairness

Opinion, among other things, sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Orion. Orion expresses no opinion with respect to the future trading prices of securities of Stornoway and makes no recommendation to Shareholders with respect to the Offer, Shareholders are urged to read the Valuation and Fairness Opinion carefully and in its entirety. See Section 6 of the Circular, ‘‘Orion Valuation and Fairness Opinion’’.

4.                 Stornoway

Stornoway Diamond Corporation

Stornoway is one of Canada’s premier diamond exploration companies, offering the following strengths to the proposed combination of the two companies:

•              Experienced Management Team with a History of Wealth Creation for Shareholders. Led by Eira Thomas, Bruce McLeod and Catherine McLeod Seltzer, and backed by a strong board of directors, Stornoway has attained a significant market profile. Eira Thomas was a geologist with Aber Resources Ltd. from 1992 until 1996 and led the field exploration team that discovered Diavik in 1994. She went on to become Vice-President, Exploration for Aber between 1997-1999. Catherine McLeod-Seltzer was the co-founder and President of Arequipa Resources which was taken over by Barrick Gold Corporation in 1996 for $1.1 billion.

•              One of the Largest, most Diversified and Prospective Diamond Property Portfolios. Stornoway maintains interests in more than 18 million acres, spanning 40 properties in northern Canada and Botswana. These projects include advanced-stage exploration properties, such as Aviat, Qilalugaq and Churchill, where a total of 73 kimberlites have been discovered since 2002, 40 of which have proven diamondiferous and several of which have been minibulk sampled and returned potentially economic grades.

•              A History of Exploration Success. Led by Robin Hopkins, Stornoway’s technical team is one of the most experienced in the country with a track record of discovery that includes the key project pipes currently being mined at Diavik, Canada’s second diamond mine and one of the world’s richest.

•              Access to Proprietary Laboratory. An expansion of the technical group and the development of cutting edge technology allows Stornoway to process up to 7000 till samples for kimberlitic indicator minerals annually, analyse kimberlite for microdiamonds using caustic fusion and, most recently, process both large and small kimberlite samples through a dense media separation plant to recover macrodiamonds.

•              Significant Partnerships. During the past year alone, Stornoway, alone and in conjunction with 14 joint venture partners, conducted diamond exploration on 35 properties representing some 22.6 million acres. Work on these landholdings was either operated by Stornoway (26 properties; about 12 million acres) or our joint venture partners (9 properties; about 10.6 million acres).

•              New Partnerships and Properties Being Added. Stornoway is constantly adding new properties either as a result of its own generative exploration activities or through the optioning of promising or under-evaluated properties held by others. Recently (July 12, 2006), Stornoway optioned the 1.04 million acre Qilalugaq Diamond Property from BHP Billiton. This property, situated between Stornoway’s Aviat and Churchill Properties, hosts ten known diamondiferous kimberlites, including the Qilalugaq 1 to 4 pipes that coalesce at surface with an approximate area of 14 hectares. Stornoway feels there are tremendous synergies between the Qilalugaq and Aviat Projects and believe this is a great opportunity to consolidate its exploration efforts on the Melville Peninsula of Nunavut.

The Stornoway Shares are listed on the TSX under the symbol ‘‘SWY’’.

Stornoway is a reporting issuer or the equivalent in the Provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and files its continuous disclosure documents with the Canadian securities regulatory authorities in such Provinces. Such documents are available at www.sedar.com.

See Section 1 of the Circular, ‘‘Stornoway — Stornoway Diamond Corporation’’.

Ashton Offer

Stornoway is also making an offer to acquire, by way of takeover bid, all of the outstanding Ashton Shares on the basis of, at the election of each Ashton shareholder:

(a) $1.25 in cash for each Ashton Share (the ‘‘Cash Alternative’’), or

(b) one Stornoway Share plus $0.01 in cash for each Ashton Share (the ‘‘Share Alternative’’).

The maximum amount of cash consideration available under the Cash Alternative pursuant to the Ashton Offer is $59.5 million and will be pro-rated as necessary on each take-up date to ensure that the total aggregate cash consideration payable under the Cash Alternative pursuant to the Ashton Offer and in any compulsory acquisition or subsequent acquisition transaction does not exceed $59.5 million.

Two wholly-owned subsidiaries of Rio Tinto have entered into a lock-up agreement under which they have agreed to validly and irrevocably tender 49,037,982 Ashton Shares, representing approximately 52% of the outstanding Ashton Shares, in valid acceptance of the Ashton Offer, unless such lock-up agreement is terminated in accordance with its terms. 4,912,249 of these Ashton Shares are held in escrow pursuant to the terms of an escrow agreement and can only be tendered to the Ashton Offer with the consent of the TSX and the AMF, and the obligation to tender these Ashton Shares to the Ashton Offer is subject to the receipt of such consents.

The Ashton Offer is expected to remain open for acceptance for 35 days following the mailing of the offer and takeover bid circular to Ashton shareholders, unless it is extended or withdrawn.

The Ashton Offer is a proposed significant acquisition by Stornoway and, accordingly, disclosure regarding Ashton and the Ashton Offer has been included in the Circular. However, the Offer is not conditional on the completion of the Ashton Offer and the Ashton Offer is not conditional on completion of the Offer.

See Section 1 of the Circular, ‘‘Stornoway — Ashton Offer’’.

Ashton Mining of Canada Inc.

Ashton is a diamond exploration company with interests in a number of prospective properties in Québec, Alberta, Nunavut, the Northwest Territories and the United States. Ashton’s principal property is its Foxtrot property in the Otish Mountains in Quebec. Work at the Foxtrot property is being carried out under a joint venture with SOQUEM Inc.’s (‘‘SOQUEM’’) wholly-owned subsidiary, Diaquem, under which Ashton holds a 50% interest in the property and is the operator. Ashton has announced that it and SOQUEM are currently engaged in a $29 million bulk sample program at the Foxtrot property with the aim of establishing a mineable resource at the project, ahead of a pre-feasibility study to be completed in 2007. Pending the results of this program of work, the Foxtrot property has the potential to host Quebec’s first diamond mine.

The Ashton Shares are listed on the TSX under the symbol ‘‘ACA’’.

Ashton is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available at www.sedar.com.

See Section 1 of the Circular, ‘‘Stornoway — Ashton Mining of Canada Inc.’’.

5.                 Contact

Contact is currently engaged in the acquisition, exploration and development of diamond properties in Ontario, Quebec, the Northwest Territories and Nunavut. Contact’s core project is the Timiskaming Diamond Project (‘‘Timiskaming’’) located in northeastern Ontario/northwestern Quebec. Contact currently maintains a 100% interest in over 120,000 hectares of exploration licenses in Timiskaming and has to date discovered eight kimberlite bodies in the region. Contact’s 95-2 pipe yielded a population of highly commercial diamonds at marginally sub-economic grades in a mini-bulk sample program conducted between 2003 and 2004.

The Contact Shares are listed on the TSX under the symbol ‘‘CO’’.

Contact is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available at www.sedar.com.

See Section 2 of the Circular, ‘‘Contact Diamond Corporation’’.

6.                 Strategic Rationale for the Proposed Combination

Stornoway’s board of directors strongly believes that this transaction will result in value creation for shareholders of both Contact and Stornoway, offering the following benefits and opportunities:

•              Participation in the Creation and Growth of one of Canada’s Leading Diamond Companies. The entity resulting from the combination of Stornoway and Contact (the ‘‘Combined Entity’’) is expected to have a market cap in excess of $120 million and will be in a strong position to promptly pursue subsequent transactions with the goal of acquiring near term diamond production. Stornoway has also announced its intention to pursue a takeover bid for Ashton. If Stornoway acquires all of the Contact Shares and all of the Ashton Shares, the three-way combination is expected to create a company with a market capitalization in excess of $200 million that will become one of the leading, mid-cap, pure diamond exploration and development companies in Canada.

•              Valuation Growth. The Combined Entity should offer opportunities for an improved market valuation due to, among other things: (i) creating a strong platform from which pre-development assets can be brought to production and achieve a higher valuation multiple; (ii) creating an overall, compelling investment opportunity in rough diamonds; and (iii) providing exposure to a broader exploration and development property portfolio.

•              Increased Liquidity. Due to a larger number of shares outstanding, a larger shareholder base and an expected enhanced profile, the Combined Entity should have greater trading liquidity than Contact does currently.

•              Strong, Experienced Technical and Management Teams. The Combined Entity will have a strong, experienced management group with a history of wealth creation for shareholders and supported by a qualified technical team with unique experience in the Canadian diamond exploration and development sector and a track record of discovery.

•              Enhanced Financial Platform. The Combined Entity should have greater flexibility and improved access to financial resources to maximize the value of Stornoway and Contact’s existing properties as well as to pursue a broader spectrum of future growth opportunities that would have been inaccessible to each company on its own.

•              Opportunities for Further Consolidation and Acquisition. In general, the trend towards consolidation and growth in the mining sector has been supported and rewarded by the financial markets. Widespread consolidation in the diamond sector has not yet occurred and the combined entity would be in a good position to continue this consolidation. The Combined Entity will be in a position to identify additional opportunities in Canada and elsewhere and further consolidate the diamond exploration and development landscape.

•              Large and Diversified Asset Base. The Combined Entity will benefit from an extensive and diversified asset base consisting of highly prospective exploration landholdings throughout Canada and Botswana, creating a unique project pipeline that is unparalleled among its peers.

•              No Controlling Shareholder. The Combined Entity will not have a controlling shareholder, however, Agnico-Eagle, a leading mine developer in the Province of Quebec, will be a significant strategic shareholder.

See Section 4 of the Circular, ‘‘Strategic Rationale for the Proposed Combination’’.

7.                 Support Agreement

On July 21, 2006, Stornoway and Contact entered into the Support Agreement. The Support Agreement contains, among other things, covenants of Stornoway relating to the making of the Offer, covenants of Contact relating to steps to be taken to support the Offer, covenants of Contact relating to the conduct of Contact’s business pending the completion of the Offer, covenants of Contact not to solicit any Acquisition Proposals, representations of Contact and Stornoway and provisions relating to the payment of a fee to Stornoway in certain circumstances related to the termination of the Support Agreement and the Offer. See Section 14 of the Circular, ‘‘Support Agreement’’.

8.                 Lock-Up Agreements

On July 21, 2006, Stornoway and the Locked-Up Shareholders entered into the Lock-Up Agreements. As of the date of the Lock-Up Agreements, Agnico-Eagle and the directors and officers of Contact (collectively, the Locked-Up Shareholders), represented that they beneficially owned or controlled 13,814,077 and 938,300 Contact Shares, respectively, representing 31% and 2%, respectively, of the outstanding Contact Shares. In addition, the directors and officers of Contact represented that they held 2,735,000 Contact Options. The Lock-Up Agreements set forth the terms and conditions under which Stornoway agreed to make the Offer and the agreement of the Locked-Up Shareholders, subject to the terms and conditions of the respective Lock-Up Agreements, to validly and irrevocably tender their Contact Shares in valid acceptance of the Offer. See Section 12 of the Circular ‘‘Commitments to Acquire Securities of Contact; Lock-Up Agreements’’.

9.                 Treatment of Contact Options and Contact Warrants in the Offer

The Offer is made only for Contact Shares and is not made for any Contact Options or Contact Warrants to acquire Contact Shares. Any holder of such Contact Options or Contact Warrants who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise, convert or exchange their Contact Options or Contact Warrants in order to obtain certificates representing Contact Shares that may be deposited in accordance with the terms of the Offer.

If any holder of Contact Options does not exercise such Contact Options prior to the Expiry Time, such Contact Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Contact Option will become an option or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Contact Options, based on the exchange ratio used in the Offer.

If any holder of Contact Warrants does not exercise such Contact Warrants prior to the Expiry Time, such Contact Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Contact Warrant may become a warrant or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Contact Warrants, based on the exchange ratio used in the Offer.

See Section 5 of the Circular, ‘‘Purpose of the Offer and Stornoway’s Plans for Contact — Treatment of Contact Options and Contact Warrants’’ and Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

The tax consequences to holders of Contact Options or Contact Warrants of exercising or not exercising their Contact Options or Contact Warrants are not described in Section 19 of the Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’. Holders of Contact Options or Contact Warrants should consult their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Contact Options or Contact Warrants.

10.          Conditions of the Offer

The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for any Contact Shares deposited under the Offer unless all of the conditions of the Offer contained in Section 2 of the Offer are satisfied or, where permitted, waived at or prior to the Expiry Time.

See Section 2 of the Offer, ‘‘Conditions of the Offer’’ for all of the conditions of the Offer.

11.          Time for Acceptance

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 18, 2006 or until such later time and date to which the Offeror may extend the Expiry Time of the Offer at its discretion, unless the Offeror withdraws the Offer earlier. See Section 4 of the Offer, ‘‘Time for Acceptance’’.

12.          Manner of Acceptance

The Offer may be accepted by Shareholders by depositing certificates representing Contact Shares that are being deposited, together with a duly completed and signed Letter of Transmittal in the form accompanying the Offer and Circular (printed on green paper) at the offices of the Depositary specified in the Letter of Transmittal at or before the Expiry Time. The Offer will be deemed to be accepted only if the Depositary has actually received these documents at or before the Expiry Time. Shareholders whose Contact Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Contact Shares to the Offer.

Shareholders whose certificates for Contact Shares are not immediately available may use the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery accompanying this Offer and Circular (printed on yellow paper).

Shareholders whose Contact Shares are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary.

If a Shareholder wishes to accept the Offer and either the certificate(s) representing the Contact Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary before the Expiry Time, those Contact Shares may nevertheless be deposited pursuant to the Offer, provided that (1) such deposit is made by or through an Eligible Institution, (2) a properly completed and duly executed Notice of Guaranteed Delivery (printed on yellow paper) in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) is received by the Depositary before the Expiry Time at its Toronto, Ontario office listed on the Notice of Guaranteed Delivery, and (3) the certificate(s) representing all deposited Contact Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) relating to the Contact Shares, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto, Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

See Section 5 of the Offer, ‘‘Manner of Acceptance’’.

13.          Payment for Deposited Shares

If all of the conditions of the Offer have been satisfied or, where permitted, waived by the Offeror, at the Expiry Time, the Offeror will take-up the Contact Shares validly deposited under, and not withdrawn from, the Offer not later than 10 days after the Expiry Time. The Offeror will pay for the Contact Shares so taken up promptly, but in any event not later than the earlier of (a) the tenth day after the Expiry Time and (b) three business days after taking up such Contact Shares. Stornoway Shares will be issued and delivered to the Depositary on behalf of U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. The sale of Stornoway Shares by the registered broker or investment dealer retained by the Depositary will be completed as soon as possible after the date on which Stornoway takes-up the Contact Shares tendered by the U.S. Shareholders and will be done in a manner intended to maximize the consideration to be received from the sale by the U.S. Shareholders and minimize any adverse impact of the sale on the market for Stornoway Shares. As soon as possible after the completion of the sale, the Depositary will send to each U.S. Shareholder a cheque equal to that U.S. Shareholder’s pro rata share of the net proceeds of the sale (after paying brokerage commissions and other expenses). Any Contact Shares deposited under the Offer after the first date on which Contact Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly, and in any event within 10 days of that deposit. See Section 3 of the Offer, ‘‘Take-up and Payment for Deposited Contact Shares’’.

14.          Right to Withdraw Deposited Shares

Contact Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Contact Shares have been taken up by the Offeror pursuant to the Offer and in the other circumstances discussed in Section 8 of the Offer, ‘‘Right to Withdraw Deposited Contact Shares’’.

15.          Acquisition of Contact Shares Not Deposited under the Offer

If, within 120 days after the date of the Offer, the Offer has been accepted by the holders of not less than 90% of the outstanding Contact Shares, other than Contact Shares held by or on behalf of the Offeror or an affiliate or associate of the Offeror (as defined in the OBCA), the Offeror may acquire, pursuant to a Compulsory Acquisition, the remaining Contact Shares from Shareholders who did not accept the Offer. If the Offeror takes up and pays for the Contact Shares validly deposited under the Offer and a Compulsory Acquisition is not available or the Offeror elects not to proceed with a Compulsory Acquisition, the Offeror currently intends to take such action as is necessary, including causing a meeting of Shareholders to be held to consider a Subsequent Acquisition Transaction involving Contact and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Contact Shares not acquired pursuant to the Offer.

The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Contact will necessarily depend on a variety of factors, including the number of Contact Shares acquired pursuant to the Offer. Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Contact Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Contact, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned.

See Section 5 of the Circular, ‘‘Purpose of the Offer and Stornoway’s Plans for Contact’’ and Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

16.          Certain Canadian Federal Income Tax Considerations

A Shareholder who is resident in Canada, who holds Contact Shares as capital property and who disposes of such shares to Stornoway under the Offer will in certain circumstances obtain an automatic tax- deferred rollover. Where the conditions for such rollover treatment are not met, the Shareholder will generally realize a capital gain (or capital loss) equal to the amount by which the sum of the fair market value, on the date of disposition, of the Stornoway Shares, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Contact Shares.

Generally, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Contact Shares to Stornoway under the Offer unless those shares constitute ‘‘taxable Canadian property’’ (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

Shareholders should review the more detailed information under Section 19 of the Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’ and consult with their own tax advisors regarding their particular circumstances.

17.          Business Combination and Other Risks

An investment in Stornoway Shares is subject to certain risks. Shareholders should carefully review the risk factors set out in the Offer and Circular before depositing Contact Shares pursuant to the Offer. See Section 7 of the Circular, ‘‘Risk Factors’’.

18.          Depositary

Stornoway has engaged CIBC Mellon Trust Company to act as Depositary for the receipt of certificates in respect of Contact Shares and related Letters of Transmittal deposited under the Offer and for the payment for Contact Shares purchased by Stornoway pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Contact Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Contact Shares. The Depositary will receive reasonable and customary compensation from Stornoway for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Stornoway has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities laws, and expenses in connection with the Offer.

19.          Dealer Managers, Soliciting Dealer Group and Information Agent

Stornoway has retained BMO Nesbitt Burns Inc. and Canaccord Capital Corporation to act as financial advisors in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be paid a fee for services rendered by them in their respective capacity as financial advisors, and will be reimbursed by Stornoway for their reasonable out-of-pocket expenses. In addition, BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation have the right to form a soliciting dealer group (the ‘‘Soliciting Dealer Group’’) comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer. The Dealer Managers and the other members of any Soliciting Dealer Group are referred to herein as ‘‘Soliciting Dealers’’. Stornoway may make use of the services of a Soliciting Dealer and, in this case, may pay such Soliciting Dealer a fee for each Contact Share deposited and taken up by Stornoway under the Offer other than Contact Shares held by members of a Soliciting Dealer Group for their own account. Stornoway may require Soliciting Dealers to furnish evidence of the beneficial ownership satisfactory to it at the time of deposit.

No fee or commission will be payable by Shareholders who transmit their Contact Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer, provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, ‘‘The Offer — US Shareholders’’.

SUMMARY OF STORNOWAY, CONTACT AND ASHTON
HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present a summary of certain historical consolidated financial information in respect of Stornoway as at April 30, 2006 and 2005 and for the years ended April 30, 2006, 2005 and 2004 and in respect of Contact as at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 and as at March 31, 2006 (unaudited) and for the three months ended March 31, 2006 and 2005 (unaudited). In addition, since Stornoway has also announced its intention to make the Ashton Offer, the following tables also present a summary of certain historical consolidated financial information for Ashton. Stornoway’s consolidated financial statements as at and for such periods are incorporated by reference in this Offer and Circular. Copies of Stornoway’s consolidated financial statements and related notes incorporated herein by reference can be found at www.sedar.com.

The historical information presented for Contact is derived from the audited consolidated financial statements of Contact as at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, and the unaudited consolidated financial statements of Contact as at March 31, 2006 and for the three months ended March 31, 2006 and 2005. Copies of Contact’s consolidated financial statements and related notes can be found at www.sedar.com.

The historical information presented for Ashton is derived from the audited consolidated financial statements of Ashton as at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, and the unaudited consolidated financial statements of Ashton as at March 31, 2006 and for the three months ended March 31, 2006 and 2005. Copies of Ashton’s consolidated financial statements and related notes incorporated by reference herein can be found at www.sedar.com.

The tables also present Stornoway’s pro forma consolidated financial information after giving effect to:

(a)          Stornoway’s acquisition of all of the Ashton Shares pursuant to the Ashton Offer (in the table under the caption ‘‘SA Pro Forma’’);

(b)       Stornoway’s acquisition of all of the Contact Shares pursuant to the Offer (in the table under the caption  ‘‘SC Pro Forma’’); and

(c)        Stornoway’s acquisition of all of the Ashton Shares and all of the Contact Shares pursuant to the Offer and the Ashton Offer (in the table under the caption ‘‘SAC Pro Forma’’).

This information is derived from and should be read in conjunction with the consolidated financial statements of each of Stornoway, Contact and Ashton and the related notes to those consolidated financial statements incorporated by reference herein. The summary pro forma consolidated financial information set forth below should also be read in conjunction with the Pro Forma Consolidated Financial Statements, the accompanying notes thereto and the compilation reports of Staley, Okada & Partners thereon included in this Offer and Circular. The pro forma consolidated balance sheets have been prepared from the audited consolidated balance sheet of Stornoway at April 30, 2006 and the unaudited consolidated balance sheet of each of Ashton and Contact as at March 31, 2006, as applicable, and gives pro forma effect to the acquisition of Ashton, or Contact, or Contact and Ashton, by Stornoway as if the transaction(s) has occurred as at April 30, 2006. The pro forma consolidated statements of operations for the 12 month period ended April 30, 2006 have been prepared from the audited consolidated statements of loss and deficit of Stornoway for the year ended April 30, 2006 and from the unaudited constructed statements of operations of each of Ashton and Contact for the 12 months ended March 31, 2006, as applicable, and gives pro forma effect to the acquisition of Ashton, or Contact, or Contact and Ashton, by Stornoway as if the transaction(s) has occurred as of May 1, 2005.

In preparing the unaudited pro forma consolidated financial statement information, management of the Offeror has made certain assumptions that affect the amounts reported in the Pro Forma Consolidated Financial Statements. The information in the Pro Forma Consolidated Financial Statements is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. Stornoway only has access to Ashton’s publicly available information and is in no way responsible for the financial reporting by Ashton or Contact. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between Stornoway and Ashton and Contact.

Stornoway Summary of Financial Information and Pro Forma Consolidated Financial Information

	Year Ended April 30
				SA Pro Forma	SC Pro Forma	SAC Pro Forma
Statement of Earnings Data	2004	2005	2006	2006	2006	2006
	(in thousands of $, except per share amounts)
Revenues	379	954	797	1,159	890	1,252
Loss before tax	(4,711)	(4,157)	(4,622)	(16,092)	(5,828)	(17,298)
Large corporation tax	(31)	(20)	(14)	(14)	(14)	(14)
Future income tax recovery	—	—	2,865	4,513	3,641	5,289
Net income (loss)	(4,742)	(4,177)	(1,771)	(11,593)	(2,201)	(12,023)
Net income (loss) per share	$(0.08)	$(0.06)	$(0.02)	$(0.08)	$(0.02)	$(0.07)

	April 30
			SA Pro Forma	SC Pro Forma	SAC Pro Forma
Balance Sheet Data	2005	2006	2006	2006	2006
	(in thousands of $, except per share amounts)
Cash, cash equivalents and short term deposits	24,366	13,076	41,323	25,658	44,742
Other current assets	6,606	10,691	3,387	747	3,406
Deferred finance fees	—	—	3,000	—	3,000
Deferred exploration expenditures	29,654	37,557	165,107	71,354	197,551
Current liabilities	2,890	1,381	35,801	1,609	36,029
Total debt	—	—	—	—	—
Future income tax	—	—	28,720	11,250	39,750
Other non-current liabilities	—	—	200	3,953	4,153
Total shareholders’ equity	58,888	63,394	153,822	84,702	174,577

Ashton Summary of Consolidated Financial Information

				Three Months
	Year Ended December 31			Ended March 31
Statement of Earnings Data	2003	2004	2005	2005	2006
	(in thousands of $, except per share amounts)
				(unaudited)
Revenues	369	378	332	98	128
Loss before future income tax recovery	(5,805)	(7,550)	(11,366)	(600)	(704)
Future income tax recovery	—	—	1,100	1,100	1,648
Net income (loss)	(5,805)	(7,550)	(10,266)	500	944
Net income (loss) per share	$(0.10)	$(0.11)	$(0.13)	$0.01	$0.01

Balance Sheet Data	December 31, 2004	December 31, 2005	March 31, 2006
	(in thousands of $)
			(unaudited)
Cash, cash equivalents and short-term deposits	16,733	16,118	24,925
Other current assets	1,017	865	2,659
Deferred exploration expenditures	18,672	18,501	21,910

Current liabilities excluding current portion of long-term debt	909	1,315	1,920
Total debt	—	—	—
Other non-current liabilities	—	200	200
Total shareholders’ equity	37,369	35,807	49,649

Contact Summary of Consolidated Financial Information

				Three Months
	Year Ended December 31			Ended March 31
Statement of Earnings Data	2003	2004	2005	2005	2006
	(in thousands of $, except per share amounts)
				(unaudited)
Revenues	227	3,390	106	30	18
Loss before taxes	(8,246)	(2,023)	(6,583)	(2,241)	(745)
Large corporation tax	—	(12)	—	—	—
Future income tax recovery	149	—	1,791	1,791	776
Net income (loss)	(8,097)	(2,035)	(4,792)	(450)	31
Net income (loss) per share	$(0.33)	$(0.07)	$(0.14)	$(0.01)	$0.00

Balance Sheet Data	December 31, 2004	December 31, 2005	March 31, 2006
		(in thousands of $)	(unaudited)
Cash and cash equivalents	1,583	2,461	997
Other current assets	4,144	54	19
Current liabilities	44	1,263	279
Total debt	—	—	—
Other non-current liabilities	3,902	3,902	3,902
Total shareholders’ equity (deficiency)	2,248	(2,178)	(2,910)

August 10, 2006

OFFER

TO: THE HOLDERS OF COMMON SHARES OF CONTACT

The accompanying Circular which is incorporated into and forms part of the Offer contains important information and should be read carefully before making a decision with respect to the Offer. This Offer and the Circular constitute the takeover bid circular required under applicable Canadian securities laws. Capitalized terms used in the Offer but not otherwise defined herein are defined in the section entitled ‘‘Glossary’’.

1.                 The Offer

Subject to the following terms and conditions and those set forth in Section 2 of this Offer, ‘‘Conditions of the Offer’’ and in the Letter of Transmittal and the Notice of Guaranteed Delivery, the Offeror hereby offers to purchase all of the outstanding Contact Shares, other than any Contact Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Contact Shares that may become outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any presently outstanding securities of Contact that are convertible into or exchangeable or exercisable for Contact Shares, on the basis of 0.36 of a Stornoway Share in respect of each Contact Share, subject to adjustment as provided herein.

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares as described above as consideration of its acceptance of the Offer.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ending July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.2472. The volume-weighted average trading price of the Contact Shares on the TSX for the 20 trading days ended July 21, 2006 was $0.3887. The Offer represents a 16% premium to the volume-weighted average trading price of the Contact Shares on the TSX for the 20 trading days ended July 21, 2006 (based on the volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006).

The Offer is made only for Contact Shares and is not made for any options, warrants or other rights to acquire Contact Shares. Any holder of such options, warrants or other rights to acquire Contact Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange the options, warrants or other rights in order to obtain certificates representing Contact Shares that may be deposited in accordance with the terms of the Offer. Any such exercise must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing Contact Shares available for deposit prior to the Expiry Date or in sufficient time to fully comply with the procedures referred to in Section 5 of this Offer, ‘‘Manner of Acceptance — Procedure for Guaranteed Delivery’’.

If any holder of Contact Options does not exercise such Contact Options prior to the Expiry Time, then such Contact Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Contact Option will become an option or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Contact Options, based on the exchange ratio used in the Offer.

If any holder of Contact Warrants does not exercise such Contact Warrants prior to the Expiry Time, such Contact Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Contact Warrant may become a warrant or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Contact Warrants, based on the exchange ratio used in the Offer.

See Section 5 of the Circular, ‘‘Purpose of the Offer and Stornoway’s Plans for Contact — Treatment of Contact Options and Contact Warrants’’ and Section 8 of the Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

Fractional Stornoway Shares will not be issued in connection with the Offer. Where, on any Take-Up Date, a Shareholder is to receive Stornoway Shares as consideration under the Offer and the aggregate number of Stornoway Shares to be issued to such Shareholder would result in a fraction of a Stornoway Share being issuable, the number of Stornoway Shares to be received by such Shareholder will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

The accompanying Circular, which is incorporated into and forms part of the Offer, and the Letter of Transmittal and the Notice of Guaranteed Delivery, contains important information that should be read carefully before making a decision with respect to the Offer.

U.S. Shareholders

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of such U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale of such Stornoway Shares (as described above) as consideration of its acceptance of the Offer.

The sale of Stornoway Shares by the registered broker or investment dealer retained by the Depositary will be completed as soon as possible after the date on which Stornoway takes-up the Contact Shares tendered by the U.S. Shareholders and will be done in a manner intended to maximize the consideration to be received from the sale by the U.S. Shareholders and minimize any adverse impact of the sale on the market for Stornoway Shares. As soon as possible after the completion of the sale, the Depositary will send to each U.S. Shareholder a cheque equal to that U.S. Shareholder’s pro rata share of the net proceeds of the sale (after paying brokerage commissions and other expenses).

In effecting the sale of any Stornoway Shares, the Depositary and the registered broker or investment dealer retained by it will, except as provided above, exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price for such Stornoway Shares. Neither Stornoway nor the Depositary, nor any registered broker or investment dealer retained by the Depositary, will be liable for any loss arising out of any sale of such Stornoway Shares relating to the manner or timing of such sales, the date or dates of such sales or the prices at which Stornoway Shares are sold, or otherwise. The sale price of the Stornoway Shares sold on behalf of such persons will fluctuate with the market price of the Stornoway Shares, and no assurance can be given that any particular price will be received upon such sale. See Section 18 of the Circular, ‘‘Regulatory Matters — Securities Regulatory Matters’’.

2.                 Conditions of the Offer

The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for, and will have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Contact Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)          Agnico-Eagle shall have validly deposited under the Offer and not withdrawn 13,814,077 Contact Shares.

(b)         All Regulatory Approvals shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated.

(c)          There shall have been no Material Adverse Effect on Contact.

(d)         (A) No act, action, suit or proceeding shall have been taken or commenced by any Governmental Entity or by any elected or appointed public official in Canada or elsewhere, whether or not having the force of law and (B) no Law, policy, decision or directive (whether or not having the force of law) shall have been enacted, promulgated, amended or applied, in the case of (A) or (B) above:

(i)                to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the purchase by or the sale to Stornoway of Contact Shares under the Offer or the rights of Stornoway to own or exercise full rights of ownership of Contact Shares or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction or which would reasonably be expected to have such an effect; or

(ii)             which has resulted in, or if the Offer or a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, would reasonably be expected to have, a Material Adverse Effect on Contact.

(e)          There shall not exist any prohibition at Law against Stornoway making or maintaining the Offer or taking up and paying for Contact Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction.

(f)          (i)     All representations and warranties of Contact in the Support Agreement qualified as to materiality shall be true and correct and those not so qualified, if not true and correct, shall not have a Material Adverse Effect on Contact, in each case, as of the date of the Support Agreement and as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date which shall remain true and correct in all material respects or in all respects, as appropriate, as of that date);

(ii)           any failure by Contact and its subsidiaries to perform covenants to be performed by it or them under the Support Agreement shall not have had a Material Adverse Effect on Contact; and

(iii)        the Support Agreement shall not have been terminated and shall remain in full force and effect.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion (other than any intentional action or inaction by the Offeror). Each of the foregoing conditions is independent of and in addition to each other.

The Offeror may, in its sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time on or before the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right will be deemed to be an ongoing right which may be asserted at any time and from time to time. The Offeror reserves the right to withdraw the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal, will cause the Depositary, if required by Law, as soon as practicable thereafter to notify Shareholders in the manner set forth below in Section 11 of this Offer, ‘‘Notice and Delivery’’ and will provide a copy of such notice to the TSX. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario. In the event of any waiver, all Contact Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer. If the Offer is withdrawn, the Offeror will not be obligated to take-up or pay for any Contact Shares deposited under the Offer and the Depositary will promptly return all Contact Shares to the parties by whom they were deposited in acceptance of the Offer. See Section 9 of this Offer, ‘‘Return of Contact Shares’’.

The Ashton Offer is a proposed significant acquisition by Stornoway and, accordingly, disclosure regarding Ashton and the Ashton Offer has been included in the Circular. However, the Offer is not conditional on the completion of the Ashton Offer and the Ashton Offer is not conditional on completion of the Offer.

3.                 Take-Up and Payment for Deposited Contact Shares

The take-up and payment for Contact Shares tendered or deposited pursuant to the Offer is subject to the irrevocable and unqualified provision that no Contact Shares will be taken up and paid for pursuant to the Offer(a) prior to the Expiry Time; and (b) unless at such time all conditions of the Offer shall have been fulfilled or waived as described above. Subject to the foregoing, if all of the conditions referred to above in Section 2 of this Offer, ‘‘Conditions of the Offer’’ have been fulfilled or, where permitted, waived at or prior to the Expiry Time, the Offeror will become obligated to take up the Contact Shares validly deposited under the Offer and not validly withdrawn, promptly following the Expiry Time, but in any event not later than 10 days after the Expiry Date. The Offeror will pay for the Contact Shares so taken up promptly, but in any event not later than the earlier of (a) the tenth day after the Expiry Time and (b) three business days after taking up such Contact Shares. Any Contact Shares deposited under the Offer after the first date on which Contact Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly, and in any event within 10 days of that deposit.

Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. The sale of Stornoway Shares by the registered broker or investment dealer retained by the Depositary will be completed as soon as possible after the date on which Stornoway takes-up the Contact Shares tendered by the U.S. Shareholders and will be done in a manner intended to maximize the consideration to be received from the sale by the U.S. Shareholders and minimize any adverse impact of the sale on the market for Stornoway Shares. As soon as possible after the completion of the sale, the Depositary will send to each U.S. Shareholder a cheque equal to that U.S. Shareholder’s pro rata share of the net proceeds of the sale (after paying brokerage commissions and other expenses).

The Offeror will be deemed to have taken up and accepted for payment Contact Shares validly deposited and not validly withdrawn under the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. The Offeror expressly reserves the right, at its discretion, to delay or otherwise refrain from taking up and paying for any Contact Shares or to terminate the Offer and not take up or pay for any Contact Shares pursuant to the Offer if any condition specified under ‘‘Conditions of the Offer’’ in Section 2 of the Offer is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its office in Toronto, Ontario.

The Offeror will pay for Contact Shares validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in the form of sufficient certificates for Stornoway Shares for transmittal to Persons who have deposited Contact Shares under the Offer. Under no circumstances will interest accrue or be paid on the Offered Consideration by the Offeror or the Depositary to such Persons, regardless of any delay in making such payment.

The Depositary will act as the agent of the Persons who have deposited Contact Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such Persons. Receipt of the share certificates representing the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by Persons depositing Contact Shares.

Settlement with each Shareholder who has deposited and not validly withdrawn Contact Shares under the Offer will be made by the Depositary forwarding a certificate for the Stornoway Shares to which such Shareholder is entitled under the Offer. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificates will be issued in the name of the registered Shareholder of the Contact Shares so deposited. Unless the Person depositing the Contact Shares instructs the Depositary to hold the certificate representing the Stornoway Shares for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate, will be forwarded by first class insured mail to such Person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate will be sent to the address of the Shareholder as shown on the securities register maintained by or on behalf of Contact. Certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Contact Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, ‘‘The Offer — US Shareholders’’.

4.                 Time for Acceptance

The Offer is open for acceptance, unless extended or withdrawn at the sole discretion of the Offeror, until 8:00 p.m. (Toronto time), on September 18, 2006 (see Section 6 of this Offer, ‘‘Extensions, Variations and Changes to the Offer’’). Subject to applicable laws, at Expiry Time the Offeror will make a public announcement whether the conditions of the Offer have been satisfied or waived. No Contact Shares will be taken up and paid for pursuant to the Offer prior to the Expiry Time.

5.                 Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by Shareholders by depositing the following documents with the Depositary at any of the offices specified in the Letter of Transmittal before the Expiry Time:

(a)            the certificate or certificates representing the Contact Shares in respect of which the Offer is being accepted;

(b)           a properly completed and duly signed copy of the Letter of Transmittal (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set out in the Letter of Transmittal; and

(c)            any other relevant document required by the instructions set forth on the Letter of Transmittal.

Participants in CDS should contact the Depositary with respect to the deposit of their Contact Shares under the Offer. CDS will be issuing instructions to its participants as to the method of depositing such Contact Shares under the Offer.

The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal.

Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Contact Shares may deposit certificates representing Contact Shares pursuant to the procedure for guaranteed delivery described below before the Expiry Time.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)            the Letter of Transmittal is signed by the registered owner of the Contact Shares exactly as the name of the registered holder appears on the Contact Share certificate deposited therewith, and the certificates for Stornoway Shares issuable under the Offer, are to be delivered directly to such registered holder; or

(b)           Contact Shares are deposited for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Contact Shares is registered in the name of a person other than the signatory of a Letter of Transmittal or if the certificates for the Stornoway Shares issuable are to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Method of Delivery

The method of delivery of Contact Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates for Contact Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be effective upon actual receipt of certificates for such Contact Shares by the Depositary.

A Shareholder who wishes to deposit Contact Shares under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Contact Shares under the Offer.

Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and either (i) the certificates representing such Shareholder’s Contact Shares are not immediately available or (ii) such Shareholder cannot deliver the certificates and Letter of Transmittal to the Depositary at or before the Expiry Time, those Contact Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)          such deposit is made only at the principal office of the Depositary in Toronto, Ontario by or through an Eligible Institution;

(b)         a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its principal office in Toronto, Ontario at or before the Expiry Time; and

(c)          the certificate or certificates representing the deposited Contact Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) and all other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto, Ontario and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Contact Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Contact Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Contact Shares will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any and all deposits of Contact Shares determined by it not to be in proper form, or the issue of Stornoway Shares in respect of which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive (i) any of the conditions of the Offer, or (ii) any defect or irregularity in any deposit of Contact Shares. No deposit of Contact Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Under no circumstances will any amount be paid by the Offeror or the Depositary by reason of any delay in exchanging any Contact Shares or in making payments for Contact Shares or in lieu of fractional Stornoway Shares to any person on account of Contact Shares accepted for exchange or payment pursuant to the Offer.

Dividends and Distributions

Except as provided below, subject to the terms and conditions of the Offer, including in particular Section 7 of this Offer, ‘‘Adjustments; Liens’’, and subject, in particular, to Contact Shares being validly withdrawn by or on behalf of a depositing Shareholder, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Contact Shares covered by the Letter of Transmittal delivered to the Depositary (the ‘‘Deposited Shares’’) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, ‘‘Distributions’’).

Power of Attorney

An executed Letter of Transmittal (or, in the case of shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Shares covered by the Letter of Transmittal or book-entry transfer (which shares upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the ‘‘Purchased Securities’’), certain officers of the Offeror and any other person designated by the Offeror in writing (each an ‘‘Appointee’’) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the depositing Shareholder with respect to the Purchased Securities. The Letter of Transmittal or the making of a book-entry transfer authorizes an Appointee, in the name and on behalf of such Shareholder (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Contact; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Contact; (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder; and (d) to exercise any other rights of a holder of Purchased Securities.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Contact and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Securities, and agrees to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney-in-fact or attorney) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Formation of Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the Offeror taking up Contact Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. The agreement includes a representation and warranty by the depositing Shareholder that (i) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Shares and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions being deposited to the Offer, (ii) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person, (iii) the deposit of the Deposited Shares and Distributions complies with applicable Laws, and (iv) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

6.                 Extensions, Variations and Changes to the Offer

The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is extended or withdrawn by the Offeror.

The Offeror may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer (other than those stated to be irrevocable and unqualified) or extend the Expiry Time by giving notice in writing to the Depositary at its office in Toronto, Ontario. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Stornoway Shares), the Offeror will give written notice of such change to the Depositary at its office in Toronto, Ontario. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of Contact. In addition, the Offeror will provide a copy of such notice to the TSX and the applicable regulatory authorities. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario. During any extension of the Offer, all Contact Shares previously deposited, not taken up and not withdrawn will remain subject to the Offer and to the right of Shareholders to withdraw such shares and, subject to applicable Laws, may be accepted for purchase by the Offeror in accordance with the terms of the Offer.

An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under Section 2 of this Offer, ‘‘Conditions of the Offer’’.

Under applicable Canadian provincial securities Laws, if there is a variation in the terms of the Offer, the period during which Contact Shares may be deposited under the Offer will not expire before 10 days after the notice of variation has been delivered. If the Offer is scheduled to expire at any time earlier than the tenth day from the date that the notice of variation is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth day. The requirement to extend the Offer will not apply to the extent that the number of days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

If, before the Expiry Time, the Offeror in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Contact Shares are taken up under the Offer.

7.                 Adjustments; Liens

If, on or after the date of the Offer, Contact should divide, combine, reclassify, consolidate, convert or otherwise change any of the Contact Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 2 of this Offer, ‘‘Conditions of the Offer,’’ make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor). See Section 6 of the Offer, ‘‘Extensions, Variations and Changes to the Offer’’.

Contact Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after date of Offer on or in respect of the Contact Shares, whether or not separated from the Contact Shares, but subject to any Contact Shares being validly withdrawn by or on behalf of a depositing Shareholder.

If, on or after the date of the Offer, Contact should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Contact Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of Contact in respect of Contact Shares, then the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of share consideration payable by the Offeror pursuant to the Offer or deduct from the number of Stornoway Shares payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 19 of the Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’.

8.                 Right to Withdraw Deposited Contact Shares

Except as otherwise provided in this Section 8, all deposits of Contact Shares to the Offer will be irrevocable. Unless otherwise required or permitted by applicable Laws, any Contact Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)            at any time when the Contact Shares have not been taken up by the Offeror pursuant to the Offer;

(b)           if the Contact Shares have not been paid for by the Offeror within three business days after having been taken-up; or

(c)            at any time before the expiration of 10 days from the date upon which either:

(i)                a notice of change relating to a change in the information contained in the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror unless it is a change in a material fact relating to the Stornoway Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)           a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Contact Shares where the Expiry Time is not extended for more than 10 days), is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Offeror at the date of the notice.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Contact Shares. Any such notice of withdrawal must (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary, as applicable, with a written or printed copy; (ii) be signed by or on behalf of the Person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Contact Shares to be withdrawn, and (iii) specify the number of Contact Shares to be withdrawn, the name of the registered holder and the certificate number shown on the share certificate(s) representing each Contact Share to be withdrawn. No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered holder of the Contact Shares exactly as the name of the registered holder appears on the certificate representing Contact Shares deposited with the Letter of Transmittal or if the Contact Shares were deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal. A withdrawal of Contact Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Alternatively, if Contact Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 5 of this Offer, ‘‘Manner of Acceptance — Acceptance by Book-Entry Transfer’’, any notice of withdrawal must specify the name and number of the account at CDS, to be credited with the withdrawn Contact Shares and otherwise comply with the procedures of CDS.

All questions as to form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There will be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

Withdrawals may not be rescinded and any Contact Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Contact Shares may be re-deposited at (i) any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 5 of the Offer, ‘‘Manner of Acceptance’’.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking-up or paying for or exchanging the Contact Shares or is unable to take-up or pay for or exchange Contact Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable Laws, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Contact Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section or pursuant to applicable Laws.

9.                 Return of Contact Shares

If any deposited Contact Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Contact Shares than are deposited, certificates for unpurchased Contact Shares will be returned to the depositing Shareholder as soon as is practicable following the termination or withdrawal of the Offer by either (i) sending new certificates representing Contact Shares not purchased or by returning the deposited certificates (and other relevant documents) or (ii) in the case of Contact Shares deposited by book-entry transfer of such Contact Shares pursuant to the procedures set forth in Section 5 of the Offer, ‘‘Manner of Acceptance — Acceptance by Book-Entry Transfer’’, such Contact Shares will be credited to the depositing Shareholder’s account maintained with CDS. Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Contact or its transfer agent, as soon as practicable after the termination of the Offer.

10.          Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. A person entitled to share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Contact Shares were delivered, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding Section 11 of the Offer, ‘‘Notice and Delivery’’, the deposit of share certificates and any other relevant documents with the Depositary in such circumstance will constitute delivery to the persons entitled thereto and the Contact Shares will be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with Section 11 of the Offer, ‘‘Notice and Delivery’’.

11.          Notice and Delivery

Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by Contact and will be deemed, unless otherwise specified by applicable Laws, to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada following mailing. In the event of any interruption of mail service in Canada, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination through its facilities, (ii) if it is published once in the National Edition of The Globe and Mail or the National Post, and La Presse, or (iii) it is given to the Canada News Wire Service for dissemination through its facilities.

Unless post offices are not open for the deposit of mail, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders. In addition, the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Contact Shares when such list or listing is received. Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices of the Depositary specified in the Letter of Transmittal.

Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or at the address of the Depositary in Toronto, Ontario listed in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.          Market Purchases

Stornoway reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Contact Shares by making purchases through the facilities of the TSX, subject to applicable laws, at any time prior to the Expiry Time. In no event will Stornoway make any such purchases until the third business day following the date of the Offer. The aggregate number of Contact Shares beneficially acquired by Stornoway through the facilities of the TSX while the Offer is outstanding will not exceed 5% of the outstanding Contact Shares as of the date of the Offer and Stornoway will issue and file a press release containing the information prescribed by law after the close of business of the TSX on each day on which such Contact Shares have been purchased. For the purposes of this paragraph, ‘‘Stornoway’’ includes Stornoway and any person acting jointly or in concert with Stornoway.

Although the Offeror has no current intention to do so, subject to compliance with applicable securities Laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Contact Shares taken-up and paid for under the Offer.

13.          Other Terms of the Offer

No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror other than as contained in the Offer and Circular and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the Contact Shares deposited pursuant to the Offer. Any such transfer will not relieve the Offeror of its obligations under the Offer and will not prejudice the rights of Shareholders depositing Contact Shares to receive payment for Contact Shares validly deposited and taken up pursuant to the Offer.

The Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Contact Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Offer, together with the documents forming part of the Offer, constitute the takeover bid circular required under applicable Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer. The Offeror, in its sole discretion, shall be entitled to make a final and binding determination on all questions relating to the Offer, the Circular, the Letters of Transmittal, the Notices of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of the withdrawal of any Contact Shares.

Dated: August 10, 2006

STORNOWAY DIAMOND CORPORATION

‘‘EIRA M. THOMAS’’
(signed) Eira M. Thomas
President and Chief Executive Officer

CIRCULAR

This Circular is supplied by Stornoway with respect to the accompanying Offer. The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular and Shareholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Annex A (Stornoway/Contact Pro Forma Consolidated Financial Statements), Annex B (Stornoway/Ashton Pro Forma Consolidated Financial Statements), Annex C (Stornoway/Ashton/ Contact Pro Forma Consolidated Financial Statements), Annex D (Certain Information Regarding the Directors and Executive Officers of Stornoway), Annex E (Orion Valuation and Fairness Opinion) and Annex F (Conditions of the Ashton Offer) also form part of this Circular. Capitalized words and terms used in this Circular but not defined herein will have the meanings given to them above under the heading ‘‘Glossary’’ immediately following the ‘‘Summary Term Sheet’’ section of this Offer and Circular.

1.                 Stornoway

Stornoway Diamond Corporation

Stornoway is one of Canada’s premier diamond exploration companies, offering the following strengths to the proposed combination of the two companies:

•              Experienced Management Team with a History of Wealth Creation for Shareholders.   Led by Eira Thomas, Bruce McLeod and Catherine McLeod Seltzer, and backed by a strong board of directors, Stornoway has attained a significant market profile. Eira Thomas was a geologist with Aber Resources Ltd. from 1992 until 1996 and led the field exploration team that discovered Diavik in 1994. She went on to become Vice-President, Exploration for Aber between 1997-1999. Catherine McLeod-Seltzer was the co-founder and President of Arequipa Resources which was taken over by Barrick Gold Corporation in 1996 for $1.1 billion.

•              One of the Largest, most Diversified and Prospective Diamond Property Portfolios.   Stornoway maintains interests in more than 18 million acres, spanning 40 properties in northern Canada and Botswana. These projects include advanced-stage exploration properties, such as Aviat, Qilalugaq and Churchill, where a total of 73 kimberlites have been discovered since 2002, 40 of which have proven diamondiferous and several of which have been minibulk sampled and returned potentially economic grades.

•              A History of Exploration Success.   Led by Robin Hopkins, Stornoway’s technical team is one of the most experienced in the country with a track record of discovery that includes the key project pipes currently being mined at Diavik, Canada’s second diamond mine and one of the world’s richest.

•              Access to Proprietary Laboratory.   An expansion of the technical group and the development of cutting edge technology allows Stornoway to process up to 7000 till samples for kimberlitic indicator minerals annually, analyse kimberlite for microdiamonds using caustic fusion and, most recently, process both large and small kimberlite samples through a dense media separation plant to recover macrodiamonds.

•              Significant Partnerships.   During the past year alone, Stornoway, alone and in conjunction with 14 joint venture partners, conducted diamond exploration on 35 properties representing some 22.6 million acres. Work on these landholdings was either operated by Stornoway (26 properties; about 12 million acres) or our joint venture partners (9 properties; about 10.6 million acres).

•              New Partnerships and Properties Being Added.   Stornoway is constantly adding new properties either as a result of its own generative exploration activities or through the optioning of promising or under-evaluated properties held by others. Recently (July 12, 2006), Stornoway optioned the 1.04 million acre Qilalugaq Diamond Property from BHP Billiton. This property, situated between Stornoway’s Aviat and Churchill Properties, hosts ten known diamondiferous kimberlites, including the Qilalugaq 1 to 4 pipes that coalesce at surface with an approximate area of 14 hectares. Stornoway feels there are tremendous synergies between the Qilalugaq and Aviat Projects and believe this is a great opportunity to consolidate its exploration efforts on the Melville Peninsula of Nunavut.

Stornoway is a leading Canadian diamond exploration company with an extensive property portfolio in under-explored regions of northern Canada as well as Botswana. As of July 31, 2006, Stornoway holds varying interests directly or through joint ventures, in 40 properties representing about 18 million acres in Nunavut, Alberta, Manitoba, the Northwest Territories and Botswana.

Since 2002, Stornoway has been directly involved in the discovery of 63 kimberlites in Canada, 30 of which have proven diamondiferous, and has recently acquired rights to earn up to a 50% interest in a further 10 diamondiferous bodies. So far, 12 of the 73 have been mini-bulk sampled (between two and 100 tonnes collected from each) and processed for macrodiamonds. Some results remain outstanding, but to date, recovered sample grades range from 0.14 to 0.97 carats per tonne (all stones >0.85 mm on a square mesh sieve). Stornoway has one of the most experienced diamond exploration teams in Canada, with a track record of discovery that includes the A154 N, A154 S and A21 kimberlites which comprise a significant portion of the mineable resource at Diavik, Canada’s second diamond mine. The technical group has expanded in recent years in response to increased exploration activities and Stornoway has also added to its proprietary laboratory facilities where up to 7000 till samples can be processed and picked for kimberlitic indicator minerals annually. Kimberlite is also analysed for microdiamonds onsite using caustic fusion facilities and, most recently, a dense media separation plant was added to enable processing of kimberlite minibulk samples (from 10’s to 1,000’s of kilograms) for macrodiamonds.

The past year has been an exciting and productive one as Stornoway, alone and in conjunction with 14 joint venture partners, conducted diamond exploration on 35 properties representing some 22.6 million acres. Work on these landholdings was either operated by Stornoway (26 properties; about 12 million acres) or our joint venture partners (9 properties; about 10.6 million acres). Nine properties were drill tested with more than 14,000m of drilling. Kimberlite was found on five of the properties, representing a total of 29 new discoveries. In addition to the drilling we flew 59,500 line kilometers of airborne geophysics, surveyed 205 ground geophysical grids, collected and processed 5,906 till samples, submitted 2,750kg of rock for microdiamond extraction through caustic fusion; and are recovering macrodiamonds from a further 15.3 tonnes of rock through a dense media separation (DMS) plant wholly owned by Stornoway. Stornoway also undertook generative exploration programs on or within 29 other areas (approximately 252.5 million acres) investigating unsourced indicator mineral anomalies, unexplained geophysical targets and geologically prospective terrains. Although results for some of this reconnaissance work remain outstanding, we have identified new project areas that have the potential to host diamondiferous kimberlites, and a portion of our $14 million exploration budget for 2006 is focused on these new holdings.

Following an aggressive acquisition, exploration and development philosophy, existing diamond exploration properties have been assessed and either advanced or dropped from Stornoway’s portfolio. New properties have been added, either as a result of Stornoway’s generative exploration activities or through the optioning of promising or under-evaluated properties held by others. Recently (July 12, 2006), Stornoway optioned the 1.04 million acre Qilalugaq Diamond Property from BHP Billiton. This property, situated between Stornoway’s Aviat and Churchill Properties, hosts ten known kimberlites, including the Qilalugaq 1 to 4 pipes that coalesce at surface with an approximate area of 14ha. Mini-bulk sampling of this body by BHP Billiton indicates a sample grade of 0.27 carats per tonne for diamonds greater than 1.1mm. Continued investigation of the other large tonnage bodies, as well as systematic evaluation of unsourced kimberlite indicator mineral anomalies elsewhere on the property, is warranted. Stornoway sees tremendous synergies between the Qilalugaq and Aviat Projects and believe this is a great opportunity to consolidate our exploration efforts on the Melville Peninsula of Nunavut.

Stornoway began its focus on diamond exploration when it acquired interests in several diamond prospective properties in the territory of Nunavut in late 2001 and early 2002, principally in the Coronation Diamond District. Of its current exploration properties, Aviat (70% SWY), located at the northern end of the Melville Peninsula in Nunavut, and Churchill (35% SWY), located near Rankin Inlet in the Kivalliq region of Nunavut, remain our material properties and principal focus. To date 10 diamond bearing kimberlites have been found at Aviat (including a new body announced June 28, 2006) and 41 kimberlites at Churchill and Churchill West (including two new diamondiferous bodies announced July 13, 2006).

The Company acquired its interest in the Aviat One Property under an option agreement with Hunter Exploration Group (‘‘Hunter’’) and work at the property is now being carried out under a Joint Venture Agreement with BHP Billiton Diamonds Inc. (‘‘BHP Billiton’’) and Hunter under which the Company holds a 70% interest in the property and is the operator.

The AV-1 kimberlite, which is located approximately 50 km west of Igloolik on the Melville Peninsula, was discovered during a regional reconnaissance sampling and prospecting program in 2002. To date, it is the largest and most developed kimberlite body on the Aviat property. In 2004, a mini-bulk sample was completed on the body returning a grade of 0.83 carats per tonne for diamonds over 0.85 mm based on a 10.4 dry-tonne sample. Delineation drilling in 2003 and 2004 has outlined a complex, pipe like body, approximately 240m long and 50 m wide.

A total of 10 distinct, but likely related kimberlite bodies have been identified on the Aviat property since 2002, nine of which, have so far been tested and proven significantly diamondiferous with comparable early stage diamond counts to AV-1. The bodies range from small pipe-like intrusions at AV-1 and AV-4 to layered sheet or dyke like intrusions which characterize bodies AV1a, and AV2 through AV8. Most of the bodies are associated with surficial kimberlite boulders and/or subcrop and/or outcrop. Caustic fusion analysis of small samples (215 kg total) collected from each of these new kimberlites at Aviat have proven significantly diamondiferous and have warranted larger samples to be taken. So far, small minibulk samples collected from AV6 (2.1 tonnes) and AV7 (2.3 tonnes), were processed for macrodiamonds (diamonds >0.85 mm) using dense media separation and have returned sample grades of 0.97 and 0.77 carats per tonne respectively.

A spring drilling program completed in June of 2006 resulted in the discovery of a new kimberlite approximately 200 metres east of the previously known AV7 kimberlite outcrop. Kimberlite intercepts ranging from 5.0 to 5.7 m were intercepted in three holes at approximately 60 m depth and may be associated with a north-northwest trending set of moderately to steeply east-dipping dykes. The new kimberlite represents a phase of kimberlite not commonly observed on the property and is similar in nature to kimberlite phases observed from bodies AV-1 and AV-4, two of the larger bodies identified on the property to date. Abundant indicator minerals, included pyrope and eclogitic garnet were observed as well as altered mantle nodules (with preserved pyrope garnets). Samples of this kimberlite will be submitted for microdiamonds analyses by caustic fusion, with results expected in August, 2006.

Exploration work at Aviat during the summer of 2006 will include till sampling, with on-site sample processing, prospecting and drilling to further delineate the known kimberlite bodies and to locate additional source bodies. We are presently pursuing promising kimberlite indicator mineral chemistry in eight different unsourced distribution trains with high diamond potential, and are confident that more new discoveries will be made.

The Company acquired its 35% interest in the Churchill Project under an option agreement with Hunter and exploration at the property is now being carried out under a Joint Venture Agreement under which Shear Minerals Ltd. (‘‘Shear’’) holds a 51% interest and is operator and BHP Billiton holds a 14% interest.

Situated near the community of Rankin Inlet, the Churchill Project was reduced to approximately 2 million acres in February 2006, from more than 8.5 million acres in 2005. A total of 42 kimberlites have been discovered since 2002, 17 of which have proven diamondiferous. On July 13, 2006 the partners reported that a bedrock source for a diamondiferous till sample, PST003, collected from the property in late 2005, had been identified from the first phase of drilling at the Churchill Project in 2006. A total of 303 diamonds, including four macro diamonds, were recovered from a composite 22.8kg sample of kimberlite collected from seven drill holes (380m total) that tested the PST003 anomaly. The holes were completed from three different set ups each approximately 50m apart. Nine kimberlite intersections, averaging 0.75m, were drilled. All seven holes were located at the head of a high interest G10 indicator mineral dispersion train measuring 550m wide and 1.2km long within the Sedna Corridor. The kimberlite intersections coincide with a property scale set of 040o trending lineaments which can be traced with geophysical and air photo data sets. The kimberlite trends NE-SW, appears to dip steeply to the east and is open at depth and along strike. An additional hole (94m) was drilled at the head of a second high interest indicator mineral dispersion train (MSC-19) located 3.5km northeast of PST003, and intersected 1.48 m of kimberlite which returned 100 diamonds, including one macrodiamond from a 5.65 kg sample. At this time it is uncertain whether the kimberlite intersected at MSC-19 is an extension of the kimberlite intersected at PST003. A summer program is now underway and includes follow up test pitting in the vicinity of PST003 and MSC-19 to collect additional kimberlite samples, property wide till sampling, prospecting and drilling.

The Stornoway Shares are listed on the TSX under the symbol ‘‘SWY’’.

Stornoway is the continuing company resulting from the business combination in 2003 of two companies, Northern Empire Minerals Ltd. and Stornoway Ventures Ltd., incorporated in 1986 and 1970, respectively. Stornoway exists under the BCBCA and since the business combination has completed a vertical amalgamation with Stornoway Ventures Ltd. Stornoway’s head and registered office is located at Suite 860, 625 Howe Street, Vancouver, British Columbia, V6C 2T6.

Stornoway is a reporting issuer or the equivalent in the Provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available at www.sedar.com.

Ashton Offer

On July 24, 2006, Stornoway announced its intention to make an offer to acquire, by way of takeover bid, all of the outstanding Ashton Shares on the basis of, at the election of each Ashton shareholder:

(a)  $1.25 in cash for each Ashton Share (the ‘‘Cash Alternative’’), or

(b)           one Stornoway Share plus $0.01 in cash for each Ashton Share (the ‘‘Share Alternative’’).

The maximum amount of cash consideration available under the Cash Alternative pursuant to the Ashton Offer is $59.5 million and will be pro-rated as necessary on each take-up date to ensure that the total aggregate cash consideration payable under the Cash Alternative pursuant to the Ashton Offer and in any compulsory acquisition or subsequent acquisition transaction does not exceed $59.5 million.

In connection with making the Ashton Offer, two wholly-owned subsidiaries of Rio Tinto have entered into a lock-up agreement under which they have agreed to validly and irrevocably tender 49,037,982 Ashton Shares, representing approximately 52% of the outstanding Ashton Shares, in valid acceptance of the Ashton Offer unless such lock-up agreement is terminated in accordance with its terms. 4,912,249 of these Ashton Shares are held in escrow pursuant to the terms of an escrow agreement and can only be tendered to the Ashton Offer with the consent of the TSX and the AMF, and the obligation to tender these Ashton Shares to the Ashton Offer is subject to the receipt of such consents.

The Ashton Offer is expected to remain open for acceptance for 35 days following the mailing of the offer and takeover bid circular to Ashton shareholders, unless it is extended or withdrawn.

The Ashton Offer is a proposed significant acquisition by Stornoway and, accordingly, disclosure regarding Ashton and the Ashton Offer has been included in the Circular. However, the Offer is not conditional on the completion of the Ashton Offer and the Ashton Offer is not conditional on the completion of the Offer.

Detailed information as to the conditions of the Ashton Offer and the terms and conditions of the lock-up agreement between Stornoway and two wholly-owned subsidiaries of Rio Tinto, referred to in Section 1 of the Circular, ‘‘Stornoway — Ashton Offer’’, are set out under the sections entitled ‘‘Offer — Conditions of the Offer’’ and ‘‘Circular — Commitments to Acquire Securities of Ashton; Lock-Up Agreement’’ in the takeover bid circular relating to the Ashton Offer filed under Stornoway’s profile on the SEDAR website at www.sedar.com, which sections are incorporated by reference herein.

Ashton Mining of Canada Inc.

Except as otherwise indicated, the information concerning Ashton contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Ashton taken from or based on such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Ashton’s financial statements, or for any failure by Ashton to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Stornoway. Stornoway has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Ashton’s publicly available documents or records or whether there has been any failure by Ashton to disclose events that may have occurred or may affect the significance or accuracy of any information.

Ashton is a diamond exploration company with interests in a number of prospective properties in Québec, Alberta, Nunavut, the Northwest Territories and the United States. Ashton’s principal property is its Foxtrot property in the Otish Mountains in Quebec. Since 1996, Ashton and SOQUEM have evaluated an area of more than 400,000 square kilometres of the eastern Archean Superior craton. The two parties have contributed equally to the expenditures of approximately $40 million that have been incurred to explore the Foxtrot property. Exploration conducted by the joint venture has resulted in the discovery of a new field of kimberlitic intrusions on the Foxtrot property, notably the Renard cluster of kimberlitic bodies. Ashton has announced that Ashton and SOQUEM are currently engaged in a $29 million bulk sample program at Foxtrot with the aim of establishing a mineable resource at the project, ahead of a pre-feasibility study to be completed in 2007. Pending the results of this program of work, the Foxtrot property has the potential to hold Quebec’s first diamond mine.

Since 1996, 5,424 indicator mineral samples have been collected and 35,488 line kilometres of airborne geophysical surveys and 1,758 line kilometres of ground geophysical surveys have been completed at the Foxtrot property. In addition, 151 exploration holes have been drilled on 74 targets resulting in the discovery of a total of thirteen kimberlitic bodies.

In late 2001, results from the initial indicator mineral sampling and geophysical surveying led to the drill-testing of four high priority geophysical anomalies on the Foxtrot property. Kimberlitic rock was intersected at two of these anomalies. Samples from the kimberlitic bodies, subsequently named Renard 1 and Renard 2, were tested for diamonds and both were found to be diamondiferous. Subsequent drilling programs completed in 2002, 2003, 2004 and 2005 resulted in the identification of an additional six discrete pipe-like kimberlitic bodies, namely Renard 3, 4, 65, 7, 8, and 9, as well as Renard 10 and the Lynx, Hibou, North Anomaly and G05-181 dyke systems.

All the Renard bodies are diamondiferous. Thus far, mini-bulk and bulk samples have been collected and processed from Renard 1, 2, 3, 4, 65, 7, 8 and 9. Diamonds greater than two carats in weight have been recovered from Renard 2, 3, 4, 65 and 9. The largest diamond recovered to date from the Renard bodies is a 4.3 carat stone in drill core extracted from Renard 3.

Encouraging diamond results from mini-bulk testing of the Renard kimberlitic cluster led to a decision to advance the evaluation of these bodies. In 2004, a 664 tonne bulk sample of kimberlitic material was collected from Renard 2, 3, 4 and 65 through core drilling and reverse circulation drilling. The objective of this bulk sample program was to collect sufficient kimberlitic material to recover a parcel of diamonds greater than 300 carats for an initial diamond valuation and to increase the understanding of the grade and size of the Renard bodies. After the 664 tonne bulk sample material was processed and the diamonds acid washed, a parcel of diamonds totaling 459 carats was recovered for valuation purposes. In April 2005, based on this parcel of diamonds, WWW International Diamond Consultants Ltd. determined a modeled value of U.S.$88 per carat for the Renard diamonds. The minimum modeled value was determined at U.S.$76 per carat and the high modeled value at U.S.$104 per carat.

Renard 2, 3, 4 and 9 are the four bodies that have returned samples having the highest diamond contents. Using 220 drill holes completed through to the end of 2005, Wardrop Engineering Inc. estimated a drill indicated tonnage of kimberlitic material contained within Renard 2, 3, 4, and 9 at 17.5 million tonnes. Including projected tonnage calculated based on geological assumptions, the estimated tonnage increased to a total of between 23.2 and 27.5 million tonnes. Using the estimated diamond content of the samples analyzed thus far, these four bodies could potentially contain 18.6 to 22.0 million carats of diamonds. The estimates of tonnage and the potential quantity of diamonds are conceptual in nature and do not conform to the definition of a ‘‘mineral resource’’ established by NI 43-101. Additional drilling is required to upgrade the estimate to mineral resource or mineral reserve categories that comply with NI 43-101 and there can be no certainty that future results will necessarily allow this to be realized.

Results in 2005 lead to the approval by the joint venture of an exploration program that includes the collection of a 6,000 carat parcel of diamonds from Renard 2, 3, 4 and 9 through a combination of core and reverse circulation drilling, trenching and underground mining. This program has commenced. Results of the valuation of this diamond parcel, expected in the first half of 2007, will be used in a pre-feasibility study of the Renard cluster of kimberlitic bodies. To process the bulk sample, a modular 10-ton per hour DMS test facility will be transported to the Foxtrot property and assembled near the Renard bodies. Additional advanced work on the Foxtrot properties will include, but not be limited to, further evaluation of portions of three of the Renard kimberlitic bodies by means of additional drilling.

The Lynx dyke system is a 3.7 kilometre long series of continuous or semi-continuous kimberlitic dykes divided into three zones: Lynx, Lynx North and Lynx South. Further drilling is required along the trend to better determine the degree of continuity, dip and thickness of the dyke system. A 5.66 carat stone, recovered by DMS processing of a boulder sample collected down-ice of the Lynx South kimberlitic occurrence, currently stands as the largest diamond ever recovered in Quebec. A total of 12.7 tonnes of material collected by trenching at Lynx South have been processed by DMS for diamond recovery in 2002. This material has returned a diamond content of 114 carats per hundred tonnes (‘‘cpht’’). The results from a further 22 tonnes of kimberlitic material also collected by trenching at Lynx and Lynx South in 2005 are pending. The Hibou dyke, discovered in 2005 approximately 1.3 kilometres west of the Renard cluster, has a strike length of at least 850 metres and an average thickness of two metres. The dyke at the North Anomaly, also discovered by drilling in 2005, has an average thickness of 1.2 metres and a minimum known strike length of 225 metres. Further exploration is planned on the three dyke systems during 2006.

Kimberlite indicator mineral trains with no explained source occur within the Foxtrot property in at least eight locations. Exploration work planned for 2006 is expected to include indicator mineral sample collection, ground geophysical surveys, trenching and drilling. Drilling will test targets along the Lynx and Hibou dyke systems as well as anomalies outside the Renard, Lynx and Hibou areas. Exploration for diamonds outside the Foxtrot property will continue in 2006.

The Ashton Shares are listed on the TSX under the symbol ‘‘ACA’’.

Ashton is existing under the CBCA. Ashton was formed on August 26, 1993 by the amalgamation of Ashton Mining of Canada Limited and Ashton Operations Inc. pursuant to the CBCA. Ashton Mining of Canada Limited was incorporated under the CBCA on October 19, 1987. Ashton Operations Inc. was incorporated on October 16, 1987 under the laws of British Columbia and was continued under the CBCA on July 29, 1993.

Ashton’s registered and head office, principal exploration office and mineralogical laboratory are located at Unit 116 — 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4.

Two wholly-owned subsidiaries of Rio Tinto collectively own 49,037,982 Ashton Shares, representing approximately 52% of the outstanding Ashton Shares. 4,912,249 of these Ashton Shares are held in escrow pursuant to the terms of an escrow agreement and can only be tendered to the Ashton Offer with the consent of the TSX and the AMF, and the obligation to tender these Ashton Shares to the Ashton Offer is subject to the receipt of such consents.

The Rio Tinto subsidiaries have entered into a lock-up agreement under which they have agreed to validly and irrevocably tender 49,037,982 Ashton Shares in valid acceptance of the Ashton Offer, unless such lock-up agreement is terminated in accordance with its terms. The tender of 4,912,249 Ashton Shares held indirectly by one of the Rio Tinto subsidiaries is subject to regulatory approval pursuant to the terms of an escrow agreement.

Ashton is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available at www.sedar.com.

Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders

Stornoway is authorized to issue an unlimited number of Stornoway Shares. As at July 21, 2006, there were 80,915,671 Stornoway Shares outstanding. As at July 21, 2006, there were an additional 4,328,296 Stornoway Shares issuable upon exercise of outstanding options to purchase Stornoway Shares.

Stornoway Shares carry the right to one vote per share. The Stornoway Shares rank equally, including in respect of dividends and the right to receive the remaining property of Stornoway upon dissolution. The holders of Stornoway Shares are entitled to such dividends as may be declared by the board of directors in its discretion out of funds legally available therefor. No dividends have ever been paid and none are expected in the foreseeable future.

The following table sets forth the number of currently outstanding Stornoway Shares and the number of Stornoway Shares expected to be outstanding upon completion of the Offer and the Ashton Offer, based on certain assumptions.

Pro Forma Stornoway Shares Outstanding and Ownership

	Stornoway Shares
	# of Stornoway Shares	% Upon Completion of the Offer	% Upon Completion of the Offer and the Ashton Offer
Stornoway Shares Currently Outstanding
Existing Stornoway Shareholders(1)	80,915,671	84%	48%
Stornoway Shares to be Issued in Offer
Agnico-Eagle(2)	4,973,068	5%	3%
Other Contact Shareholders(2)(3)	10,821,344	11%	6%
SUBTOTAL:	96,710,083	100%
Stornoway Shares to be Issued in Ashton Offer
Rio Tinto (through two subsidiaries)(4)(5)(6)	26,112,625	—	16%
Other Ashton Shareholders(4)(5)(6)	26,214,331	—	16%
Stornoway Shares to be Issued upon Conversion of Subscription Receipts
Agnico-Eagle(7)	17,629,084	—	11%
TOTAL:	166,666,123		100%

Notes:            (1)    As at July 21, 2006, Stornoway also had options to purchase up to 4,328,296 Stornoway Shares outstanding.

(2)             As at July 21, 2006, Contact had 43,873,365 Contact Shares issued and outstanding. Assumes the tender of all such Contact Shares into the Offer.

(3)             As at July 21, 2006, Contact also had 3,802,000 Contact Options and 1,200,000 Contact Warrants outstanding and it is assumed they will not be exercised prior to completion of, and the underlying Contact Shares will not be tendered into, the Offer. See Section 9 of the Offer, ‘‘Treatment of Contact Options and Contact Warrants in Offer’’.

(4)             As at July 21, 2006, based on publicly available information, Ashton had 94,977,661 Ashton Shares issued and outstanding. Assumes the tender of all such Ashton Shares into the Ashton Offer.

(5)             As at July 21, 2006 based on publicly available information, Ashton had 3,289,300 options outstanding to purchase Ashton Shares with an exercise price lower than $1.25 (‘‘in the money Ashton options’’) and 1,050,775 options and 2,500,000 warrants to purchase Ashton Shares with an exercise price of $1.25 or higher (‘‘out of the money Ashton options and warrants’’). Assumes that all in the money options are exercised and the Ashton Shares issued upon such exercise are tendered into the Ashton Offer and all out of the money Ashton options and warrants are not exercised. Subject to the terms of the out of the money Ashton options and warrants, it is anticipated that the out of the money Ashton options and warrants may be assumed in a subsequent event transaction or compulsory acquisition following the Ashton Offer and become exercisable for Stornoway Shares.

(6)             Assumes that all Ashton Shareholders elect the cash alternative under the Ashton Offer so that the maximum cash available under the cash alternative of $59,500,000 is pro rated among all Ashton Shareholders (subject to the limitation that the maximum cash consideration is pro rated on a fully-diluted basis).

(7)             Assumes full conversion of the Subscription Receipts.

Subscription Receipt Financing

On July 21, 2006, Stornoway completed a private placement of 15,670,297 Class A Subscription Receipts and 1,958,787 Class B Subscription Receipts to Agnico-Eagle in order to fund a portion of the cash consideration offered under the Ashton Offer. Each Class A Subscription Receipt will convert into one Stornoway Share in the event Stornoway takes up Ashton Shares under the Ashton Offer and each Class B Subscription Receipt will convert into one Stornoway Share in the event Stornoway draws funds under the Bridge Facility. Accordingly, if Stornoway takes up Ashton Shares under the Ashton Offer and draws funds under the Bridge Facility, Stornoway will issue an additional 17,629,084 Stornoway Shares upon conversion of the Subscription Receipts. See Section 1 of the Circular, ‘‘Stornoway — Sources of Cash Consideration for Ashton Offer.’’

Price Range and Trading Volumes of Stornoway Shares

The Stornoway Shares are listed and posted for trading on the TSX under the trading symbol ‘‘SWY’’. The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the aggregate volume of trading of the Stornoway Shares on the TSX:

Stornoway Shares

Monthly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)
2005
June	1.42	1.20	1.25	2,714,020
July	1.44	1.24	1.28	925,113
August	1.38	1.11	1.17	1,148,711
September	1.20	1.00	1.09	2,678,234
October	1.16	0.86	0.86	1,962,829
November	1.05	0.80	0.93	3,324,129
December	1.08	0.69	1.05	5,264,139
2006
January	1.39	1.02	1.33	4,158,409
February	1.39	1.10	1.17	2,874,200
March	1.19	0.95	1.10	5,629,036
April	1.34	0.96	1.28	12,780,400
May	1.80	1.32	1.43	6,480,231
June	1.42	1.01	1.19	945,891
July	1.35	1.06	1.24	1,098,884
August 1 — 4	1.26	1.15	1.16	366,326

Note: Source: TSX Market Data.

Stornoway Shares

Quarterly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)
2004
July — September	2.22	1.60	1.90	9,742,274
October — December	1.94	1.20	1.80	11,433,333
2005
January — March	2.04	1.50	1.81	5,993,912
April — June	1.83	1.20	1.25	5,711,433
July — September	1.44	1.00	1.09	4,752,058
October — December	1.16	0.69	1.05	10,551,097
2006
January — March	1.39	0.95	1.10	12,661,645
April — June	1.80	0.96	1.19	20,206,522

Note: Source: TSX Market Data.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ending on July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.2472.

Sources of Cash Consideration for Ashton Offer

Stornoway currently estimates that if it acquires all of the Ashton Shares pursuant to the Offer and is required to pay the maximum amount of cash payable under the Cash Alternative pursuant to the Ashton Offer, the total cash required to purchase such Ashton Shares and pay related fees and expenses (including depositary, solicitation, printing, financial, legal and accounting expenses), will be approximately $67.2 million.

Stornoway intends to finance the cash consideration payable in the Ashton Offer with approximately $32.5 million from a non-revolving secured Bridge Facility (the ‘‘Bridge Facility’’) to be provided by a Canadian Chartered Bank (the ‘‘Lender’’) pursuant to a binding commitment letter dated July 21, 2006 (the ‘‘Commitment Letter’’), $22.5 million from the sale of the 17,629,084 Subscription Receipts to Agnico-Eagle completed on July 21, 2006 and the balance using cash on hand. The proceeds to be made available in accordance with the Commitment Letter will be advanced directly to Stornoway for the purpose of financing the acquisition of the Ashton Shares pursuant to the Ashton Offer. The Bridge Facility will be secured by a pledge of the Ashton Shares acquired by Stornoway pursuant to the Ashton Offer, the cash balances of Stornoway and its wholly-owned subsidiaries and a first ranking security interest in all of the assets of Stornoway and its subsidiaries. The Bridge Facility provides that upon acquisition of 100% of the Ashton Shares by Stornoway, Stornoway will cause Ashton to become a guarantor of the Bridge Facility and to grant a first ranking security interest in all of its assets to secure such guarantee.

All amounts advanced under the Bridge Facility will be repayable in full on the date which is the earlier of six months following the initial drawdown under the Bridge Facility and 10 months from the date of the offer and takeover bid circular in respect of the Ashton Offer. All amounts advanced may be prepaid without penalty, subject to usual breakage costs. However, there is mandatory prepayment of the Bridge Facility from the net proceeds from issuances of equity (other than the sale of 17,629,084 Subscription Receipts to Agnico-Eagle), option exercises or convertible debt by Stornoway as well as the net proceeds of subsidiary dividends and other distributions, asset sales and permitted issuances of debt.

The Bridge Facility will bear interest at either the lender’s prime rate plus 4.5% per annum or the Lender’s banker’s acceptances plus 5.5% per annum, at Stornoway’s election. The Bridge Facility is subject to fees at levels customary for loan facilities of this type and will include covenants, representations, warranties, conditions and events of default customary for loan facilities of this type. The Lender is entitled to syndicate the Bridge Facility to other financial institutions. The obligation of the Lender to make an advance under the Bridge Facility is subject, among other customary provisions, to: (i) the Ashton Offer being consummated upon satisfaction of each of the conditions of the Ashton Offer, a copy of which conditions are attached hereto as Annex ‘‘F’’, without amendment or waiver thereof, except for extensions of the Expiry Date from time to time and as otherwise approved by the Lender; (ii) the valid deposit (without withdrawal) under the Ashton Offer of not less than 44,125,733 of the Ashton Shares owned indirectly by Rio Tinto, (iii) all relevant filings having been made in respect of the Ashton Offer and the Bridge Facility; and (iv) the entering into of definitive loan and security agreements and receipt of other related loan documentation. No determination by Stornoway of the satisfaction of certain conditions of the Ashton Offer may be made by Stornoway without the prior written consent of the Lender. Advances under the Bridge Facility will also be subject to representations and warranties, covenants and events of default customary for loan facilities of this type. Stornoway was also required to deposit $6,000,000 with the Lender solely to pay amounts owed under the Bridge Facility, including fees.

Under the terms of the Commitment Letter Stornoway has also agreed:

(a)  to use it reasonable best efforts to complete an equity offering to repay the Bridge Facility;

(b)           not to materially amend (including, for greater certainty, any amendment to the consideration payable thereunder) the terms of the Offer, except with the prior consent of the Lender not to be unreasonably withheld;

(c)            not to enter into any merger, amalgamation or similar transaction with Contact while any amounts are outstanding under the Bridge Facility without the prior consent of the Lender provided that, for greater certainty, this restriction does not apply to a merger, amalgamation, or similar transaction involving Contact and a subsidiary of Stornoway; and

(d)           that, (i) if, within 120 days following the date of the Ashton Offer, the bid is accepted by holders of not less than 90% of the shares of Ashton, other than shares of Ashton held by Stornoway on the date of the Ashton Offer, it will promptly use reasonable commercial efforts to execute and complete a compulsory acquisition transaction for the shares of Ashton not tendered to the Ashton Offer, or (ii) if it acquires not less than 662/3% but less than 90% of the shares of Ashton pursuant to the Ashton Offer, it will promptly use reasonable commercial efforts to effect one or more transactions pursuant to which Ashton will become its direct or indirect wholly-owned subsidiary.

Stornoway has neither sought nor made alternative financing arrangements should the Bridge Facility not be available to it.

On July 21, 2006, Stornoway completed a private placement of 15,670,297 Class A Subscription Receipts and 1,958,787 Class B Subscription Receipts to Agnico-Eagle (the ‘‘Agnico-Eagle Private Placement’’) in order to arrange for part of the cash consideration offered under the Ashton Offer. The proceeds of the Subscription Receipt financing were deposited with Pacific Corporate Trust Company, as escrow agent (the ‘‘Escrow Agent’’), pursuant to the terms of an escrow agreement dated July 21, 2006 among Stornoway, the Escrow Agent and Agnico-Eagle (the ‘‘Escrow Agreement’’).

Under the terms of the Escrow Agreement and the Class A Subscription Receipts, in the event Stornoway has confirmed that all the conditions of the Ashton Offer have been satisfied or will be waived and that Stornoway will take up securities deposited under the Ashton Offer prior to the Class A Expiry Date (as defined below), each Class A Subscription Receipt will be deemed to be converted into one Stornoway Share, without payment of additional consideration, and upon such deemed conversion the Class A Subscription Receipt shall be deemed to be cancelled and of no further force or effect and the proceeds applicable to the Class A Subscription Receipt, plus any accrued interest, will be released by the Escrow Agent to Stornoway. In the event Stornoway has not confirmed that all the conditions of the Ashton Offer have been satisfied or will be waived and that Stornoway will take up securities deposited under the Ashton Offer prior to the Class A Expiry Date, each Class A Subscription Receipt entitles Agnico-Eagle to a return of the proceeds applicable to the Class A Subscription Receipt plus any accrued interest. ‘‘Class A Expiry Date’’ means the earliest of (i) August 21, 2006, if the formal takeover bid circular in respect of the Ashton Offer has not been mailed, (ii) the date on which the Escrow Agent has been provided with notice in writing from Stornoway that the Ashton Offer has been withdrawn or the Ashton Offer has expired without the conditions of the Ashton Offer being satisfied or waived by the Corporation, or (iii) 11:59 PM (Toronto Time) on the earlier of the tenth day after the expiry of the Ashton Offer and the 180th day after the date of the Ashton Offer.

Under the terms of the Escrow Agreement and the Class B Subscription Receipts, in the event Stornoway has confirmed that all the conditions of the Ashton Offer have been satisfied or will be waived and that it has delivered a borrowing notice to the Lender to make its initial borrowing under the Bridge Facility prior to the Class B Expiry Date (as defined below), each Class B Subscription Receipt will be deemed to be converted into one Stornoway Share, without payment of additional consideration, and upon such deemed conversion the Class B Subscription Receipt shall be deemed to be cancelled and of no further force or effect and the proceeds applicable to the Class B Subscription Receipt, plus any accrued interest, will be released by the Escrow Agent to Stornoway. In the event Stornoway has not confirmed that all the conditions of the Ashton Offer have been satisfied or will be waived or that it has delivered a borrowing notice to the Lender to make its initial borrowing under the Bridge Facility prior to the Class B Expiry Date, each Class B Subscription Receipt entitles Agnico-Eagle to a return of the proceeds applicable to the Class B Subscription Receipt plus any accrued interest. ‘‘Class B Expiry Date’’ means the earliest of (i) August 21, 2006, if the formal takeover bid circular in respect of the Ashton Offer has not been mailed, (ii) the date on which the Escrow Agent has been provided with notice in writing from Stornoway that the Ashton Offer has been withdrawn or the Ashton Offer has expired without the conditions of the Ashton Offer being satisfied or waived by the Corporation, or (iii) 11:59 PM (Toronto Time) on the later of 90th day after the expiry of the Ashton Offer and the 180th day after thedate of the Ashton Offer.

Documents Incorporated by Reference and Further Information

Further information with respect to Stornoway is set forth in Annex A (Stornoway/Contact Pro Forma Consolidated Financial Statements), Annex B (Stornoway/Ashton Pro Forma Consolidated Financial Statements) and Annex C (Stornoway/Ashton/Contact Pro Forma Consolidated Financial Statements) which are incorporated into and form part of this Circular. The following documents of Stornoway, copies of which can be found at www.sedar.com, are specifically incorporated by reference into this Circular:

(a)            Renewal Annual Information Form dated July 11, 2006 for the year ended April 30, 2006;

(b)           Audited Consolidated Financial Statements, and the related notes thereto, as at April 30, 2006 and 2005 and for each of the years in the three year period ended April 30, 2006 and the Auditors’ Report thereon;

(c)            Management’s Discussion and Analysis of Financial Position and Operating Results for the years ended April 30, 2006 and April 30, 2005;

(d)           Management Proxy Circular dated July 20, 2006 for Stornoway’s annual meeting of shareholders to be held on August 23, 2006; and

(e)            Material Change Report dated July 24, 2006 relating to the Offer and the Ashton Offer.

Any documents of Stornoway of the type referred to above and any material change reports (excluding confidential material change reports) filed by Stornoway with a securities regulatory authority in Canada on or after the date of this Offer and Circular and prior to the Expiry Time, will be deemed to be incorporated by reference into this Circular.

Information contained in or otherwise accessed through Stornoway’s website, www.stornowaydiamonds.com, or any other website does not form part of this Offer and Circular. All such references to Stornoway’s website, or any other website, are inactive textual references only.

Any statement contained in a Stornoway document incorporated or deemed to be incorporated by reference above shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated herein by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

The following documents of Ashton, copies of which can be found at www.sedar.com, are specifically incorporated by reference into this Circular:

(a)            Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2005 and as at December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004 (except for the Ashton auditors’ report as Stornoway has not obtained the consent of the auditors to incorporate this report); and

(b)           Unaudited Consolidated Financial Statements, and the related notes thereto, as at March 31, 2006 and for the three month periods ended March 31, 2006 and March 31, 2005.

It appears that Ashton has not filed the French version of the document in paragraph (b) above on SEDAR. If, and to the extent that French versions of either document are subsequently filed with the relevant Canadian securities regulators, they will be deemed to be incorporated by reference into this Offer and Circular.

Information contained in or otherwise accessed through Ashton’s website, www.ashton.ca, or any other website does not form part of this Offer and Circular. All such references to Ashton’s website, or any other website, are inactive textual references only.

Detailed information as the conditions of the Ashton Offer and the terms and conditions of the lock-up agreement between Stornoway and two wholly-owned subsidiaries of Rio Tinto, referred to in Section 1 of the Circular, ‘‘Stornoway — Ashton Offer’’, are set out under the sections entitled ‘‘Offer — Conditions of the Offer’’ and ‘‘Circular — Commitments to Acquire Securities of Ashton; Lock-Up Agreement’’ in the takeover bid circular relating to the Ashton Offer filed under Stornoway’s profile on the SEDAR website at www.sedar.com, which sections are incorporated by reference herein.

Information has been incorporated by reference in this Circular from documents filed with the securities regulatory authority in each of the provinces and territories of Canada. Copies of the documents incorporated by reference in the Circular regarding Stornoway may be obtained on request without charge from the Corporate Secretary of Stornoway at Stornoway Diamond Corporation, Suite 860, 625 Howe Street, Vancouver, British Columbia, V6C 2T6 or by telephone at (604) 687-7545. Stornoway believes that copies of the foregoing Ashton documents may be obtained on request without charge from the Corporate Secretary at Ashton Mining of Canada Inc., Unit 116-980 West 1st Street North Vancouver, British Columbia, V7P 3N4 or by telephone at (604) 983-7750. For purpose of the Province of Quebec, the Circular contains information to be completed by consulting the permanent information record, a copy of which permanent information record may be obtained from the Corporate Secretary of Stornoway at the abovementioned address and telephone number. Copies of documents incorporated by reference or forming part of the permanent information record may be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com.

2.   Contact Diamond Corporation

Except as otherwise indicated, the information concerning Contact contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Contact has confirmed the accuracy and completeness of the information in respect of Contact herein. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Contact taken from or based on such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Contact’s financial statements, or for any failure by Contact to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Stornoway.

Overview

Contact is currently engaged in the acquisition, exploration and development of diamond properties in Ontario, Quebec, the Northwest Territories and Nunavut. Contact’s core project is the Timiskaming Diamond Project (‘‘Timiskaming’’) located in northeastern Ontario/northwestern Quebec. Contact currently maintains a 100% interest in over 120,000 hectares of exploration licenses in Timiskaming and has to date discovered eight kimberlite bodies in the region. Contact’s 95-2 pipe yielded a population of highly commercial diamonds at marginally sub-economic grades in a mini-bulk sample program conducted between 2003 and 2004.

Contact also maintains an interest in three joint venture projects within well known diamond exploration regions of northern Canada. These are the RAM (and SHU) joint venture with Trigon Exploration Canada Inc. (‘‘Trigon’’) in the Northwest Territories, the IC/LO (and TIM) project, also with Trigon, in the Kugaaruk/Committee Bay region of Nunavut, and the MIP joint venture with Stornoway in south-central Baffin Island, Nunavut. In each case Contact is earning a 50% or greater interest in the project and each is operated by Contact’s joint venture partner.

Contact is a corporation existing under the OBCA and was formed by the amalgamation on February 11, 1999 of Sudbury Contact Mines, Limited and Silver Century Explorations Ltd., which were incorporated under the laws of Ontario on October 11, 1927 and March 7, 1980, respectively. On September 3, 2004, Contact changed its name from Sudbury Contact Mines, Limited to Contact Diamond Corporation/Corporation Diamontifère Contact.

Contact Diamond’s registered office and principal place of business is located at 145 King Street East, Suite 500, Toronto, Ontario, M5C 2Y7.

Contact has no subsidiaries.

Agnico-Eagle was the majority shareholder of each of Contact’s predecessors at the time of the amalgamation. As at August 4, 2006 Agnico-Eagle beneficially owns, on a collective basis, 13,814,077 Shares representing 31% of the issued and outstanding shares of Contact.

Contact’s Principal Property

Contact’s 100% wholly owned Timiskaming Diamond Project is located in vicinity of the community of Timiskaming Shores, on the Ontario-Quebec border. Contact has discovered eight kimberlite pipes in Timiskaming, including MR8 in September 2005, and KL01 and KL22 in May 2004. Six of these pipes have been diamondiferous, including the 95-2 pipe which, in a mini-bulk sampling program conducted between 2003 and 2004, was shown to possess a commercial population of high-quality diamonds at marginally sub-economic grades. Since 2004, Contact has been engaged in an aggressive program of exploration in the region with a view to the discovery of a viable diamond resource benefited by the region’s access and infrastructure. In contrast to diamond projects which are in remote, undeveloped portions of Canada, the Timiskaming Diamond Project is located in an established historical mining area that offers developed mine-related infrastructure and support. The Timiskaming Diamond Project is Contact’s only material property.

Contact Mineral Claims

The Timiskaming Diamond Project is comprised of claims in both the province of Ontario and the province of Quebec as the project straddles the boundary of the two provinces. As of March 1, 2006, the Ontario portion of the project, in proximity to the towns of Timiskaming Shores and Elk Lake, consisted of 594 unpatented mining claims and 16 patented mining claims covering a combined area of 111,819 hectares. Nine unpatented mining claims and the patented claims are subject to option agreements detailed below. On the Quebec side, near the towns of Notre-Dame-du-Nord and Ville Marie, the project consists of 123 unpatented claims covering an area of 3,954 hectares. Additional unpatented mining claims staked within the Elk Lake area during the first half of 2006 but not appearing on the Ontario Ministry of Northern Development and Mine’s claim registry as of March 1st 2006, have since brought the total land position for the Timiskaming Diamond Project to more than 120,000 hectares.

The Ontario portion of the project area spans portions of thirty seven townships. Work required over the next two years in order to maintain the Ontario claims in good standing amounts to approximately $2,900,000. There is currently $729,000 in reserve on the core claims and several millions of dollars worth of assessment work covering the various drilling programs conducted on the 95-2, KL01 and KL22 kimberlite pipes, as well as target testing, which have been recently submitted to the government for credit. The Quebec portion of the project area spans portions of three townships, and requires $155,000 worth of work over the next two years in order to maintain the claims in good standing. A total of $40,500 remains in reserve on the Baby township claim group and a total of $32,000 remains in reserve on the Guerin township group of claims.

Seven of Contact’s known kimberlite pipes are located in Ontario and one known kimberlite pipe is located in Quebec. In addition, numerous high-quality geophysical targets in both provinces bear close magnetic resemblance to the known kimberlite pipes in the Timiskaming region and remain to be tested.

Contact Option Agreements

During 1997, Contact entered into an option to acquire a 100% interest in two patented mining claims pursuant to option agreements dated November 19, 1997 between Contact and two private individuals. Contact has satisfied the terms of these option agreements. These option agreements are subject to a 5% net profits interest royalty and Contact retains the right to purchase the royalties for $600,000 each, upon which payment the royalties cease.

During 2005, Contact entered into seven further option agreements, six of which are outstanding as of July 2006. These six option agreements provide for staged payments to six individual optionors of cash and common shares from Contact’s capital to a total maximum of $100,000 and 20,000 common shares over three years for any single agreement. Each agreement also provides for escalating bonus payments in the event a kimberlite discovery is made and successively larger scale sampling programs are undertaken, to a total maximum of $205,000 and 20,000 Contact Shares for any single kimberlite discovery. Since 2005 180,000 common shares have been issued and $120,000 has been paid in relation to these option agreements, including bonus payments associated with the discovery of kimberlite MR8. For any kimberlite taken to commercial production, a further bonus of $250,000 in cash and 200,000 warrants of Contact priced at $1.50 is provided for in each agreement, along with production royalties of not more than 2% in the form of Net Sales Royalties (‘‘NSR’’). In two agreements concerning eight unpatented mining claims and one patented claim covering a total of 700 hectares in the Elk Lake area, the optionors have a further right to re-acquire a maximum 10% project equity interest for payment of $1.0 million prior to the receipt of a feasibility study.

2006 Exploration by Contact

During the fall and winter of 2005-2006, Contact undertook a 10 hole drill program and was successful in discovering the new kimberlite MR8. Subsequent to this program, the company expanded its land package in the Elk Lake area, and in May of this year, the company mobilized its summer 2006 exploration program, including campaigns of integrated till sampling, prospecting and geophysics ahead of an expected renewal of drilling in the fall. The focus of this work will be the new Elk Lake claim package, which has been targeted by Contact due to the occurrence of regional geochemical anomalies of kimberlitic indicator minerals, its location along strike of major structural features hosting kimberlite pipes to the south, and its proximity to the nearby Lapointe kimberlite, discovered in May 2005 by Tres-Or Resources Ltd. and Arctic Star Diamond Corporation. In addition to the Elk Lake program, the company is pursuing several unexplained and well defined kimberlitic indicator anomalies within its Klock and Lundy properties in Ontario, and its Baby property in Quebec.

Contact has approved a budget of $2 million for the 2006 Timiskaming program, which includes provision for a minimum 10 hole drill program. No current economic resource has yet been established at the Timiskaming Diamond Project. However, Contact considers its 95-2 kimberlite to have the potential to form a viable resource, given certain conditions such as the discovery of comparable diamondiferous kimberlite nearby or an increase in diamond prices. Contact’s Timiskaming exploration is managed from its exploration office and dedicated core-shack facility located within the town of New Liskeard, Ontario.

Share Capital of Contact

Contact is authorized to issue an unlimited number of common shares. As at July 21, 2006, there were 43,873,365 Contact Shares outstanding. As at July 21, 2006, there were 3,802,000 Contact Options and 1,200,000 Contact Warrants outstanding.

Contact Shares have attached thereto the following rights, privileges, restrictions and conditions:

•              Dissolution. In the event of the dissolution, liquidation or winding-up of Contact, whether voluntary or involuntary, or any other distribution of assets of Contact among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of any shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the common shares shall be entitled to receive the remaining property and assets of Contact.

•              Voting Rights. The holders of the common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of Contact and shall have one vote for each common share held at all meetings of the shareholders of Contact, except for meetings at which only holders of another specified class or series of shares of Contact are entitled to vote separately as a class or series.

Contact currently has no securities that are subject to escrow.

Price Range and Trading Volumes of Contact Shares

The Contact Shares are listed on the TSX under the symbol ‘‘CO’’. The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the aggregate volume of trading of the Contact Shares on the TSX:

Contact Shares

Monthly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)
2005
May	0.60	0.27	0.50	1,043,975
June	0.58	0.45	0.50	649,216
July	0.50	0.40	0.42	164,027
August	0.48	0.39	0.39	111,430
September	0.65	0.39	0.44	657,652
October	0.58	0.44	0.52	378,699
November	0.53	0.45	0.45	165,130
December	0.50	0.40	0.50	616,811
2006
January	0.52	0.43	0.45	384,198
February	0.50	0.33	0.35	967,883
March	0.45	0.34	0.40	1,405,108
April	0.50	0.40	0.47	936,863
May	0.50	0.36	0.42	954,570
June	0.43	0.36	0.40	232,392
July	0.42	0.36	0.41	511,100
August 1-4	0.42	0.41	0.41	272,400

Note: Source: TSX Market Data.

Contact Shares

Quarterly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)
2004
July - September	1.37	0.95	1.05	384,270
October - December	1.57	0.60	0.78	707,708
2005
January - March	0.95	0.62	0.80	992,968
April - June	0.82	0.27	0.50	2,045,321
July - September	0.65	0.39	0.44	933,109
October - December	0.58	0.40	0.50	1,160,640
2006
January - March	0.52	0.33	0.40	2,757,189
April - June	0.50	0.36	0.40	2,123,825

Note: Source: TSX Market Data.

The volume-weighted average trading price of the Contact Shares on the TSX for the 20 trading days ending on July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $0.3887.

3.   Background to the Offer

In March 2004, Eira Thomas, Catherine McLeod-Seltzer, John Robins and Bruce McLeod, the President and Chief Executive Officer, Co-Chairs and Chief Operating Officer, respectively, of Stornoway met with representatives of Rio Tinto in Toronto, Ontario. At that meeting, various possible transactions were discussed, including the possibility of a transaction pursuant to which Stornoway would purchase Rio Tinto’s shareholdings in Ashton. Subsequently, Stornoway retained BMO Nesbitt Burns Inc. as its financial advisor in connection with a possible transaction.

From March 2004 until April 2006, Rio Tinto and Stornoway held discussions from time to time regarding a possible acquisition involving Rio Tinto’s shareholdings in Ashton, but the parties failed to come to an agreement on a possible transaction.

In November 2005, Matt Manson, President and Chief Executive Officer of Contact, approached Rio Tinto concerning a possible transaction whereby Contact would purchase Rio Tinto’s shareholdings in Ashton and a meeting was held with Rio Tinto representatives in Toronto, Ontario in December 2005. Between December 2005 and May 2006, Contact and its advisors had several discussions with Rio Tinto but the parties failed to come to an agreement on a possible transaction.

In late April, 2006, Eira Thomas contacted Matt Manson to discuss the possibility of combining the businesses of Stornoway and Contact. Matt Manson advised Eira Thomas that Contact was pursuing other strategic alternatives at that time. On May 23, 2006, Matt Manson contacted Eira Thomas and advised that Contact had been in negotiations with Rio Tinto to purchase Rio Tinto’s shareholdings in Ashton but that Contact and Rio Tinto had failed to come to an agreement. On May 25, 2006, Stornoway and Contact signed a confidentiality agreement. Stornoway and Contact began discussing the possibility of a combination of Stornoway and Contact as well as a three-way transaction, involving Stornoway, Contact and Ashton. Stornoway subsequently retained BMO Nesbitt Burns Inc. and Canaccord Capital Corporation as its financial advisors in connection with these transactions.

On June 5, 2006, Eira Thomas and Matt Manson met with senior representatives of Rio Tinto in London to discuss the possibility of Stornoway purchasing Rio Tinto’s shareholdings in Ashton.

During June and July 2006, Stornoway and Contact completed due diligence on each other and negotiated the Support Agreement and Stornoway, Contact and the Locked-Up Shareholders negotiated the Lock-Up Agreements. Stornoway also negotiated the terms of the lock-up agreement with two subsidiaries of Rio Tinto, the terms of the Bridge Facility and the terms of the Subscription Receipt financing.

The Board of Directors of Contact met on June 21, 2006 and formed the Contact Special Committee, comprised of Contact directors independent of Agnico-Eagle. The Board of Directors of Contact mandated the Contact Special Committee to review and supervise the process to be carried out by Contact and its representatives in dealing with the expression of interest by Stornoway to acquire Contact and make a recommendation to the Board of Directors of Contact with respect to acceptance or rejection of any proposal from Stornoway.

The Contact Special Committee retained Orion as its independent financial advisors to provide financial advisory services, including an opinion on the fairness of the consideration offered under the Offer, from a financial point of view, to Contact Shareholders.

The Board of Directors of Contact met on July 4, 2006 to consider the status of negotiations and the possibility of supporting the Offer.

The Board of Directors of Stornoway met on July 7, 2006 to consider the status of negotiations and the possibility of making the Offer and the Ashton Offer.

The Contact Special Committee met on a number of occasions and reviewed the terms of the proposed offer by Stornoway, the terms of the Support Agreement and received the written Valuation and Fairness Opinion on July 21, 2006. Based upon the foregoing, among other considerations, the Contact Special Committee unanimously determined to recommend that the Board of Directors of Contact recommend that Shareholders accept the Offer and tender their Contact Shares to the Offer.

On July 21, 2006, the Board of Directors of Contact received an update from management and its financial and legal advisors regarding the Offer. The Board of Directors of Contact authorized management to enter into the Support Agreement.

On July 21, 2006, the Board of Directors of Stornoway received an update from management and its financial and legal advisors regarding the Offer and the Ashton Offer. The Board of Directors of Stornoway authorized management to enter into the Support Agreement and the Lock-Up Agreements in connection with the Offer, to enter into the Rio Tinto lock-up agreement, to enter into the Commitment Letter relating to the Bridge Facility, to complete the Subscription Receipt Financing and to approach the Board of Directors of Ashton regarding a possible negotiated transaction.

Eira Thomas arranged for a meeting with Robert Boyd, the Chief Executive Officer of Ashton, after market close on Friday, July 21, 2006. Eira Thomas and Matt Manson met with Mr. Boyd at his office at that time and advised him that Stornoway had entered into the Rio Tinto lock-up agreement with the Rio Tinto subsidiaries, the Support Agreement with Contact and the Lock-Up Agreements with the Locked-Up Shareholders. Eira Thomas noted that Stornoway could have sought to acquire Rio Tinto’s indirect 52% interest in Ashton without making an offer to all Ashton shareholders but that Stornoway believed it was in the best interests of the minority Ashton shareholders to allow them to receive the Ashton Offer and have an opportunity to accept and receive the same consideration as the Rio Tinto subsidiaries. Eira Thomas noted that Stornoway would like the support of the Board of Directors of Ashton for the Offer. However, she noted that due to its disclosure obligations and its contractual obligations to the Rio Tinto subsidiaries, Stornoway was required to announce that it had entered into the Rio Tinto lock-up agreement and its intention to make the Ashton Offer prior to the opening of trading of the TSX on Monday, July 24, 2006. Mr. Boyd responded that he would consider the matter with the Board of Directors of Ashton.

Stornoway understands that the Board of Directors of Ashton established a special committee (the ‘‘Ashton Special Committee’’) to consider the Ashton Offer. There were several communications and discussions between Stornoway, Mr. Boyd and the Ashton Special Committee throughout the weekend of July 22 and 23.

In the evening on Saturday, July 22, 2006, the Ashton Special Committee sent Stornoway a letter indicating that the Board of Directors of Ashton would not be in a position to make a determination regarding whether it could endorse the Ashton Offer prior to the 5:00 p.m. Pacific Time on Sunday, July 23, 2006, which was the time for a response requested by Stornoway. However, the Special Committee expressed an interest in proceeding in a collaborative and informed manner and advised that it had instructed Robert Boyd to immediately enter into negotiations with Stornoway and Contact to finalize what it called industry-standard confidentiality, exclusivity and standstill agreements that would allow the parties to proceed on a collaborative and informed basis. Eira Thomas responded that Stornoway was also interested in a collaborative and informed process.

Stornoway announced its intention to make the Offer and the Ashton Offer prior to the opening of trading on the TSX on Monday, July 24, 2006.

The parties negotiated the terms of the confidentiality, exclusivity and standstill agreement, as proposed by Ashton, from Sunday, July 23, 2006 to Tuesday, July 25, 2006 but could not agree on terms. Ashton required that such agreement include a standstill under which Stornoway could not make any acquisition of Ashton Shares for 150 days. This was not acceptable to Stornoway.

4.   Strategic Rationale for the Proposed Combination

Stornoway believes that the successful completion of the Offer and subsequent combination of Stornoway and Contact would create a company with one of the most diversified, prospective diamond exploration portfolios in the country backed by an experienced management group with a long and unique history in the Canadian diamond sector and a track record of wealth creation for shareholders. Further, with the support of Contact’s largest shareholder, Agnico-Eagle, who has agreed to deposit its 31% shareholding in Contact under the Offer, the combined entity will be well positioned to identify and pursue further exploration and development opportunities as part of a larger strategy to consolidate the Canadian diamond sector. Stornoway is making a separate takeover bid for all of the outstanding shares of Ashton, with subsidiaries of Rio Tinto, collectively the largest shareholders of Ashton, having agreed to tender their collective 52% shareholding under a lock-up agreement.

The combined entities’ potential is expected to be enhanced by the following industry trends and factors:

•              Canada became the world’s 3rd largest diamond producer by value with the development of its first two diamond mines and remains highly prospective for further world class discoveries;

•              Experts expect a continued robust rough diamond market for at least ten years, with demand outstripping diamond production;

•              Diamond mining and pre-development projects are becoming increasingly attractive due to depleting reserves and strong prices;

•              There is a lack of North American based, mid-tier rough diamond production and exploration companies and Stornoway believes there will be investment demand for such a company; and

•              The diamond exploration and development industry would benefit from industry consolidation, presenting an opportunity for a company to act as a ‘‘catalyst’’ and leader of such consolidation.

The Board of Directors of Stornoway strongly believes that this transaction will result in value creation for shareholders of both Contact and Stornoway, offering the following benefits and opportunities:

•              Participation in the Creation and Growth of one of Canada’s Leading Diamond Companies. The entity resulting from the combination of Stornoway and Contact (the ‘‘Combined Entity’’) is expected to have a market cap in excess of $120 million and will be in a strong position to promptly pursue subsequent transactions with the goal of acquiring near term diamond production. Stornoway has also announced its intention to pursue a takeover bid for Ashton. If Stornoway acquires all of the Contact Shares and all of the Ashton Shares, the three-way combination is expected to create a company with a market capitalization in excess of $200 million that will become one of the leading, mid-cap, pure diamond exploration and development companies in Canada.

•              Valuation Growth. The Combined Entity should offer opportunities for an improved market valuation due to, among other things: (i) creating a strong platform from which pre-development assets can be brought to production and achieve a higher valuation multiple; (ii) creating an overall, compelling investment opportunity in rough diamonds; and (iv) providing exposure to a broader exploration and development property portfolio.

•              Increased Liquidity. Due to a larger number of shares outstanding, a larger shareholder base and an expected enhanced profile, the Combined Entity should have greater trading liquidity than Contact does currently.

•              Strong, Experienced Technical and Management Teams. The Combined Entity will have a strong, experienced management group with a history of wealth creation for shareholders and supported by a qualified technical team with unique experience in the Canadian diamond exploration and development sector and a track record of discovery.

•              Enhanced Financial Platform. The Combined Entity should have greater flexibility and improved access to financial resources to maximize the value of Stornoway’s and Contact’s existing properties as well as to pursue a broader spectrum of future growth opportunities that would have been inaccessible to each company on its own.

•              Opportunities for Further Consolidation and Acquisition. In general, the trend towards consolidation and growth in the mining sector has been supported and rewarded by the financial markets. Widespread consolidation in the diamond sector has not yet occurred and the combined entity would be in a good position to initiate this consolidation. The Combined Entity will be in a position to identify additional opportunities in Canada and elsewhere and further consolidate the diamond exploration and development landscape.

•              Large and Diversified Asset Base. The Combined Entity will benefit from an extensive and diversified asset base consisting of highly prospective exploration landholdings throughout Canada and Botswana, creating a unique project pipeline that is unparalleled among its peers.

•              No Controlling Shareholder. The Combined Entity will not have a controlling shareholder. However, Agnico-Eagle, a leading mine developer in the Province of Quebec, will be a significant strategic shareholder.

These anticipated benefits are based on various assumptions and are subject to various risks. See ‘‘Cautionary Statement Regarding Forward-Looking Information’’ in the cover pages above and Section 7 of this Circular, ‘‘Risk Factors’’.

5.   Purpose of the Offer and Stornoway’s Plans for Contact

Purpose of the Offer

The purpose of the Offer is to enable Stornoway to acquire all of the Contact Shares. If the conditions of the Offer are satisfied or waived and Stornoway takes up and pays for the Contact Shares validly deposited under the Offer, Stornoway intends to acquire any Contact Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Contact Share at least equal in value to the consideration paid by Stornoway per Contact Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Contact Shares acquired by the Offeror pursuant to the Offer. Although Stornoway intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in Stornoway’s ability to effect such a transaction, information subsequently obtained by Stornoway, changes in general economic or market conditions or in the business of Contact, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Stornoway reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described herein. See Section 8 of this Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

Plans for Stornoway and Contact following the Completion of the Offer

If the Offer is accepted and Stornoway acquires all of the outstanding Contact Shares, Stornoway intends to conduct a review of Contact and its assets, operations, management and personnel, to determine the changes necessary to integrate the operations and management of Contact into the operations and management of Stornoway as soon as possible after the Offer is completed. Stornoway intends to operate the combined company from its head office in Vancouver, British Columbia.

Treatment of Contact Options and Contact Warrants

The Offer is made only for Contact Shares and is not made for any Contact Options, Contact Warrants or other rights to acquire Contact Shares. Any holder of such Contact Options, Contact Warrants or other rights to acquire Contact Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange their Contact Options, Contact Warrants or other rights in order to obtain certificates representing Contact Shares that may be deposited in accordance with the terms of the Offer.

If any holder of Contact Options does not exercise such Contact Options prior to the Expiry Time, such Contact Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Contact

Option will become an option or right to acquire a number of Stornoway Shares, as determined in accordance with the terms of the Contact Options, based on the exchange ratio used in the Offer.

If any holder of Contact Warrants does not exercise such Contact Warrants prior to the Expiry Time, such Contact Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Contact Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Contact Warrant may become a warrant or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Contact Warrants, based on the exchange ratio used in the Offer.

See Section 8 of this Circular, ‘‘Acquisition of Contact Shares Not Deposited’’.

The tax consequences to holders of Contact Options or Contact Warrants of exercising or not exercising their Contact Options or Contact Warrants are not described in Section 19 of this Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’. Holders of Contact Options or Contact Warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Contact Options or Contact Warrants.

6.   Orion Valuation and Fairness Opinion

The completion of the Agnico-Eagle Private Placement to arrange for part of the cash consideration under the Ashton Offer may be considered to make the Offer an ‘‘insider bid’’ under Rule 61-501 and Regulation Q-27. Since the Offer may be an ‘‘insider bid’’, a valuation of the Contact Shares must be prepared by a valuator that is independent of all interested parties in the transaction that has appropriate qualifications. While Rule 61-501 and Regulation Q-27 stipulate that the valuation must be paid for by the Offeror, the selection of the valuator and the supervision of the valuation is required to be performed by an independent committee of the offeree issuer.

The Contact Special Committee had selected Orion as the valuator. A copy of the Valuation and Fairness Opinion prepared by Orion is attached as Annex E to the Circular and is incorporated by reference into this Circular. Orion has consented to the inclusion of the Valuation and Fairness Opinion in its entirety, together with a summary thereof in a form acceptable to Orion, in this Circular and in the circular to be prepared by the Board of Directors of Contact, and to the filing thereof with applicable Canadian securities regulatory authorities.

Engagement of Orion Securities

The Offeror was advised that on June 29, 2006, the Contact Special Committee formally retained Orion to provide financial advice and assistance to the Contact Special Committee in evaluating the Offer. On July 17, 2006, the Contact Special Committee and Orion amended the engagement to include the preparation and delivery of a formal valuation of the Contact Shares in accordance with the requirements of Rule 61-501 and Regulation Q-27, along with its opinion as to the fairness of the consideration offered under the Offer, from a financial point of view, to the Shareholders. Prior to being retained by the Contact Special Committee, Contact and Orion terminated the prior engagement of Orion for fiscal advisory services. The engagement agreement between Orion and the Contact Special Committee provides that Orion will receive a fee of US$550,000 for its services, including the provision of the Valuation and Fairness Opinion. In addition, Orion will be reimbursed for its reasonable out-of-pocket expenses and indemnified by Contact against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services. The fees payable to Orion are not contingent in whole or in part on the outcome of the Offer or any other transaction or on the conclusions reached in the Valuation and Fairness Opinion. Pursuant to the requirements of Rule 61-501 and Regulation Q-27, such amounts will be paid by Stornoway.

Among other things, Orion has represented to the Contact Special Committee that it is not an insider of Stornoway or Agnico-Eagle or any of their respective associates or affiliates and that it is qualified to prepare the valuation of the Contact Shares. Based on this representation and the Contact Special Committee’s assessment of information provided to it by Orion as to Orion’s qualifications and independence, the Contact Special Committee concluded that Orion is independent and qualified to provide the Valuation and Fairness Opinion.

The Offeror did not have any involvement in the selection of Orion or the supervision of the preparation of the Valuation and Fairness Opinion.

Valuation Conclusion and Fairness Opinion

Based upon and subject to the assumptions, qualifications and limitations set forth in the Valuation and Fairness Opinion, Orion concluded that, as of July 21, 2006, the Contact Shares have a fair market value in the range of $0.33 to $0.45 per Contact Share.

Based upon and subject to the assumptions, qualifications and limitations set out in the Valuation and Fairness Opinion, Orion concluded that, as of July 21, 2006, the consideration of 0.36 of a Stornoway Share being offered to Shareholders pursuant to the Offer is fair, from a financial point of view, to Shareholders.

The foregoing is qualified in its entirety by the full text of the Valuation and Fairness Opinion, which is attached as Annex ‘‘E’’ to the Circular. The Valuation and Fairness Opinion, among other things, sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Orion. Orion expresses no opinion with respect to the future trading prices of securities of Contact or Stornoway and makes no recommendation to Shareholders with respect to the Offer. Shareholders are urged to read the Valuation and Fairness Opinion carefully and in its entirety.

Prior Valuations

Rule 61-501 and Regulation Q-27 also require that every prior valuation of Contact made in the 24 months preceding the date of the Offer that is known, after reasonable inquiry, to the Offeror or any director or senior officer of the Offeror be disclosed in this Circular. No prior valuations made in the 24 months preceding the date of the Offer are known, after reasonable inquiry, to the Offeror or its directors or senior officers.

7.   Risk Factors

Risk Factors Related to the Offer

The combination of Stornoway with Contact is subject to certain risks, including the following:

Shareholders will receive Stornoway Shares based on a fixed exchange ratio that will not reflect market price fluctuations. Consequently, the Stornoway Shares issued under the Offer may have a market value lower than expected.

The Offeror is offering to purchase Contact Shares on the basis of 0.36 of a Stornoway Share for each Contact Share. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Stornoway Shares, the market values of the Stornoway Shares and the Contact Shares at the time of a take-up of Contact Shares under the Offer may vary significantly from the values at the date of this Offer and Circular or the date that Shareholders tender their Contact Shares.

The integration of Stornoway and Contact may not occur as planned.

The Offer has been made with the expectation that its successful completion will result in cost savings and enhanced growth opportunities for the combined company. These anticipated benefits will depend in part on whether the operations of Stornoway and Contact can be integrated in an efficient and effective manner. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees. The performance of Contact’s operations after completion of the Offer could be adversely affected if the combined company cannot retain selected key employees to assist in the integration and operation of Stornoway and Contact.

The combination of Stornoway and Contact may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction.

In order for Stornoway to acquire all of the outstanding Contact Shares, it is likely to be necessary, following the completion of the Offer, for Stornoway or an affiliate of Stornoway to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Contact Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Contact Shares. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Contact Shares, which could result in Stornoway being required to make a very substantial cash payment that could have a material adverse effect on Stornoway’s financial position and its liquidity.

After the consummation of the Offer, Contact could become a majority-owned subsidiary of Stornoway and Stornoway’s interest could differ from that of the remaining minority Shareholders.

After the consummation of the Offer, Stornoway may have the power to elect the directors of Contact, appoint new management, approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Contact’s constating documents and approving mergers or sales of Contact’s assets. In particular, after the consummation of the Offer, Stornoway intends to integrate Contact and Stornoway, by merger or other transaction whereby the operations of Contact and Stornoway are combined. Stornoway’s interests with respect to Contact may differ from, and conflict with, those of any remaining minority Shareholders.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the trading liquidity for Contact Shares not deposited under the Offer will be reduced, which may affect the price of the Contact Shares and the ability of a Shareholder to dispose of their Contact Shares.

If the Offer is successful, the liquidity and market value of the remaining Contact Shares held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. Depending upon the number of Contact Shares acquired pursuant to the Offer, following the completion of the Offer the Contact Shares may no longer meet the TSX requirements for continued listing. Additionally, to the extent permitted under applicable law and stock exchange regulations, Stornoway intends to seek to cause the delisting of the Contact Shares on such exchanges.

If the TSX were to delist the Contact Shares, the market for the Contact Shares could be adversely affected. Although it is possible that the Contact Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges, or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Contact Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Contact Shares remaining at such time and the interest in maintaining a market in the Contact Shares on the part of securities firms. If Contact Shares are delisted and Contact ceases to be a ‘‘public corporation’’ for the purposes of the Tax Act, Contact Shares would cease to be qualified investments for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds and deferred profit sharing plans. Delisting can also have adverse tax consequences to non-resident holders of Contact Shares, as described in Section 19 of the Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’.

Shareholders of Contact will realize dilution of their interest.

Based on certain assumptions set forth in Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’, Stornoway expects to issue up to a maximum of 15,794,412 Stornoway Shares under the Offer. As a result of the issuance, the Shareholders’ ownership interest in the combined company will be diluted, relative to their current ownership interest in Contact. Based on the above, the Shareholders will hold approximately 16% of the Stornoway Shares outstanding upon the completion of the Offer. See Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’.

The issuance of a significant number of Stornoway Shares and a resulting ‘‘market overhang’’ could adversely affect the market price of Stornoway Shares after completion of the Offer.

Based on certain assumptions set forth in Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’, Stornoway expects that an additional 15,794,412 Stornoway Shares will be available for trading in the public market upon completion of the Offer. See Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’. This significant increase in the number of Stornoway Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Stornoway Shares.

The enforcement of shareholder rights by Shareholders resident in the United States may be adversely affected by the combination of Contact and Stornoway.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Contact and Stornoway are organized under the laws of Canada and have locations and assets in foreign countries, and that some of the Contact and Stornoway officers and directors, some of the experts named in this Offer and Circular and the Canadian Dealer Managers are residents of countries other than the United States.

Risk Factors Related to the Ashton Offer

The possible completion of the Ashton Offer is subject to certain risks, including the following:

The Ashton Offer may not be completed.

The Offer is not conditional on the completion of the Ashton Offer and the Ashton Offer is not conditional on completion of the Offer. The completion of the Ashton Offer is subject to various conditions. There can be no assurance that the Ashton Offer will be completed or, if completed, will be completed on terms described in this Circular.

The integration of Stornoway and Ashton may not occur as planned.

The Ashton Offer has been made with the expectation that its successful completion will result in cost savings and enhanced growth opportunities for the combined company. These anticipated benefits will depend in part on whether Stornoway and Ashton’s operations can be integrated in an efficient and effective manner. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees. The performance of Ashton’s operations after completion of the Ashton Offer could be adversely affected if the combined company cannot retain selected key employees to assist in the integration and operation of Ashton and Stornoway.

Change of control provisions in Ashton’s agreements triggered upon the acquisition of Ashton may lead to adverse consequences.

Ashton may be a party to agreements that contain change of control provisions that may be triggered following completion of the Ashton Offer, since Stornoway will hold Ashton Shares representing a majority of the voting rights of Ashton. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Ashton Offer or adversely affect Ashton’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the combined company.

The combination of Stornoway and Ashton may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction.

In order for Stornoway to acquire all of the outstanding Ashton Shares, it is likely to be necessary, following the completion of the Ashton Offer, for Stornoway or an affiliate of Stornoway to effect a compulsory acquisition or a subsequent acquisition transaction. A compulsory acquisition or subsequent acquisition transaction may result in Ashton shareholders having the right to dissent and demand payment of the fair value of their Ashton Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Ashton shareholders for their Ashton Shares. There is no assurance that a compulsory acquisition or subsequent acquisition transaction can be completed without Ashton shareholders exercising dissent rights in respect of a substantial number of Ashton Shares, which could result in Stornoway being required to make a very substantial cash payment that could have a material adverse effect on Stornoway’s financial position and its liquidity.

Stornoway will need to repay or refinance Bridge Facility.

Pursuant to the Commitment Letter, Stornoway intends to borrow $32.5 million from a Canadian Chartered Bank to fund part of the cash portion of the consideration offered under the Ashton Offer. All amounts borrowed under the Bridge Facility will mature and be repayable on the earlier of six months following initial drawdown and ten months from the date of the mailing of the Ashton Offer. The Bridge Facility will be secured by a pledge of the Ashton Shares acquired by Stornoway pursuant to the Ashton Offer, the cash balances of Stornoway and its subsidiaries and a security interest in all of the assets of Stornoway and its subsidiaries. Stornoway has agreed to use its reasonable best efforts to complete an equity financing to repay the Bridge Facility. Although Stornoway has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that Stornoway will be able to obtain equity financing to repay the Bridge Facility prior to maturity. Any additional equity financing will result in dilution of a shareholder’s interest. Failure to obtain equity financing will require Stornoway to refinance the Bridge Facility and there can be no assurance that Stornoway will be able to do so on commercially reasonable terms or at all. A failure to complete an equity financing or to refinance the Bridge Facility prior to maturity will result in default under the Bridge Facility and ultimately loss of properties or assets that are subject to the security interest granted to the Canadian Chartered Bank.

Stornoway has not been given an opportunity to verify the reliability of the information regarding Ashton included in, or which may have been omitted from, this Circular.

Stornoway has relied on publicly available information about Ashton in connection with the information provided herein. Any inaccuracy in Ashton’s publicly available information contained in this Circular could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Shareholders will realize further dilution of their interest.

Based on certain assumptions set forth in Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’, including that Stornoway pays the maximum cash consideration of $59.5 million under the Cash Alternative, Stornoway expects to issue up to an additional 69,956,040 Stornoway Shares under the Ashton Offer, including the Stornoway Shares issuable upon conversion of the Stornoway Subscription Receipts. This will result in substantial additional dilution to the Shareholders’ interest in Stornoway. See Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’.

The issuance of a significant number of Stornoway Shares and a resulting ‘‘market overhang’’ could adversely affect the market price of Stornoway Shares after completion of the Ashton Offer.

Based on certain assumptions set forth in Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’, including that Stornoway pays the maximum cash consideration of $59.5 million under the Cash Alternative, Stornoway expects to issue up to an additional 69,956,040 Stornoway Shares under the Ashton Offer, including the Stornoway Shares issuable upon conversion of the Stornoway Subscription Receipts. These additional Stornoway Shares will be available for trading in the public market. This significant increase in the number of Stornoway Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Stornoway Shares. Moreover, Agnico-Eagle and the Rio Tinto subsidiaries will become significant shareholders in Stornoway. The potential that Agnico-Eagle or the Rio Tinto subsidiaries may sell their Stornoway Shares in the public market (commonly referred to as ‘‘market overhang’’), as well as any actual sales of such Stornoway Shares in the public market, could adversely affect the market price of the Stornoway Shares. See Section 1 of the Circular, ‘‘Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders’’.

Additional Risk Factors Relating to Stornoway

Stornoway’s operations are subject to the normal risks of mineral exploration, development and production. Shareholders should carefully consider the risk factors discussed in this Circular and the documents incorporated herein by reference, including the risk factors discussed below:

No Operating Profit — Need For Additional Funds — Dilution

Stornoway has no history of profitable operations and its present business is at the exploration stage. Stornoway has no source of operating cash flow and no assurance that additional funding will be available to it for further exploration and development of its projects when required. As such, Stornoway is subject to many risks common to such enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources and the lack of revenues. Although Stornoway has been successful in the past in obtaining financing through the sale of equity securities or joint ventures, there can be no assurance that Stornoway will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Such means of financing typically result in dilution of a shareholder’s interest, either directly as a result of issuing equity securities or indirectly through dilution of an interest in one of Stornoway’s projects. Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration and development of its properties and ultimately in the loss of its properties.

Stornoway may, in the future, be unable to meet its share of costs incurred under agreements to which it is a party and it may have its interest in the properties subject to such agreements reduced as a result. Also, if other parties to such agreements do not meet their share of such costs, Stornoway may not be able to finance the expenditures required to complete recommended programs.

Exploration and Development

Diamond exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover diamond deposits but also from finding diamond deposits that, though present, are insufficient in quantity and quality to return a profit from production.

All of the claims and permits to which Stornoway has a right to acquire an interest are in the exploration stages only and are without a known body of commercial ore. The business of diamond exploration in northern Canada can be a lengthy, time consuming, expensive process and involves a high degree of risk. Upon discovery of a diamond bearing kimberlite, the primary host-rock for diamonds, several stages of assessment are required before its economic viability can be determined. Assessment includes a determination of deposit size (tonnage), grade (carats/stone), diamond value (U.S.$/carat) and the associated costs of extracting and selling the diamonds. Development of the subject diamond properties would follow only if favourable results are obtained at each stage of assessment. Although Stornoway has reported recoveries of diamonds from material extracted from kimberlite occurrences on Stornoway’s properties, the amount of material extracted is small and continuity of the diamond content of the kimberlitic body is not assured and cannot be assumed. The development of a diamond mine in northern Canada has typically taken between seven and ten years from its initial discovery. Few diamond deposits discovered are ultimately developed into producing mines.

There is no assurance that Stornoway’s diamond exploration activities will result in any discoveries of commercial bodies of ore. The long-term profitability of Stornoway’s operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish reserves through drilling, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major diamond deposit, no assurance can be given that diamonds will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

Nature of the Securities

The purchase of securities of Stornoway involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks. Stornoway’s securities should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Furthermore, an investment in securities of Stornoway should not constitute a major portion of an investor’s portfolio.

Price Volatility of Public Stock

The market price of securities of Stornoway has experienced wide fluctuations which may not necessarily be related to the operating performance, underlying asset values or prospects of Stornoway. It may be anticipated that any market for Stornoway’s shares will be subject to market trends generally and the value of Stornoway’s shares on the TSX may be affected by such volatility.

Supplies, Infrastructure, Weather and Inflation

Stornoway property interests are located in remote, undeveloped areas and the availability of infrastructure such as surface access, skilled labour, fuel and power at an economic cost, cannot be assured. These are integral requirements for exploration, development and production facilities on mineral properties. Power may need to be generated on site.

Due to the remoteness of its exploration projects, Stornoway is forced to rely heavily on air transport for the supply of goods and services. Air transport in northern Canada is very susceptible to disruptions due to adverse weather conditions, resulting in unavoidable delays in planned programs and/or cost overruns.

Recent, improved market conditions for resource commodities after several years of record low prices has resulted in a dramatic increase in mineral exploration investment and activity in Canada. While inflation has not been a significant factor affecting the cost of goods and services in Canada in recent years, this renewed exploration activity has resulted in a shortage of experienced technical staff, and heavy demand for drillers, geophysical surveying crews as well as goods and services needed by the exploration community.

It is difficult at this stage to quantify the effect of increased demand for these goods and services used in Stornoway’s exploration programs, but there is anecdotal evidence that cost increases during the upcoming field season will be considerably higher than the rate of inflation prevailing in other sectors of the economy. Exploration companies can also expect to experience difficulty in scheduling drilling contracts, airborne geophysical surveys and other services that are key components of early stage exploration programs.

Market for Diamonds

The mining industry, in general, is intensely competitive and there is no assurance that, even if commercial quantities of diamonds are discovered, a profitable market will exist for the sale of the diamonds produced. Factors beyond the control of Stornoway may affect the marketability of any diamonds or other minerals discovered. Pricing is affected by numerous factors beyond Stornoway’s control such as international economic and political trends, global or regional consumption and demand patterns, increased production and the influence of the world’s largest diamond producer, De Beers Consolidated Mines Ltd. There is no assurance that the price of diamonds recovered from any diamond deposit will be such that they can be mined at a profit.

Marketability of Diamonds

The marketability of diamonds acquired or discovered by Stornoway may be affected by numerous factors which are beyond the control of Stornoway and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of processing facilities, processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, requirements for ‘‘value added’’ processing of rough diamonds in northern Canada and environmental protection, the combination of which factors may result in Stornoway not receiving an adequate return of investment capital.

Title Risks

Although Stornoway has exercised the usual due diligence with respect to determining title to properties in which it has a material interest, there is no guarantee that title to such properties will not be challenged or impugned. Stornoway’s mineral property interests may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. Surveys have not been carried out on the majority of Stornoway’s mineral properties, therefore in accordance with the laws of the jurisdiction in which such properties are situated, their existence and area could be in doubt.

Environmental Regulations, Permits and Licenses

Stornoway’s operations are subject to various laws and regulations governing the protection of the environment, exploration, development, production, taxes, labour standards, occupational health, waste disposal, safety and other matters. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a direction of stricter standards, and enforcement, and higher fines and penalties for non-compliance. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. Stornoway intends to fully comply with all environmental regulations.

The current operations of Stornoway require permits from various domestic authorities and such operations are governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

Stornoway believes it is in substantial compliance with all material laws and regulations, which currently apply to its activities. There can be no assurance, however, that all permits which Stornoway may require for its operations and exploration activities will be obtainable on reasonable terms or on a timely basis or that such laws and regulations would not have an adverse effect on any mining project which Stornoway might undertake.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Stornoway and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Operating Hazards and Risks

While Stornoway does not presently engage in mining operations, its goal is to discover and develop a diamond deposit and put it into production. Mining operations involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. Operations in which Stornoway has a direct or indirect interest will be subject to all the hazards and risks normally incidental to exploration, development and production of diamonds and other metals, any of which could result in damage to or destruction of mines and other producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damage. Although Stornoway maintains liability insurance in an amount which it considers adequate, the nature of these risks is such that liabilities could exceed policy limits, in which event Stornoway could incur significant costs that could have a materially adverse effect upon its financial condition.

Competition for Properties and Qualified Personnel

The mining industry is intensely competitive in all its phases, and Stornoway competes with other companies that have greater financial resources and technical capacity. Competition could adversely affect Stornoway’s ability to acquire suitable properties, prospects or qualified personnel in the future.

Economic Conditions

Unfavourable economic conditions may negatively impact Stornoway’s financial viability. Unfavourable economic conditions could also increase Stornoway’s financing costs, decrease net income, limit access to capital markets and negatively impact any of the availability of credit facilities to Stornoway.

Dependence on Management

Stornoway is very dependent upon the personal efforts and commitment of its existing management. To the extent that management’s services would be unavailable for any reason, a disruption to the operations of Stornoway could result, and other persons would be required to manage and operate Stornoway.

Conflicts of Interest

Stornoway’s directors and officers may serve as directors or officers, or may be associated with other reporting companies or have significant shareholdings in other public companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which Stornoway may participate, the directors and officers of Stornoway may have a conflict of interest in negotiating and concluding terms respecting the transaction. If a conflict of interest arises, Stornoway will follow the provisions of the BCBCA dealing with conflicts of interest. These provisions state that where a director has such a conflict, that director must, at a meeting of Stornoway’s directors, disclose his interest and refrain from voting on the matter unless otherwise permitted by the BCBCA. In accordance with the laws of the Province of British Columbia, the directors and officers of Stornoway are required to act honestly, in good faith and in the best interests of Stornoway.

8. Acquisition of Contact Shares Not Deposited

It is the Offeror’s intention that if it takes-up and pays for Contact Shares deposited under the Offer, it will enter into one or more transactions to enable Stornoway or an affiliate of Stornoway to acquire all Contact Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed. In addition, under certain circumstances, the Offeror has an obligation to promptly use reasonable commercial efforts to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction under the terms of the Commitment Letter.

Compulsory Acquisition

Section 188 of the OBCA permits an offeror to acquire the securities not tendered to a takeover bid for securities of a particular class of securities of a corporation if, within 120 days after the date of the takeover bid, it is accepted by the holders of not less than 90% of the securities to which the takeover bid relates, other than securities held at the date of the takeover bid by or on behalf of the Offeror or its affiliates or associates (as such terms are defined in the OBCA).

If, within 120 days after the date of the Offer, the Offer has been accepted by Shareholders holding not less than 90% of the issued and outstanding Contact Shares to which the Offer relates, other than Contact Shares held on the date of the Offer by or on behalf of the Offeror or its affiliates or associates (as such terms are defined in the OBCA), and the Offeror acquires such deposited Contact Shares, the Offeror may acquire the remainder of the Contact Shares on the same terms as such Contact Shares were acquired under the Offer, pursuant to the provisions of Section 188 of the OBCA (a ‘‘Compulsory Acquisition’’). In determining whether or not 90% of the outstanding Contact Shares have been acquired under the Offer, any Contact Shares acquired by the Offeror during the course of (but not under) the Offer are included in the number of outstanding Contact Shares but excluded from the number of Contact Shares acquired under the Offer. If a Compulsory Acquisition cannot be effected, the Offeror currently intends to acquire Contact Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, as discussed below under ‘‘Subsequent Acquisition Transaction’’.

To exercise such statutory right, the Offeror must give notice (the ‘‘Offeror’s Notice’’) to each holder of Shares who did not accept the Offer (and to each person who subsequently acquires any such Contact Shares) (in each case, a ‘‘Dissenting Offeree’’) of such proposed acquisition on or before the earlier of the 60th day following the Expiry Time and the 180th day following the date of the Offer. Within 20 days of giving the Offeror’s Notice, the Offeror must pay or transfer to Contact the consideration the Offeror would have had to pay to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 188 of the OBCA, within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificate(s) representing the Contact Shares held by such Dissenting Offeree to Contact, and may elect either to transfer such Contact Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Contact Shares held by such holder by so notifying the Offeror. If a Dissenting Offeree has elected to demand payment of the fair value of such Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Contact Shares of the Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to Contact referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Contact Shares to the Offeror on the terms of the Offer. Any judicial determination of the fair value of the Contact Shares could be more or less than the amount paid pursuant to the Offer.

The foregoing is a summary only of the rights of Compulsory Acquisition and is qualified in its entirety by the provisions of Section 188 of the OBCA. Section 188 of the OBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights thereunder may be lost or altered. In the event the Offeror acquires Contact Shares not tendered to the Offer pursuant to Section 188 of the OBCA, Shareholders should review Section 188 of the OBCA for the full text of the relevant statutory provisions and Shareholders who wish to be better informed about those provisions of the OBCA should consult their legal advisors.

Subsequent Acquisition Transaction

If Stornoway takes up and pays for Contact Shares validly deposited under the Offer and the statutory right of Compulsory Acquisition described above is not available for any reason or Stornoway determines not to exercise such right, Stornoway intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Contact and Stornoway, or an affiliate of Stornoway, for the purpose of enabling Stornoway or an affiliate of Stornoway to acquire all Contact Shares not acquired pursuant to the Offer (a ‘‘Subsequent Acquisition Transaction’’). Under such a Subsequent Acquisition Transaction, Contact may continue as a separate subsidiary of Stornoway following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Contact Shares acquired pursuant to the Offer. If Stornoway takes up and pays for 66 2/3% of the Contact Shares outstanding, on a fully-diluted basis, under the Offer, Stornoway will own sufficient Contact Shares to effect a Subsequent Acquisition Transaction. Stornoway reserves the right, in its sole discretion, not to complete a Subsequent Acquisition Transaction.

Each type of Subsequent Acquisition Transaction described above would be a ‘‘business combination’’ under Rule 61-501 and a ‘‘going private transaction’’ under Regulation Q-27. In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be ‘‘related party transactions’’. However, if the Subsequent Acquisition Transaction is a ‘‘business combination’’ carried out in accordance with Rule 61-501 or a ‘‘going private transaction’’ carried out in accordance with Regulation Q-27, the ‘‘related party transaction’’ provisions of Rule 61-501 and Regulation Q-27 will not apply to such transaction. Stornoway intends to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the ‘‘related party transaction’’ provisions of Rule 61-501 and Regulation Q-27 will not apply to the ‘‘business combination’’ or the ‘‘going private transaction’’.

Rule 61-501 and Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a valuation of the affected securities (in this case, the Contact Shares), and subject to certain exceptions, any non-cash consideration being offered therefor (in this case, the Stornoway Shares) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, Stornoway intends to rely on an available exemption or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 from the OSC and the AMF, respectively, exempting Contact or Stornoway or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 for certain business combinations, and under Regulation Q-27 for certain going private transactions, completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as the consideration that was received in the takeover bid, provided certain disclosure is given in the takeover bid disclosure documents. Stornoway has provided such disclosure and expects that these exemptions will be available.

Depending on the nature of the Subsequent Acquisition Transaction, Stornoway expects that the provisions of the OBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Contact Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by ‘‘minority’’ holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the ‘‘minority’’ holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than Stornoway, any ‘‘related party’’ of Stornoway or any other ‘‘interested party’’ (within the meaning of Rule 61-501 and Regulation Q-27), including, any director or senior officer of Stornoway, affiliate or insider of Stornoway, or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing persons, including Agnico-Eagle.

However, Rule 61-501 and Regulation Q-27 also provide that Stornoway may treat Contact Shares acquired pursuant to the Offer as ‘‘minority’’ shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction if, among other things, (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Date; (b) the consideration for each Contact Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid for Contact Shares pursuant to the Offer; and (c) the Shareholder who tendered such Contact Shares was not (i) acting jointly or in concert with Stornoway in respect of the Offer, (ii) a direct or indirect party to any ‘‘connected transaction’’ (as defined in Rule 61-501) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a ‘‘collateral benefit’’ (as defined in Rule 61-501) or consideration per security that is not identical in amount and form to the entitlement of Shareholders in Canada. Stornoway currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date, and accordingly Stornoway intends to cause Contact Shares acquired pursuant to the Offer (other than those acquired from Agnico-Eagle) to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, Stornoway and its affiliates are the registered holders of 90% or more of the Contact Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority Shareholders.

If Stornoway does not effect a Compulsory Acquisition, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or cannot otherwise complete a Subsequent Acquisition Transaction, Stornoway will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Contact Shares in the open market, in privately negotiated transactions, in another takeover bid or exchange offer or otherwise, or from Contact, or taking no further action to acquire additional Contact Shares. Any additional purchases of Contact Shares could be at a price greater than, equal to or less than the value of the Offered Consideration to be paid for Contact Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, Stornoway may sell or otherwise dispose of any or all Contact Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Stornoway, which may vary from the terms and the value of the Offered Consideration paid for Contact Shares under the Offer.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Contact Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Contact Shares. The fair value of Contact Shares so determined could be more or less than the amount paid per Contact Share pursuant to the Subsequent Acquisition Transaction or the Offer. If Stornoway proposes a Subsequent Acquisition Transaction, it intends to include a condition that not more than a specified number of Contact Shares shall be dissented. If such condition is not satisfied, Stornoway may elect not to proceed with the Subsequent Acquisition Transaction.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 19 of this Circular, ‘‘Certain Canadian Federal Income Tax Considerations’’. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

9. Judicial Developments

Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Rule 61-501 (or its predecessor,

OSC Policy 9.1) and Regulation Q-27, Canadian courts had in a few instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation and in Canadian jurisprudence has been toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

10. Beneficial Ownership of and Trading in Securities of Contact

No securities of Contact, including Contact Shares, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Contact, by Stornoway or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of Stornoway, (b) any Person holding more than 10% of any class of Stornoway’s equity securities or (c) any Person acting jointly or in concert with Stornoway, except D. Bruce McLeod, a director and officer of Stornoway, owns 66,668 Contact Shares, John E. Robins, a director and officer of Stornoway, owns 90,000 Contact Shares and Eira Thomas, a director and officer of Stornoway, owns 66,666 Contact Shares.

During the 12 month period preceding the date of the Offer, no securities of Contact have been traded by Stornoway or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of Stornoway, (b) any Person holding more than 10% of any class of Stornoway’s equity securities or (c) any Person acting jointly or in concert with Stornoway, except on April 26, 2006, D. Bruce McLeod, a director and officer of Stornoway, John E. Robins, a director and officer of Stornoway and Eira Thomas, a director and officer of Stornoway, purchased 66,668, 90,000 and 66,666 Contact Shares, respectively, at a purchase price of $0.45 per share.

No Person named under this Section 10 of the Circular will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

11. Prior Distributions of Contact Shares and Contact Dividend Policy

Prior Distributions

Since March 31, 2006, Contact has distributed 8,750,000 common shares at $0.45 per Contact Share for net proceeds of $3,900,000 in a flow-through private placement but has not made any other distributions of Contact Shares other than distributions of Contact Shares pursuant to the exercise of Contact Options and Contact Warrants.

The following is based on publicly available information disclosed by Contact (or its predecessor corporations). In the previous five years, Contact (or its predecessor corporations) has distributed the following securities:

Date of Offering	Security Offered	Price per Security	Approximate Gross Proceeds
November 22, 2000	750,000 Flow-Through Contact Shares	$0.80	$600,000
November 21, 2001	769,231 Flow-Through Contact Shares	$0.65	$500,000
May 15, 2002	Contact Options to acquire 670,000 Contact Shares	(1)	N/A
August 13, 2002	Contact Options to acquire 15,000 Contact Shares	(2)	N/A
December 4, 2002	909,091 Flow-Through Contact Shares	$2.20	$2,000,000
December 30, 2002	227,274 Units(3)	$2.20	$500,002
February 14, 2003	Contact Options to acquire 568,000 Contact Shares	(4)	N/A
July 28, 2003	2,760,000 Units(5)	$1.75	$4,800,000
August 28, 2003	3,197,100 Flow-Through Contact Shares	$1.66	$5,300,000
April 19, 2004	Contact Options to acquire 10,000 Contact Shares	(6)	N/A

Date of Offering	Security Offered	Price per Security	Approximate Gross Proceeds
August 19, 2004	3,500,000 Flow-Through Contact Shares	$1.50	$5,250,000
December 10, 2004	Contact Options to acquire 283,000 Contact Shares	(7)	N/A
April 11, 2005	Contact Options to acquire 305,000 Contact Shares	(8)	N/A
June 9, 2005	Contact Options to acquire 37,000 Contact Shares	(9)	N/A
July 27, 2005	3,700,000 Flow-Through Contact Shares	$0.55	$2,035,000
September 14, 2005	Contact Warrants to acquire 200,000 Contact Shares	(10)	N/A
October 5, 2005	Contact Warrants to acquire 600,000 Contact Shares	(10)	N/A
November 17, 2005	Contact Warrants to acquire 200,000 Contact Shares(10)	(10)	N/A
December 16, 2005	Contact Warrants to acquire 400,000 Contact Shares(10)	(10)	N/A
April 26, 2006	8,750,000 Flow-Through Contact Shares	$0.45	$3,900,000
May 15, 2006	Contact Options to acquire 1,045,000 Contact Shares	(11)	N/A

Notes:

(1)             These options are exercisable at an exercise price of $2.50 per Contact Share until May 15, 2012.

(2)             These options are exercisable at an exercise price of $2.21 per Contact Share until August 13, 2012.

(3)             Each ‘‘Unit’’ consisted of one Contact Share and one-half warrant. Each whole warrant entitled the holder to acquire one Contact Share for $3.00 at any time on or before December 30, 2004.

(4)             These options are exercisable at an exercise price of $2.67 per Contact Share until February 14, 2013.

(5)             Each ‘‘Unit’’ consisted of one Contact Share and one-half warrant. Each whole warrant entitled the holder to acquire one Contact Share for $2.50 at any time on or before July 28, 2005.

(6)             These options are exercisable at an exercise price of $1.75 per Contact Share until April 19, 2014.

(7)             These options are exercisable at an exercise price of $0.63 per Contact Share until December 10, 2009.

(8)             These options are exercisable at an exercise price of $0.78 per Contact Share until April 11, 2010.

(9)             These options are exercisable at an exercise price of $0.55 per Contact Share until June 9, 2010.

(10)             Each Contact Warrant entitles the holder thereof to acquire one Contact Share at a price of $1.50 until five years from the vesting date, which is the date the holder receives from Contact a notice that it has made a decision to place certain property held by the holder, and being tested by Contact, into production.

(11)             These options are exercisable at an exercise price of $0.45 per Contact Share until May 15, 2011.

The Offeror believes that the foregoing are the only distributions of securities of Contact effected during the five most recently completed fiscal years of Contact, other than any distributions of Shares pursuant to Contact Options or Contact Warrants.

Dividend Policy

According to Contact’s Annual Information Form for the year ended December 31, 2005, Contact has never paid a dividend on its common shares and does not expect to do so in the foreseeable future. The actual timing, payment and amount of any dividends paid by Contact will be determined by the Board of Directors of Contact from time to time based upon, among other things, the cash flow, results of operations and financial condition of Contact, the need for funds to finance ongoing operations and such other business considerations as the Board of Directors of Contact considers relevant.

12. Commitments to Acquire Securities of Contact; Lock-Up Agreements

Except pursuant to the Offer, neither the Offeror nor any director or senior officer of the Offeror, nor to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, (a) any associate of a director or senior officer of the Offeror, (b) any Person holding more than 10% of any class of the Offeror’s equity securities nor (c) any Person acting jointly or in concert with the Offeror, has entered into any arrangement, agreement, commitmentor understanding to acquire any equity securities of Contact, except as described below.

On July 21, 2006, Stornoway and Agnico-Eagle entered into the AE Lock-Up Agreement and Stornoway and each of the directors and officers of Contact entered into the Other Lock-Up Agreements. As of the date of the Lock-Up Agreements, Agnico-Eagle represented that it beneficially owned or controlled 13,814,077 Contact Shares and the directors and officers of Contact represented that they beneficially owned or controlled 938,300 Contact Shares, collectively. These aggregate 14,752,377 Contact Shares representing approximately 34% of the outstanding Contact Shares. In addition, the directors and officers of Contact represented that they held 2,735,000 Contact Options, collectively representing approximately 72% of the outstanding Contact Options. The Lock-Up Agreements set forth the terms and conditions under which Stornoway agreed to make, directly or through a wholly-owned subsidiary, the Offer and the agreement of the Locked-Up Shareholders, subject to the terms and conditions of the Lock-Up Agreements, to validly and irrevocably tender their Contact Shares in valid acceptance of the Offer, unless the Lock-Up Agreements are terminated in accordance with their terms.

The following is a summary of the principal terms of the Lock-Up Agreements. The Lock-Up Agreements contain certain customary representations and warranties of Stornoway and each of the Locked-Up Shareholders. Stornoway may assign all or any part of its rights under the Lock-Up Agreements to, and its obligations under the Lock-Up Agreements may be assumed by, a subsidiary of Stornoway, and if such assignment and/or assumption takes place, Stornoway shall continue to be liable jointly and severally with such subsidiary for all of its obligations under the Lock-Up Agreements.

Making of the Offer

Pursuant to the Lock-Up Agreements, Stornoway agreed to make and use its commercially reasonable efforts to complete the Offer, either directly or through a wholly-owned subsidiary, on the terms and conditions set forth in the Support Agreement. Stornoway also agreed to abide by and perform its obligations under the Support Agreement in accordance with the terms and conditions of the Support Agreement.

Variation of the Offer

Pursuant to the AE Lock-Up Agreement, Stornoway may, in its sole discretion, amend the terms of the Offer (i) to increase the consideration offered under the Offer, (ii) to extend the Expiry Time from time to time in accordance with applicable Laws to a date not later than the Outside Date, or (iii) waive any condition of the Offer. However, from the date of the AE Lock-Up Agreement until the earlier of the Expiry Time and the termination of the AE Lock-Up Agreement in accordance with its terms, Stornoway may not, without the prior written consent of Agnico-Eagle, amend any provision under the AE Lock-Up Agreement to provide for lesser consideration per Contact Share under the Offer, to change the form or nature of the consideration payable under the Offer or in any respect that is material and adverse to the interests of Agnico-Eagle, including modifying the conditions of the Offer or imposing additional conditions to the Offer.

Deposit of Shares; Support of the Offer

Agnico-Eagle agrees that it will, on or before the fifth business day following the mailing of the Offer to the Shareholders, cause all of its Contact Shares to be validly tendered in valid acceptance of the Offer and agrees not to withdraw those Shares from the Offer except and unless the AE Lock-Up Agreement is terminated in accordance with its terms. Agnico-Eagle also covenants and irrevocably agrees that from the date of the AE Lock-Up Agreement until the earlier of the Expiry Time and the termination of the AE Lock-Up Agreement it will:

•              not directly or indirectly solicit, initiate, assist or knowingly encourage the initiation or continuation of a potential Acquisition Proposal;

•              immediately cease any existing discussions or negotiations that it may be having with any parties, other than Stornoway, with respect to any potential Acquisition Proposal;

•              promptly notify Stornoway of every communication received or response made in connection with any potential bona fide Acquisition Proposal which could reasonably be considered to be comparable to the Offer, or more favourable to the Shareholders than the Offer, and will promptly provide to Stornoway (i) a written description of the material terms and conditions of such potential Acquisition Proposal; and (ii) a written description of any change to the material terms or conditions of such potential Acquisition Proposal;

•              not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of its Contact Shares, or any right or interest therein (direct or indirect), to any person or group or agree to do any of the foregoing except pursuant to the Offer;

•              not grant or agree to grant any proxy or other right to vote its Contact Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to its Contact Shares;

•              not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the Offer and the other transactions contemplated by the AE Lock-Up Agreement;

•              not tender or vote any of the its Contact Shares in favour of any Acquisition Proposal;

•              vote or cause to be voted its Contact Shares against any proposed action by Contact or its shareholders or affiliates or any other person (i) in furtherance of any Acquisition Proposal, (ii) which might reasonably be regarded as likely to prevent or delay the successful completion of the Offer or the other transactions contemplated by the Support Agreement and the AE Lock-Up Agreement, or (iii) without limiting the generality of the foregoing, any resolution to remove or change any of the directors of Contact except with the prior written consent of Stornoway;

•              use all commercially reasonable efforts in its capacity as a holder of Contact Shares to assist Contact and Stornoway in successfully completing the Offer and the other transactions contemplated by the Support Agreement;

•              not purchase or obtain or enter into any agreement or right to purchase any additional Contact Shares or any other securities of Contact from and including the date of the AE Lock-Up Agreement until the termination of the AE Lock-Up Agreement; and

•              not without the prior written consent of Stornoway, make any commitment or representation to any sales representative or employee of Contact or any of its affiliates as to incentive plans, retention plans or any other compensation or services that may be offered to such person prior to or following completion of the Offer or any of the other transactions contemplated by the Support Agreement.

The Other Lock-Up Agreements contain provisions similar to those of the AE Lock-Up Agreement described above.

Termination of the Lock-Up Agreement

The Lock-Up Agreements may be terminated at any time by a written instrument executed by all parties thereto. Stornoway, when not in material default in the performance of its obligations under the AE Lock-Up Agreement, may, without prejudice to any of its rights under the AE Lock-Up Agreement and in its sole discretion, terminate the AE Lock-Up Agreement by written notice to Agnico-Eagle if any of the representations and warranties of any of Agnico-Eagle under the AE Lock-Up Agreement shall not be true and correct in all material respects or Agnico-Eagle shall not have complied with its covenants to Stornoway contained in the AE Lock-Up Agreement. Agnico-Eagle, when not in material default in its performance of its obligations under the AE Lock-Up Agreement, may, without prejudice to any of its rights under the AE Lock-Up Agreement and in its sole discretion, terminate the AE Lock-Up Agreement by written notice to Stornoway if any of the representations and warranties of Stornoway under the AE Lock-Up Agreement shall not be true and correct in all material respects or Stornoway shall not have complied with its covenants to Agnico-Eagle contained in the AE Lock-Up Agreement. In addition, unless extended by mutual agreement of Agnico-Eagle and Stornoway, the AE Lock-Up Agreement shall automatically terminate on the first to occur of (i) the Expiry Time, (ii) the termination or withdrawal or expiry of the Offer, and (iii) the Outside Date. If the

AE Lock-Up Agreement is terminated in accordance with its terms, the provisions of the AE Lock-Up Agreement will become void and no party to the AE Lock-Up Agreement shall have liability or obligations to any other party to the AE Lock-Up Agreement, except in respect of a breach of the AE Lock-Up Agreement which occurred prior to such termination, and Agnico-Eagle shall be entitled to withdraw its Contact Shares from the Offer.

The Other Lock-Up Agreements contain provisions similar to those of the AE Lock-Up Agreement described above.

13. Arrangements, Agreements, Commitments or Understandings

There are no arrangements, agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or senior officers of Contact and no payments or other benefits are proposed to be made or given by the Offeror to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful; however, it is expected that Matt Manson will be appointed President of the Combined Entity. Other than the Lock-Up Agreements, there are no contracts, arrangements or understandings, formal or informal, between Stornoway and any securityholder of Contact with respect to the Offer or between Stornoway and any person or company with respect to any securities of Contact in relation to the Offer.

14. Support Agreement

The following is a summary of the material provisions of the Support Agreement and is qualified in its entirety by the full text of the Support Agreement filed by Stornoway with the Canadian securities regulatory authorities and available at www.sedar.com.

Stornoway may assign all or any part of its rights under the Support Agreement to, and its obligations under the Lock-Up Agreements may be assumed by, a subsidiary of Stornoway, provided that if such assignment and/or assumption takes place, Stornoway shall continue to be liable severally with such subsidiary for all of its obligations under the Support Agreement.

Approval by Board of Directors

On July 21, 2006, Stornoway and Contact entered into the Support Agreement pursuant to which Stornoway agreed to make the Offer. Contact has represented and warranted to Stornoway in the Support Agreement that the Board of Directors of Contact has unanimously determined that the Offer is fair to the Shareholders and that the Offer is in the best interests of Contact and has resolved unanimously to recommend to the Shareholders that they accept the Offer and deposit their Contact Shares under the Offer. The Contact Special Committee has received a valuation and a fairness opinion from Orion. The Board of Directors of Contact has approved unanimously the execution and performance of the Support Agreement.

Cease Negotiation

Contact has agreed under the terms of the Support Agreement that it will, and will cause the officers, directors, employees, representatives and agents of Contact and its subsidiaries to, immediately terminate any existing discussions or negotiations with any parties (other than Stornoway) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. Contact has agreed not to release any third party from any confidentiality agreement relating to a potential Acquisition Proposal to which such third party is a party. Contact has further agreed not to release any third party from any standstill agreement or provision to which such third party is a party unless such third party has made a Superior Proposal.

No Solicitation

Under the terms of the Support Agreement, Contact shall not, directly or indirectly, through any officer, director, employee, representative or agent of Contact or any of its subsidiaries, (i) actively solicit, initiate or actively encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Stornoway, the approval ofthe Board of Directors of Contact of the Offer, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (v) accept or enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement in respect of an Acquisition Proposal; provided that nothing contained in the

Support Agreement shall prevent the Board of Directors of Contact from taking any of the actions described in clauses (i) through (v) above in respect of a Superior Proposal.

Notice of Acquisition Proposals

Under the terms of the Support Agreement, Contact shall immediately notify Stornoway of any Acquisition Proposal or written inquiry that could lead to an Acquisition Proposal, in each case received after July 21, 2006, of which any of its directors or officers become aware, or any amendments to the foregoing, or any request for non-public information relating to Contact or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Contact or any of its subsidiaries by any person that informs Contact or such subsidiary that it is considering making, or has made, an Acquisition Proposal and any amendment thereto and, provided Stornoway agrees to such requests as to the confidentiality to be afforded in respect of such Acquisition Proposal that the person proposing the Acquisition Proposal may reasonably request, a description of the material terms and conditions of any such Acquisition Proposal or inquiry, and shall provide the identity of the person making any such Acquisition Proposal or inquiry and such other details of the proposal or inquiry as Stornoway may reasonably request. Contact shall (i) keep Stornoway fully informed of the status, including any change to the material terms of any such Acquisition Proposal or inquiry; and (ii) provide Stornoway with copies of all correspondence and other written material sent or provided to Contact from any person in connection with any Acquisition Proposal or inquiry or sent or provided by Contact to any person in connection with any Acquisition Proposal or inquiry immediately after receipt or delivery thereof.

If Contact receives a request for material non-public information from a person who proposes an unsolicited bona fide Acquisition Proposal and the Board of Directors of Contact determines that such proposal would be, if consummated in accordance with its terms, a Superior Proposal, then, and only in such case, the Board of Directors of Contact may, subject to the execution by such person of a confidentiality agreement having substantially the same terms as the Confidentiality Agreement, provide such person with access in accordance with the Support Agreement to information regarding Contact; provided, however, that the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that Contact sends a copy of any such confidentiality agreement to Stornoway immediately upon its execution and Stornoway is immediately provided with a list and copies of all information provided to such person not previously provided to Stornoway and is immediately provided with access to information similar to that which was provided to such person.

Acceptance of a Superior Proposal

Under the terms of the Support Agreement, Contact has agreed not to accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement as permitted pursuant to the non-solicitation provisions of the Support Agreement) unless (a) Contact has complied with its obligations under the Support Agreement in respect of, among others, non-solicitation, notice of acquisition proposals, Stornoway’s right to match, the agreement as to termination payments and reimbursement of expenses described below, and has provided Stornoway with a copy of the Superior Proposal and (b) a period (the ‘‘Response Period’’) of five Business Days shall have elapsed from the date on which Stornoway received written notice from the Board of Directors of Contact that the Board of Directors of Contact determined, subject only to compliance with the right to match provisions contained in the Support Agreement, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal.

Right to Match

During the Response Period, Stornoway will have the right, but not the obligation, to offer to amend the terms of the Offer. The Board of Directors of Contact will review any such proposal by Stornoway to amend the terms of the Offer, including an increase in, or modification of, the consideration to be received by the holders of Contact Shares, to determine whether the Acquisition Proposal to which Stornoway is responding would be a Superior Proposal when assessed against the Offer as it is proposed by Stornoway to be amended. If the Board of Directors of Contact does not so determine, the Board of Directors of Contact will promptly reaffirm its recommendation of the Offer, as amended. If the Board of Directors of Contact does so determine, Contact may on termination of the Support Agreement in accordance with its terms and the payment of the termination payment, approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

Termination Payments

Contact has agreed to pay to Stornoway an amount of $500,000 as a termination payment, if the Offer is not consummated because any of the following events occur:

(a)            Stornoway terminates the Support Agreement as a result of the Board of Directors of Contact having (i) withdrawn or modified in a manner adverse to Stornoway its approval or recommendation of the Offer and the transactions contemplated by the Support Agreement (unless Stornoway shall have made a misrepresentation as of July 21, 2006 or breached a covenant under the Support Agreement in such a manner that Contact would be entitled to terminate the Support Agreement in accordance with the terms thereof); or (ii) approved or recommended an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a permitted confidentiality agreement);

(b)           Contact shall have terminated the Support Agreement in order to enter into a binding written agreement with respect to a Superior Proposal (other than a permitted confidentiality agreement pursuant to the Support Agreement), subject to compliance with the non-solicitation and right to match provisions of the Support Agreement and provided that no termination shall be effective unless and until Contact shall have paid Stornoway the termination payment; or

(c)            Contact shall have intentionally and materially breached its non-solicitation or right to match obligations under the Support Agreement.

Conditions; Extension of the Offer

The Support Agreement provides that the Offer is subject to certain conditions including, among other things, that Agnico-Eagle shall have validly deposited under the Offer and not withdrawn at the Expiry Time 13,814,077 Contact Shares. See Section 2 of the Offer, ‘‘Conditions of the Offer’’. Stornoway may, under the terms of the Support Agreement, waive in writing at any time, in whole or in part, any condition of the Offer. Stornoway has agreed pursuant to the Support Agreement that it will not impose additional conditions to the Offer or amend, modify or change the terms and conditions of the Offer in a manner that is adverse to Shareholders without the prior written consent of Contact, other than (i) subject to the Outside Date, to extend the Expiry Date if, on the Expiry Date on which the Offer is scheduled to expire, any of the conditions to the Offer shall not be satisfied or waived by Stornoway, until such time as such conditions are satisfied or waived by Stornoway or (ii) to comply with the legal obligations of Stornoway with respect to any amendment, modification or change of the Offer, including without limitation any notice of change or notice of variation in relation to the Ashton Offer and to report results of Stornoway’s and its joint ventures’ exploration programs.

Contact has agreed under the Support Agreement to take all actions necessary or desirable to make the transactions contemplated in the Support Agreement effective, including (i) obtaining Regulatory Approvals; (ii) defending all lawsuits challenging the Support Agreement; (iii) forthwith at the request of Stornoway uponconfirmation that Stornoway beneficially owns more than 50% of the Contact Shares, use its reasonable commercial efforts to assist in effecting the resignations of the Contact directors and causing them to be replaced by persons nominated by Stornoway; and (iv) assisting Stornoway with regards to fulfilling obligations regarding dissenting offerees under the Offer.

Outstanding Contact Options and Certain Other Purchase Rights

Under the terms of the Support Agreement, Stornoway agrees that the Board of Directors of Contact may, subject to receipt of all necessary Regulatory Approvals, take the necessary actions to provide that the Contact Options shall (i) not expire prior to the date on which such Contact Options were to expire pursuant to their terms; and (ii) fully vest,to the extent such Contact Options are not fully vested.

Stornoway has agreed to use reasonable commercial efforts to take all steps to ensure that all Contact Options and Contact Warrants (both vested and unvested) outstanding immediately prior to the effective time of a Subsequent Acquisition Transaction or Compulsory Acquisition Transaction will become securities of Stornoway exercisable to purchase Stornoway Shares following the completion of the Offer.

Under the terms of the Support Agreement, Stornoway agrees that the holders of Contact Warrants shall, in accordance with the terms of the Contact Warrants, upon exercise receive Stornoway Shares in the same number as would have been received had the Contact Warrants been exercised at the time of the Offer.

Representations, Warranties and Covenants

The Support Agreement contains certain customary representations and warranties of each of Stornoway and Contact. These representations and warranties terminate upon the earlier of the Effective Date or the date on which the Support Agreement is terminated in accordance with its terms.

The Support Agreement also contains customary negative and positive covenants by Contact and Stornoway. Among other things, Contact has agreed that, until the earlier of the Effective Date and the time the Support Agreement is terminated in accordance with its terms, unless Stornoway shall otherwise agree in writing, such agreement not to be unreasonably withheld or delayed, or as is otherwise expressly permitted or specifically contemplated by the Support Agreement or the Offer, its business and that of its subsidiaries shall be conducted only in compliance with any material contracts to which it is a party and in the usual and ordinary course of business consistent with past practice. Contact also agreed to use all commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees, goodwill and business relationships. Contact has agreed that it will not and will cause its subsidiaries not to take certain actions specified in the Support Agreement, including paying dividends or making other distributions on the Shares.

In addition, Contact has agreed under the Support Agreement to, and to cause its subsidiaries to, perform all obligations required or desirable to be performed by Contact or any of its subsidiaries under the Support Agreement, co-operate with Stornoway in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in the Support Agreement, including to, and where appropriate to cause its subsidiaries to: (a) apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Contact or any of its subsidiaries which are typically applied for by an offeree and, in doing so, keep Stornoway reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals; (b) defend all lawsuits or other legal, regulatory or other proceedings against Contact challenging or affecting the Support Agreement or the consummation of the transactions contemplated by the Support Agreement; (c) forthwith at the request of Stornoway upon confirmation that Stornoway beneficially owns more than 50% of the Contact Shares, use its reasonable commercial efforts to assist in effecting the resignations of the Contact directors and causing them to be replaced by persons nominated by Stornoway; and (d) if following the take-up of Contact Shares under the Offer, Stornoway or one of its subsidiaries sends a notice in the manner prescribed under Section 188(2) of the OBCA, then forthwith following the request of Stornoway, complete the actions contemplated in Section 188(11) of the OBCA.

Termination

The Support Agreement includes the following termination rights which must be exercised prior to the Effective Time, each subject to its specific terms:

(a)            Stornoway or Contact may terminate the Support Agreement if: (i) any Law makes the making or completion of the Offer or the transactions contemplated by the Support Agreement illegal or otherwise prohibited; or (ii) the Expiry Date does not occur on or prior to the Outside Date;

(b)           Stornoway may terminate the Support Agreement if the Board of Directors of Contact shall have: (i) withdrawn or modified in a manner adverse to Stornoway its approval or recommendation of the Offer and the transactions contemplated by the Support Agreement (unless Stornoway shall have made a misrepresentation as at July 21, 2006 or breached a covenant under the Support Agreement in such a manner that Contact would be entitled to terminate the Support Agreement in accordance with the terms thereof); or (ii) approved or recommended an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a permitted confidentiality agreement);

(c)            subject to the notice and cure provisions under the Support Agreement, Stornoway may terminate the Support Agreement if any condition described in Section 2 of the Offer is not satisfied or waived by Stornoway at or before the Expiry Time;

(d)           Contact may terminate the Support Agreement if: (i) subject to the notice and cure provisions under the Support Agreement, any representation or warranty of Stornoway set out in the Support Agreement qualified as to materiality shall not be true and correct or any such representation or warranty not so qualified shall not be true and correct in all material respects as of July 21, 2006 and as of the Expiry Date as if made on and as of such date (except to the extent that any such representation and warranty speaks as of an earlier date which shall remain true and correct in all material respects or in all respects, as appropriate, as of that date) or Stornoway shall not have performed in all material respects any covenant to be performed by it under the Support Agreement, in each case except as would not have a material adverse effect on Stornoway’s ability to complete the Offer; (ii) the Offer (or any amendment thereto other than as permitted by the Support Agreement or any amendment thereof that has been mutually agreed to by the parties to the Support Agreement) does not conform, in all material respects with the conditions to the Offer as set out in the Support Agreement or any amendment thereof that has been mutually agreed to by the parties; or (iii) the Offer has been terminated, withdrawn or expires;

(e)            Contact may terminate the Support Agreement in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement as permitted by the Support Agreement, subject to compliance with the non-solicitation and right to match provisions of the Support Agreement);

(f)              Stornoway or Contact may terminate the Support Agreement if the Expiry Date does not occur on or before the Outside Date; or

(g)           Contact may terminate the Support Agreement if there shall have been any Material Adverse Effect on Stornoway.

D&O Insurance

From and after the Effective Date and for a period ending six years after the Expiry Time, Stornoway shall cause Contact or any successor to Contact to maintain Contact’s current directors’ and officers’ insurance policy (or a policy reasonably equivalent) (the ‘‘D&O Policy’’) on terms and conditions which are no less advantageous to the directors and officers of Contact than those contained in the policy in effect on July 21, 2006, for all present and former directors and officers of Contact, covering claims made prior to or within six years after the Expiry Date; provided, however, that in no event will Contact pay in excess of 300% of the annual premium currently paid by Contact for such coverage for the purchase of such D&O Policy, and if the cost for such coverage is in excess of such amount, Contact shall only maintain such coverage as is available for such amount. After the Effective Date, Stornoway shall cause Contact (or any successor) to indemnify the current and former directors and officers of Contact to the fullest extent to which they are indemnified as of July 21, 2006 under Contact’s Articles, by-laws, applicable Law and contracts of indemnity.

15. Acceptance of the Offer

Other than the Lock-Up Agreements, the Offeror has not entered into any agreement, arrangement or understanding with any Shareholders with respect to the Offer, or with any Person with respect to any securities of Contact and the Offer.

16. Material Changes and Other Information

The Offeror is not aware of any information which indicates that any material change has occurred in the affairs of Contact since March 31, 2006, the date of the last published interim financial statements of Contact, other than as disclosed herein or otherwise publicly disclosed by Contact, and the Offeror does not have any knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

17. Effect of the Offer on the Market for and Listing of Contact Shares

The purchase of Contact Shares by the Offeror pursuant to the Offer will reduce the number of Contact Shares that might otherwise trade publicly and will reduce the number of holders of Contact Shares and, depending on the number of Contact Shares acquired by the Offeror, could adversely affect the liquidity and market value of the remaining Contact Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Contact Shares from the TSX. Among such criteria is the number of Shareholders, the number of Contact Shares publicly held and the aggregate market value of the Contact Shares publicly held. Depending on the number of Contact Shares purchased under the Offer, it is possible that the Contact Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Contact Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such

Contact Shares. If permitted by applicable Law and the terms of the Contact Options and Contact Warrants, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Contact Shares from the TSX. If the Contact Shares are delisted from the TSX, the extent of the public market for the Contact Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Contact Shares publicly held and the aggregate market value of the Contact Shares remaining at such time, the interest in maintaining a market in Contact Shares on the part of securities firms, whether Contact remains subject to public reporting requirements in Canada and other factors.

After the purchase of the Contact Shares under the Offer, Contact may cease to be subject to the public reporting and proxy solicitation requirements of the OBCA and the securities laws of the applicable Canadian jurisdictions or may request to cease to be a reporting issuer under the securities laws of such jurisdictions.

18. Regulatory Matters

The Offeror’s obligation to take-up and pay for Contact Shares tendered under the Offer is conditional upon all Regulatory Approvals having been obtained or concluded, or, in the case of waiting or suspensory periods, such periods having expired or terminated.

Securities Regulatory Matters

The distribution of the Stornoway Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Stornoway Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

The Offer is being made in compliance with applicable Canadian rules governing takeover bids and tender offers, respectively. Securities laws require that under a takeover bid all holders of the same class of securities be offered identical consideration. Stornoway has applied for exemptive relief from such identical consideration requirement in respect of U.S. Shareholders from the securities administrators in the provinces of Canada where such relief is required.

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of such U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to agree that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale of such Stornoway Shares as described above as consideration of its acceptance of the Offer.

19. Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, special Canadian counsel to Stornoway, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of Contact Shares pursuant to the Offer (or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction) and who, for purposes of the Tax Act and at all relevant times (i) holds its Contact Shares and any Stornoway Shares acquired pursuant to the Offer as capital property, (ii) deals atarm’s length with Contact and Stornoway, and (iii) is not affiliated with Contact or Stornoway. Shareholders meeting such requirements are referred to as a ‘‘Holder’’ or ‘‘Holders’’ herein, and this summary only addresses such Holders.

Contact Shares will generally constitute capital property to a Holder unless the Holder holds such shares in the course of carrying on a business or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. Persons holding options, warrants or other rights to acquire Contact Shares and persons who acquired Contact Shares on the exercise of employee stock options are not addressed, and all such persons should consult their own tax advisors in this regard. In addition, this summary is not applicable to a Shareholder that is a ‘‘financial institution’’ (as defined in the Tax Act for purposes of the mark-to-market rules), a ‘‘specified financial institution’’ as defined in the Tax Act or a Shareholder an interest in which is a ‘‘tax shelter investment’’ for purposes of the Tax Act.

This summary is based on the provisions of the Tax Act in force as at the date hereof, all proposed amendments to the Tax Act publicly announced by the Minister of Finance (Canada) before the date hereof (‘‘Proposed Amendments’’) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (‘‘CRA’’) made publicly available prior to the date hereof, and assumes that the Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted or promulgated in the form proposed, or at all. This summary does not otherwise take into account or anticipate changes in law or in the administrative policies and assessing practices of CRA, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein. This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to Holders in all circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, all Holders should consult their own independent tax advisors for advice with respect to the income tax consequences applicable to them having regard to their own particular circumstances. The discussion below is qualified accordingly.

Holders Resident in Canada

This part of the summary is applicable to Holders who, for purposes of the Tax Act and any applicable tax treaty are, or are deemed to be, resident in Canada (a ‘‘Resident Holder’’ or ‘‘Resident Holders’’).

Certain Resident Holders whose Contact Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Contact Shares and every ‘‘Canadian security’’ (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

Disposition of Contact Shares for Stornoway Shares

A Resident Holder who disposes of Contact Shares pursuant to the Offer in exchange for Stornoway Shares will generally be considered to realize a capital gain (or capital loss) to the extent the proceeds of disposition of such Contact Shares net of any reasonable costs of disposition exceed ( or are less than) the adjusted cost base of such Contact Shares.

In the case of a Resident Holder who receives Stornoway Shares, a capital gain or capital loss that would otherwise be realized on the exchange of a Contact Share for a Stornoway Share may be deferred under the provisions of section 85.1 of the Tax Act. In general, except where (a) such a Holder has, in the Holder’s income tax return for the year of sale, included any portion of the gain or loss otherwise determined from the disposition of a Contact Share or (b) immediately after the exchange, such a Holder or persons with whom such a Holder does not deal at arm’s lengthfor purposes of the Tax Act or such a Holder together with such persons either controls Stornoway or beneficially owns shares of the capital stock of Stornoway having a fair market value of more than 50% of the fair market value of all outstanding shares of the capital stock of Stornoway, the Holder will be deemed to have disposed of each of the Holder’s Contact Shares for proceeds of disposition equal to the adjusted cost base of such share immediately before the disposition, and, in exchange therefor, will be deemed to have acquired Stornoway Shares at a cost equal to such adjusted cost base and, accordingly, such Holder will not realize a capital gain or capital loss. In any other case, the proceeds of disposition of such Contact Shares will be deemed to be equal to the fair market value of the Stornoway Shares received in exchange for such Contact Shares, determined as at the Take-Up Date, and such Stornoway Shares will be considered to have been acquired at a cost equal to such fair market value. In computing the adjusted cost base to a Holder of a Stornoway Share, the cost of each Stornoway Share acquired pursuant to the Offer must generally be averaged with the adjusted cost base of all other Stornoway Shares owned by such Holder immediately before such acquisition as capital property.

The provisions described above with respect to the deferral of a capital gain or a capital loss will not apply to Holders who elect to include in their income for the year of disposition any portion of the gain or loss otherwise determined. A Holder who does include any such amount in income will be deemed to have disposed of all Contact Shares for proceeds of disposition equal to the fair market value of the Stornoway Shares received in exchange therefor and to have acquired such Stornoway Shares at a cost equal to their fair market value. It is not possible for a Holder to elect such treatment on a portion only of the gain or loss otherwise realized on a disposition of Contact Shares.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in income one-half of the amount of any capital gain as a ‘‘taxable capital gain’’, and will be entitled to deduct one-half of the amount of any capital loss against taxable capital gains realized in the year by such Resident Holder. To the extent one-half of such capital losses exceeds taxable capital gains realized in the year, the excess may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in any such year to the extent and under the circumstances described in the Tax Act.

In general, a capital loss otherwise arising on the disposition of a share by a corporation may be reduced by dividends previously received or deemed to have been received thereon in accordance with the detailed provisions of the Tax Act in that regard. Similar rules may apply where a corporation is, directly or through a trust or a partnership, a member of a partnership or a beneficiary of a trust that owns shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the year a ‘‘Canadian-controlled private corporation’’ (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% of its ‘‘aggregate investment income’’. For this purpose, aggregate investment income includes net taxable capital gains.

Capital gains realized by individuals and certain trusts may give rise to alternative minimum tax.

Compulsory Acquisition of Contact Shares

As described under Section 8 of this Circular, ‘‘Acquisition of Contact Shares Not Deposited — Compulsory Acquisition’’, Stornoway may, in certain circumstances, acquire Contact Shares not deposited under the Offer pursuant to statutory rights of purchase under the OBCA. The tax consequences to a Resident Holder of a disposition of Contact Shares in such circumstances will generally be similar to those described above under ‘‘Resident Holders Who Accept the Offer’’. Resident Holders whose Contact Shares may be so acquired should consult their own tax advisors.

Subsequent Acquisition Transaction

As described in Section 8 of this Circular, ‘‘Acquisition of Contact Shares Not Deposited’’, if Stornoway does not acquire all of the Contact Shares pursuant to the Offer or by means of a Compulsory Acquisition, Stornoway may propose other means of acquiring the remaining outstanding Contact Shares.

The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and accordingly it is not possible to comment except in very general terms. Stornoway may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction, the tax consequences of which to a Resident Holder would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above. Depending upon the exact manner in which the transaction is carried out, such tax consequences may also include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Contact Shares (or on shares of an amalgamated corporation for which the Contact Shares are exchanged) to the extent and under the circumstances described in the Tax Act.

A Subsequent Acquisition Transaction could be carried out by means of an amalgamation of Contact with Stornoway or one of its Canadian resident affiliates, pursuant to which Resident Holders who did not tender Contact Shares under the Offer would have their Contact Shares exchanged upon the amalgamation for Stornoway Shares and for redeemable preference shares of the amalgamated corporation or of Stornoway (‘‘Redeemable Shares’’) which Redeemable Shares would then be redeemed immediately for cash. A Resident Holder would not realize a capital gain or a capital loss as a result of the exchange of shares on the amalgamation. The cost of the Redeemable Shares received upon the amalgamation would be equal to that proportion of the adjusted cost base to the Resident Holder of Contact Shares immediately before the amalgamation that

(a)            the fair market value, immediately after the amalgamation, of all the Redeemable Shares so acquired by the Resident Holder,

is of

(b)                  the fair market value, immediately after the amalgamation, of the Stornoway Shares and the Redeemable Shares so acquired by the Resident Holder.

The remaining portion of the adjusted cost base of Contact Shares to the Resident Holder would constitute the cost to the Resident Holder of the Stornoway Shares. Upon the redemption of Redeemable Shares, the Resident Holder would generally be deemed to have received a dividend equal to the amount, if any, by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Tax Act (subject to the potential application of subsection 55(2) of the Tax Act to a holder of such shares that is a corporation as discussed below). The amount by which the redemption price exceeds the amount of the deemed dividend would be treated as proceeds of disposition of the Redeemable Shares for the purposes of computing any capital gain or capital loss arising on the redemption of such shares.

Taxation of any such capital gain or capital loss is described above under the heading ‘‘Taxation of Capital Gains and Capital Losses’’.

A Resident Holder that is a corporation should consult its own tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act with respect to any dividends received, or deemed to be received, by such corporation in connection with a Subsequent Acquisition Transaction. Subsection 55(2) provides in part that, where a Resident Holder that is a corporation receives or is deemed to receive a dividend, in certain circumstances the dividend or deemed dividend may be treated as proceeds of disposition of the Contact Shares for the purpose of computing the Resident Holder’s capital gain. Subject to the potential application of this provision, dividends received or deemed to be received by a corporation in connection with a Subsequent Acquisition Transaction will be included in computing income, and normally will also be deductible in computing its taxable income, but affected Resident Holders are advised to consult their own tax advisors in this regard.

A Resident Holder that is a ‘‘private corporation’’ or a ‘‘subject corporation’’ (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received, or deemed to be received, in connection with a Subsequent Acquisition Transaction to the extent that such dividends are deductible in computing such corporation’s taxable income.

In the case of a Resident Holder who is an individual (including a trust), dividends received or deemed to be received in connection with a Subsequent Acquisition Transaction will be included in computing the Resident Holder’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation. Draft legislation released by the Minister of Finance (Canada) on June 29, 2006 proposes to enhance the gross-up and dividend tax credit for eligible dividends received after 2005 from taxable Canadian corporations. Eligible dividends will generally include dividends paid after 2005 by taxable Canadian corporations, which dividends have been designated as eligible dividends by the dividend-paying corporation.

If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, a Resident Holder who exercises a right of dissent in respect of such an amalgamation should be considered to have disposed of its Contact Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder for such Contact Shares, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Holder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Holders should consult with their own tax advisors in this regard. Interest awarded by a court would be included in computing the Resident Holder’s income. Resident Holders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Contact Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described under Section 17 of this Circular, ‘‘Effect of the Offer on the Market for and Listing of Contact Shares’’, Contact Shares may be delisted from the TSX. In certain circumstances, a delisting could adversely affect a holder of Contact Shares that is a trust governed by a registered retirement savings plan (or other deferred income plan) by subjecting such holder or its annuitant or beneficiary to certain taxes and penalties under the Tax Act, and Resident Holders who may be so affected should consult with their own tax advisors in this regard.

Holding and Disposing of Stornoway Shares

In the case of a Resident Holder who is an individual, dividends received or deemed to be received on Stornoway Shares will be included in computing the Resident Holder’s income, and will be subject to the normal gross-up and dividend tax credit rules under the Tax Act. Draft legislation released by the Minister of Finance (Canada) on June 29, 2006 proposes to enhance the gross-up and dividend tax credit for eligible dividends received after 2005 from taxable Canadian corporations. Eligible dividends will generally include dividends paid after 2005 by taxable Canadian corporations, which dividends have been designated as eligible dividends by the dividend-paying corporation. A Resident Holder that is a ‘‘private corporation’’ or a ‘‘subject corporation’’ (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on Stornoway Shares to the extent such dividends are deductible in computing such corporation’s taxable income.

A disposition or deemed disposition of Stornoway Shares by a Resident Holder will be subject to the normal rules under the Tax Act. (See ‘‘Taxation of Capital Gains and Capital Losses’’ above.) Provided that they are listed on a prescribed stock exchange, which includes the TSX, or that Stornoway continues to qualify as a ‘‘public corporation’’ for the purposes of the Tax Act, Stornoway Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.

Holders Not Resident in Canada

This portion of the summary is applicable to Holders who, at all relevant times for purposes of the Tax Act, have not been and are not resident in Canada or deemed to be resident in Canada and do not use or hold, and are not deemed to use or hold their Contact Shares in carrying on a business in Canada. Holders meeting all such requirements are hereinafter referred to as a ‘‘Non-Resident Holder’’ or ‘‘Non-Resident Holders’’, and this part of the summary only addresses such Non-Resident Holders. Special rules, which are not discussed in this summary, may apply to a non-Canadian resident holder that is an insurer that carries on an insurance business in Canada and elsewhere.

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Contact Shares pursuant to the Offer unless such shares are or are deemed to be ‘‘taxable Canadian property’’ as defined in the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

Generally, Contact Shares will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the TSX) at that time, unless:

(a)                  at any time during the 60 month period ending at the time of disposition of the Contact Shares by such Non-Resident Holder, the Non-Resident Holder, persons not dealing at arm’s length with such Non-Resident Holder, or any combination thereof owned 25% or more of the issued shares of any class or series of the capital stock of Contact; or

(b)                 the Non-Resident Holder’s Contact Shares were acquired in certain types of tax deferred exchanges in consideration for property that was itself taxable Canadian property or are otherwise deemed to be taxable Canadian property.

If the Contact Shares are taxable Canadian property to a Non-Resident Holder, the recognition of a capital gain on the disposition of Contact Shares as a result of acceptance of the Offer would in general be determined in the manner and subject to the tax treatment described above under ‘‘Holders Resident in Canada’’, subject to the terms of any applicable income tax treaty between Canada and the country of residence of the Non-Resident Holder. Non-Resident Holders who hold Contact Shares as taxable Canadian property should consult with their own tax advisors.

Compulsory Acquisition of Contact Shares

A Non-Resident Holder will not be subject to income tax under the Tax Act on a disposition of Contact Shares either pursuant to Stornoway’s statutory rights of purchase described in Section 8 of this Circular, ‘‘Acquisition of Contact Shares Not Deposited — Compulsory Acquisition’’ or on an exercise of dissent rights in respect thereof unless the Contact Shares are ‘‘taxable Canadian property’’ to the Non-Resident Holder as described above (and subject to the discussion below under ‘‘Potential Delisting’’) and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Where interest is paid or credited to a Non-Resident Holder in connection with the exercise of dissent rights under a Compulsory Acquisition, such Non-Resident Holder will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount thereof, subject to any reduction in the rate of withholding to which the Non-

Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) (the ‘‘Tax Treaty’’) and is the beneficial owner of the interest, the applicable rate of Canadian withholding tax is generally reduced to 10%.

Subsequent Acquisition Transaction

As described in Section 8 of this Circular, ‘‘Acquisition of Contact Shares Not Deposited — Subsequent Acquisition Transaction’’, if Stornoway does not acquire all of the Contact Shares under the Offer or by means of a Compulsory Acquisition, Stornoway may propose other means of acquiring the remaining outstanding Contact Shares. The tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those referred to above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend (see also discussion above). In general, the Non-Resident Holder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Holder’s Contact Shares are taxable Canadian property, as described above (and subject to the discussion below under ‘‘Potential Delisting’’), and the Non-Resident Holder is not entitled to any relief under an applicable tax treaty. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Contact Shares acquired pursuant to a Subsequent Acquisition Transaction, including the special considerations applicable if the Contact Shares are not then listed on a prescribed exchange. Dividends paid or deemed to be paid to a Non-Resident Holder would be subject to Canadian withholding tax at a rate of 25%, as would any interest awarded to a Non-Resident Holder by a court in the event a dissent is available and is exercised. The rate of withholding tax may be reduced under the provisions of an applicable income tax treaty. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Tax Treaty and is the beneficial owner of the dividends or the interest, the rate of Canadian withholding tax is generally reduced to 15% for dividends and 10% for interest.

Potential Delisting

As described under Section 7 of this Circular, ‘‘Risk Factors — Risk Factors Related to the Offer’’, Contact Shares may be delisted from the TSX. If the Contact Shares are not listed on a prescribed stock exchange at the time of disposition by a Non-Resident Holder, Contact Shares will be taxable Canadian property to the Non-Resident Holder and the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, subject to relief under an applicable tax treaty. If Contact Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of section 116 of the Tax Act will apply to a Non-Resident Holder in which case the Non-Resident Holder will be required to comply with the notice requirements in section 116 of the Tax Act, and Stornoway may be required to withhold an amount from any payment to the Non-Resident Holder pursuant to the Tax Act. Non-Resident Holders should consult with their own tax advisors with respect to the potential income tax consequences to them of not disposing of their Contact Shares pursuant to the Offer.

Holding and Disposing of Stornoway Shares

Dividends paid or deemed to be paid to a Non-Resident Holder on Stornoway Shares will be subject to nonresident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty.

Provided the Stornoway Shares are listed on a prescribed stock exchange at all relevant times, a Non-Resident Holder will generally not be liable for Canadian income tax on a disposition or deemed disposition of Stornoway Shares (including a disposition by the Depositary on behalf of such Non-Resident Holder) unless the Non-Resident Holder’s Stornoway Shares are, or are deemed to be, taxable Canadian property and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

20. Depositary

Stornoway has engaged CIBC Mellon Trust Company to act as Depositary for the receipt of Contact Shares and related Letters of Transmittal deposited to the Offer and for the payment for Contact Shares purchased by Stornoway pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Contact Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Contact Shares. In addition, Stornoway Shares issuable to U.S. Shareholders will be issued and delivered to the Depositary and a registered broker or investment dealer retained by the Depositary will sell them on the TSX. Following such sale, the Depositary will distribute the net cash proceeds as provided for in Section 1 of the Offer, ‘‘The Offer — U.S. Shareholders’’. The Depositary will receive reasonable and customary compensation from Stornoway for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Stornoway has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada.

21.  Dealer Managers and Soliciting Dealer Group

The Offeror has retained BMO Nesbitt Burns Inc. and Canaccord Capital Corporation to act as financial advisors in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be paid a fee for services rendered by them in their respective capacity as financial advisors, and will be reimbursed by Stornoway for their reasonable out-of-pocket expenses. In addition, BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation have the right to form a soliciting dealer group (the ‘‘Soliciting Dealer Group’’) comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer. The Dealer Managers and the other members of any Soliciting Dealer Group are referred to herein as ‘‘Soliciting Dealers’’. Stornoway may make use of the services of a Soliciting Dealer and, in this case, may pay such Soliciting Dealer a fee for each Contact Share deposited and taken up by Stornoway under the Offer other than Contact Shares held by members of a Soliciting Dealer Group for their own account. Stornoway may require Soliciting Dealers to furnish evidence of the beneficial ownership satisfactory to it at the time of deposit.

No fee or commission will be payable by Shareholders who transmit their Contact Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealerretained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, ‘‘The Offer — US Shareholders’’.

22.  Information Agent

Stornoway has retained Georgeson Shareholder Communications Canada Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from Stornoway for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Contact Shares pursuant to the Offer, provided that the Offeror may make other arrangements with soliciting dealers and/or information agents outside of Canada.

Shareholders should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing their Contact Shares with the Depositary.

23.  Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of Contact with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Holders of Contact Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

24.  Directors’ Approval

The contents of the Offer and Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of Stornoway.

25.  Expenses of the Offer

Stornoway will fund the costs and expenses it incurs as a result of the Offer, and Stornoway has sufficient funds available to pay all such costs and expenses. Stornoway estimates that the fees and expenses of the Offer will be

$2,278,000, of which $800,000 are expenses common to both the Offer and the Ashton Offer (i.e., the $800,000 will be required as a result of either the Offer or the Ashton Offer, but not both).

26.  Available Information

Stornoway files reports and other information with Canadian securities regulatory authorities. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

27.  Experts

The audited consolidated financial statements of Stornoway as at April 30, 2006 and 2005 and for each of the years in the three-year period ended April 30, 2006, incorporated by reference in this Offer and Circular, have been so incorporated in reliance upon the report of Staley, Okada & Partners, independent chartered accountants, and upon the authority of such said firm as experts in accounting and auditing. Staley, Okada & Partners has advised that it is independent of Stornoway within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

The audited consolidated financial statements of Ashton as at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 incorporated into this Circular by reference contain the report of Ashton’s independent auditors. Stornoway has not obtained the consent necessary for Stornoway to incorporate the audit report by reference into this Circular. Because Stornoway has not obtained Ashton’s auditor’s consent, Shareholders may not be able to recover against Ashton’s auditors under Section 11 of the U.S. Securities Act for untrue statements of a material fact contained in the financial statements audited by Ashton’s auditors or any omissions to state a material fact required to be stated therein.

With respect to the Pro Forma Consolidated Financial Statements of Stornoway included herein, the independent chartered accountants have reported that they applied limited procedures in accordance with Canadian professional standards for preparation of a compilation report. The compilation reports are provided solely in order to comply with applicable requirements of Canadian securities laws. It should be noted that to report in accordance with Public Company Accounting Oversight Board Auditing Standards (PCAOBAS) on a compilation of pro forma financial statements an examination greater in scope than that performed under Canadian standards would be required. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the procedures applied.

Certain material in Stornoway’s Renewal Annual Information Form for the year ended April 30, 2006 has been incorporated by reference herein upon the authority of the following:

Dean J. Besserer, B.Sc. P. Geol, an independent consulting geologist with APEX Geosciences Ltd. and a ‘‘qualified person’’ for the purposes of National Instrument 43-101 of the Canadian Securities Administrators, prepared the Technical Reports on Stornoway’s Aviat Properties (entitled ‘‘Technical Report for the Aviat Properties, Melville Peninsula, Nunavut, Canada’’ dated January 31, 2006) and Churchill Project (entitled ‘‘Technical Report for Churchill Diamond Property, Nunavut, Canada’’ dated April 20, 2006). Robin Hopkins, P. Geol (NT/NU), a ‘‘qualified person’’ for the purposes of National Instrument 43-101, prepared the update on the exploration activities and results of the Aviat Properties after January 31, 2006. Mr. Hopkins is employed by Stornoway as its Vice-President, Exploration. Mr. Besserer presently holds no Stornoway Shares, directly or indirectly. Mr. Hopkins holds beneficially, directly or indirectly, less than 1% of the outstanding Stornoway Shares.

28.  Legal Matters

Certain legal matters relating to the Offer and to the Stornoway Shares to be distributed pursuant to the Offer will be reviewed by Blake, Cassels & Graydon LLP and DuMoulin Black LLP. As of the date hereof, the partners and associates of Blake, Cassels & Graydon LLP as a group, and the partners and associates of DuMoulin Black LLP as a group, beneficially own, directly or indirectly, less than 1% of the issued and outstanding Stornoway Shares.

CONSENT OF AUDITOR

We have read the Offer and Circular of Stornoway Diamond Corporation (‘‘Stornoway’’) dated August 10, 2006 relating to the Offer by Stornoway to purchase all of the outstanding common shares of Contact Diamond Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Offer and Circular of our reports to the shareholders of Stornoway on the consolidated balance sheets of Stornoway as at April 30, 2006 and 2005 and April 30, 2005 and 2004 and the consolidated statements of loss and deficit and cash flows for each of the years in the three year period ended April 30, 2006. Our reports are dated July 7, 2006 and June 30, 2005, respectively.

We also consent to the use in the above-mentioned Offer and Circular of our reports dated August 4, 2006 to the Board of Directors of Stornoway on the:

(a)            Stornoway pro forma consolidated financial statements with regard to the Contact transaction;

(b)           Stornoway pro forma consolidated financial statements with regard to the Ashton transaction; and

(c)            Stornoway pro forma consolidated financial statements with regard to the Contact and Ashton transactions.

/s/ Staley, Okada & Partners
Chartered Accountants

Vancouver, British Columbia

August 10, 2006

CONSENTS OF COUNSEL

To the Directors of
STORNOWAY DIAMOND CORPORATION

We hereby consent to the references to our name contained under the heading ‘‘Legal Matters’’ and to our opinion contained under ‘‘Certain Canadian Federal Income Tax Considerations’’ in the Offer and Circular dated August 10, 2006 made by Stornoway Diamond Corporation to the holders of common shares of Contact Diamond Corporation.

/s/ Blake, Cassels & Graydon LLP

Toronto, Ontario

August 10, 2006

To the Directors of
STORNOWAY DIAMOND CORPORATION

We hereby consent to the references to our name contained under the heading ‘‘Legal Matters’’ in the Offer and Circular dated August 10, 2006 made by Stornoway Diamond Corporation to the holders of common shares of Contact Diamond Corporation.

/s/ DuMoulin Black LLP

Vancouver, British Columbia

August 10, 2006

CONSENT OF ORION SECURITIES INC.

To the Directors of
STORNOWAY DIAMOND CORPORATION

We refer to the formal valuation and fairness opinion of our firm dated July 21, 2006, which we prepared for the Special Committee of the Board of Directors of Contact Diamond Corporation in connection with its consideration of the proposed offer by Stornoway Diamond Corporation for all of the common shares of Contact Diamond Corporation. We consent to the filing of the formal valuation and fairness opinion with the Ontario Securities Commission and the Autorité des marchés financiers (Québec) and the inclusion of a summary of the formal valuation and fairness opinion and the text of the formal valuation and fairness opinion in this document.

/s/ Orion Securities Inc.

Toronto, Ontario

August 10, 2006

CONSENTS OF EXPERT

I, Dean J. Besserer, B.Sc., P.Geol., hereby confirm that I have read the Offer and Circular of Stornoway Diamond Corporation (‘‘Stornoway’’) furnished with Stornoway’s offer dated August 10, 2006 to purchase all of the outstanding common shares of Contact Diamond Corporation.

I hereby consent to the use of my name in connection with references to my involvement in the preparation of the technical reports entitled:

(a)            ‘‘Technical Report for the Aviat Properties, Melville Peninsula, Nunavut, Canada’’ dated January 31, 2006 (the ‘‘Aviat Technical Report’’); and

(b)           ‘‘Technical Report for Churchill Diamond Property, Nunavut, Canada’’ dated April 20, 2006 (the ‘‘Churchill Technical Report’’),

and to references to the Aviat Technical Report and the Churchill Technical Report, or portions thereof, in the Offer and Circular and to the inclusion and incorporation by reference of information derived from the Aviat Technical Report and the Churchill Technical Report in the Offer and Circular.

I also hereby confirm that I have read Stornoway’s Renewal Annual Information Form dated July 11, 2006 (the ‘‘AIF’’) and that I have no reason to believe there are any misrepresentations in the information contained in the Offer and Circular or the AIF that are derived from the Aviat Technical Report or the Churchill Technical Report or that is within my knowledge as a result of the services that I have performed in connection with the Aviat Technical Report or the Churchill Technical Report.

/s/ Dean J. Besserer

August 10, 2006

Vancouver, British Columbia

CONSENT OF EXPERT

I, Robin Hopkins, P. Geol. (NT/NU), hereby confirm that I have read the Offer and Circular of Stornoway Diamond Corporation (‘‘Stornoway’’) furnished with Stornoway’s offer dated August 10, 2006 to purchase all of the outstanding common shares of Contact Diamond Corporation.

I hereby consent to the use of my name in connection with references to my involvement in the preparation of updates on the exploration activities and results of Stornoway at its Aviat Properties appearing in Stornoway’s Renewal Annual Information Form dated July 11, 2006 and to the inclusion and incorporation by reference of information derived from such Annual Information Form in the Offer Circular.

I also hereby confirm that I have read Stornoway’s Renewal Annual Information Form dated July 11, 2006 (the ‘‘AIF’’) and that I have no reason to believe there are any misrepresentations in the information contained in the Offer and Circular or the AIF that are derived from the information prepared by me or that is within my knowledge as a result of the services that I have performed in connection with the Technical Report.

/s/ Robin Hopkins

August 10, 2006

Vancouver, British Columbia

APPROVAL AND CERTIFICATE OF STORNOWAY DIAMOND CORPORATION

The contents of the Offer and Circular, together with the Annexes included therein, have been approved by, and the sending, communication or delivery thereof to the Shareholders has been authorized by, the board of directors of Stornoway Diamond Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer or the securities to be distributed hereunder.

Dated: August 10, 2006.

/s/ EIRA M. THOMAS	/s/ D. BRUCE MCLEOD
President and Chief Executive Officer	Chief Financial Officer

On behalf of the board of directors

/s/ CATHERINE MCLEOD-SELTZER	/s/ JOHN E. ROBINS
Director	Director

ANNEX A

STORNOWAY/CONTACT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such a payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

30 April 2006
Unaudited — See Compilation Report

Canadian Funds

CHARTERED ACCOUNTANTS	Suite 400 — 889 West Pender Street

Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.co

PROFORMA CONSOLIDATED FINANCIAL STATEMENTS OF STORNOWAY DIAMOND CORPORATION COMPILATION REPORT

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such as payments pursuant to change in control provisions or integration costs which may be incurred as a result of the acquisition.

COMPILATION REPORT PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Stornoway Diamond Corporation:

We have read the accompanying unaudited pro forma consolidated balance sheet of Stornoway Diamond Corporation (the ‘‘Company’’ or ‘‘Stornoway’’) as at 30 April 2006 and the unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.                 Compared the figures in the columns captioned ‘‘Stornoway’’ to the consolidated financial statements of the Company as at 30 April 2006 and found them to be in agreement.

2.                 Compared the figures in the column captioned ‘‘Contact’’ to the unaudited interim consolidated financial statement of Contact Diamond Corporation as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned ‘‘Adjusted Contact’’ to the unaudited interim consolidated financial statements of Contact Diamond Corporation as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Contact Diamond Corporation for the year ended 31 December 2005 respectively, and found them to be in agreement.

3.                 Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)             the basis for determination of the pro forma adjustments; and

(b)            whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)             described to us the basis for determination of the pro forma adjustments; and

(b)            stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4.                 Read the notes to the pro forma consolidated financial statement, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.                 Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned ‘‘Stornoway’’ as at 30 April 2006 and ‘‘Contact’’ as at 31 March 2006 and ‘‘Stornoway’’ and ‘‘Adjusted Contact’’ for the 12 months then ended, and found the amounts in the column captioned ‘‘Pro Forma Consolidated’’ to be arithmetically correct.

A pro forma consolidated financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statement, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

‘‘Staley, Okada & Partners’’

Vancouver, B.C.	STALEY, OKADA & PARTNERS
4 August 2006	CHARTERED ACCOUNTANTS

Staley, Okada & Partners is member of MSI, a network of Independent professional firms ° A member of the Institute of Chartered Accountants of British Columbia A partnership of Incorporated professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.

Statement 1

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

PRO FORMA CONSOLIDATED BALANCE SHEET
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars

	Stornoway	Contact		Pro Forma Adjustments and Eliminating Entries (Note 3)	Pro Forma Consolidated
ASSETS
Current
Cash and short term deposits	$23,039	$997	A	$3,900	$25,658
			D	(2,278)
Receivables and prepaid expenses	728	19		—	747
	23,767	1,016		1,622	26,405

Investments	1,887	165	F	49	2,101
Prepaid fuel	906	—		—	906
Property, plant and equipment	658	90			748
Resource property costs	37,557	—	B	553	71,354
			F	33,244
Investment in Contact	—	—	C	19,743	—
			D	2,278
			E	1,012
			F	(23,033)
	$64,775	$1,271		$35,468	$101,514

LIABILITIES
Current
Trade accounts payable and accrued liabilities	$1,330	$279		$—	$1,609
Due to related parties	51	3,902		—	3,953
Future income tax liabilities	—	—		11,250	11,250
	1,381	4,181		11,250	16,812

SHAREHOLDERS’ EQUITY

Share Capital (Note 5)	77,225	80,011	A	3,900	97,521
			B	553
			C	19,743
			F	(83,911)
Contributed Surplus	2,900	22,192	E	1,012	3,912
			F	(22,192)
Deficit	(16,731)	(105,113)	F	105,113	(16,731)
	63,394	(2,910)		24,218	84,702
	$64,775	$1,271		$35,468	$101,514

See Accompanying Notes

Statement 2

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

	Stornoway 30 April 2006	Adjusted Contact 31 March 2006 (Note 4)		Pro Forma Adjustments and Eliminating Entries	Pro Forma Consolidated
Administrative Expenses
Investor relations, shareholder reporting and regulatory compliance	$345	$249		$—	$594
Large corporation tax	14	—		—	14
Legal and audit	179	173		—	352
Office and administration	345	168		—	513
Salary and benefits and directors’ fees	408	416		—	824
Stock based compensation	518	79		—	597
	1,809	1,085		—	2,894
Write off of resource property costs	3,919	—		—	3,919
Exploration costs	—	3,881	G	(3,881)	—
Write down of investments	6	214		—	220
Bad debt recovery	(32)	—		—	(32)
Interest income	(652)	(93)		—	(745)
Property management fees	(145)	—		—	(145)
Gain on sale of investments	(269)	—		—	(269)
	4,636	5,087		(3,881)	5,842
Future income tax expense (recovery)	(2,865)	(776)		—	(3,641)
Loss for the Period	$1,771	$4,311		$(3,881)	$2,201
Pro Forma Weighted Number of Common Shares Outstanding					96,710,083
Pro Forma Loss per Common Share — Basic and Diluted					$0.02

See Accompanying Notes

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Canadian Funds
Unaudited — See Compilation Report

1.            Basis of Presentation

These unaudited pro forma consolidated financial statements of Stornoway Diamond Corporation (‘‘Stornoway’’ or the ‘‘Company’’) have been prepared in accordance with generally accepted accounting principles in Canada and should be read in conjunction with the most recent annual consolidated financial statements of Stornoway and the most recent annual and interim consolidated financial statements of Contact Diamond Corporation (‘‘Contact’’).

The pro forma consolidated balance sheet has been prepared as if the combination with Contact described in Note 2 occurred effective 30 April 2006 using the consolidated balance sheet of Stornoway as at 30 April 2006 and the unaudited consolidated balance sheet of Contact as at 31 March 2006.

The pro forma consolidated statement of operations has been prepared as if the combination with Contact described in Note 2 occurred effective 1 May 2005 using the consolidated statement of operations of Stornoway for the year ended 30 April 2006 and the unaudited consolidated statement of operations of Contact for the 12 month period ended 31 March 2006 (Note 4).

The pro forma consolidated financial statements are not intended to reflect the financial position which would have resulted had the transaction actually been effected on 30 April 2006 or the results of operations had the transaction been effected on 1 May 2005. Further, the pro forma results of operations may not be indicative of future results.

Certain elements of Stornoway’s and Contact’s financial statements have been reclassified to provide a consistent classification format.

2.            Business Acquisition

Stornoway has made an offer (the ‘‘Offer’’) to acquire 100% of the issued and outstanding shares of Contact, a public company listed on the Toronto Stock Exchange (‘‘TSX’’). Under the terms of the Offer, each Contact shareholder will be entitled to receive 0.36 of a Stornoway share per Contact share. The Offer is subject to a number of conditions, including the absence of adverse material changes and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s Take Over Bid for Ashton Mining of Canada Inc. (‘‘Ashton’’).

This acquisition will be accounted for under the purchase method of accounting.

3.            Pro Forma Assumptions and Adjustments

The following pro forma adjustments reflect the Company’s acquisition of 100% of Contact. Contact’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Contact shares is recorded to resource property costs.

a)                To record shares issued by Contact subsequent to 31 March 2006, where Contact entered into flow through private placement agreements for 8,750,000 common shares for net cash proceeds of $3,900,000.

b)               To record shares issued by the Company subsequent to 30 April 2006, whereby the Company issued 494,121 common shares at a value of $553,000 pursuant to a property option agreement.

c)                To record the acquisition of 100% of Contact’s issued and outstanding shares through the issuance of 15,794,412 shares of the Company. As at 21 July 2006, Contact had 43,873,365 common shares issued and outstanding. The Company has agreed to issue 0.36 Stornoway shares for each Contact share therefore, the Company will issue 15,794,412 shares. The Company’s shares are valued at $19,743,000.

d)               To record the estimated transaction expenses totalling $2,278,000 which consist of legal, advisory and accounting costs. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Contact.

e)                For the purposes of this pro forma, it has been assumed that there were no ‘‘in the money’’ options outstanding to a Contact shareholder. The Company will assume all outstanding unexercised Contact stock options by granting 1,368,720 options of the Company. These options will be exercisable at a weighted average price of $3.52 with a weighted average estimated remaining life of 4.52 years. For the purposes of this pro forma, these options were determined to have an estimated value of $1,012,000 as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free interest rate of 4.20% and a volatility factor of 97.5%. The $1,012,000 has been accounted for as part of the acquisition cost of Contact.

f)                  To record the consolidation adjustments as required for the purchase method of accounting, the purchase price discrepancy of $33,244,000 has been allocated to resource property costs. The purchase price discrepancy is the excess of the consideration that is given up to acquire Contact (being $23,033,000) over Contact’s net identifiable assets less liabilities (being a deficit of $10,211,000) which is allocated to the non-monetary assets acquired, being resource properties.

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Canadian Funds
Unaudited — See Compilation Report

3.            Pro Forma Assumptions and Adjustments — Continued

The following allocates the purchase price based on management’s preliminary estimate of fair values (expressed in thousands of Canadian dollars).

	Contact Book Value	Pro Forma Assumptions and Adjustments (Note 3a)	Fair Value Adjustments	Contact Fair Value
Cash and cash equivalents	$997	$3,900	$—	$4,897
Other current assets	19	—	—	19
Investments	165	—	49	214
Equipment and leaseholds	90	—	—	90
Resource property	—	—	33,244	33,244
Total Assets	$1,271	$3,900	$33,293	$38,464

Current liabilities	$279	$—	$—	$279
Due to shareholder	3,902	—	—	3,902
Future income tax liabilities	—	—	11,250	11,250
Total Liabilities	4,181	—	11,250	15,431
Net Assets (Liabilities) Purchased	$(2,910)	$3,900	$22,043	$23,033

g)               Contact’s accounting policy with respect to resource property costs is to charge the expenditures to income in the year in which they are incurred. Stornoway capitalizes its resource property costs as incurred. This entry harmonizes the accounting treatment of Contact’s resource property costs for the 12 month period presented to reflect Stornoway’s accounting policy.

h)               Contact does have 1,200,000 share purchase warrants with an exercise price of $1.50 which would be converted to 432,000 share purchase warrants of the Company with an exercise price of $4.16. These warrants are only exercisable in the event that a production decision is made relating to the Timiskaming Diamond Project. As these warrants are not exercisable at this time this does not form part of the consideration of the purchase of Contact. This would be contingent consideration should they become exercisable in the future.

4.            Adjusted Contact

Stornoway’s year end is 30 April while Contact’s year end is 31 December. For pro forma statements of operations, the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Contact. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Three Months Ended 31 March 2005	Twelve Months Ended 31 December 2005	Three Months Ended 31 March 2006	Adjusted Contact 31 March 2006
	(Unaudited)		(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations, shareholder reporting and regulatory compliance	$72	$208	$113	$249
Legal and audit	53	186	40	173
Office and administration	11	81	98	168
Salary and benefits and directors’ fees	23	330	109	416
Stock based compensation	—	66	13	79
	159	871	373	1,085

Write off of resource property costs	2,113	5,818	176	3,881
Write down of investments	—	—	214	214
Interest expense (income)	(31)	(106)	(18)	(93)
	2,241	6,583	745	5,087
Future income tax expense (recovery)	(1,791)	(1,791)	(776)	(776)
Loss (income) for the period	$450	$4,792	$(31)	$4,311

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Canadian Funds
Unaudited — See Compilation Report

5.            Pro Forma Share Capital and Contributed Surplus

Details are as follows (expressed in thousands of Canadian dollars):

	Number of Shares Issued and Outstanding	Amount	Contributed Surplus
Stornoway’s existing shares outstanding as at 30 April 2006	80,421,550	$77,225	$2,900
Shares issued subsequent to 30 April 2006 (Note 3b)	494,121	553	—
Shares issued on acquisition of Contact	15,794,412	19,743	—
Stock option valuation on Contact options	—	—	1,012
Pro Forma Balance — 30 April 2006	96,710,083	$97,521	$3,912

ANNEX B

STORNOWAY/ASHTON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Ashton Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such a payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

30 April 2006
Unaudited — See Compilation Report

Canadian Funds

Suite 400 — 889 West Pender Street

Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.co

PROFORMA CONSOLIDATED FINANCIAL STATEMENTS OF STORNOWAY DIAMOND
CORPORATION COMPILATION REPORT

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such as payments pursuant to change in control provisions or integration costs which may be incurred as a result of the acquisition.

COMPILATION REPORT PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Stornoway Diamond Corporation:

We have read the accompanying unaudited pro forma consolidated balance sheet of Stornoway Diamond Corporation (the ‘‘Company’’ or ‘‘Stornoway’’) as at 30 April 2006 and the unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.                                       Compared the figures in the columns captioned ‘‘Stornoway’’ to the consolidated financial statements of the Company as at 30 April 2006 and found them to be in agreement.

2.                                       Compared the figures in the column captioned ‘‘Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned ‘‘Adjusted Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Ashton Mining of Canada Inc. for the year ended December 31, 2005 respectively, and found them to be in agreement.

3.                                       Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)                                  the basis for determination of the pro forma adjustments; and

(b)                                 whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)                                  described to us the basis for determination of the pro forma adjustments; and

(b)                                 stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4.                                       Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.                                       Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned ‘‘Stornoway’’ as at 30 April 2006 and ‘‘Ashton’’ as at 31 March 2006 and ‘‘Stornoway’’ and ‘‘Adjusted Ashton’’ for the 12 months then ended, and found the amounts in the column captioned ‘‘Pro Forma Consolidated’’ to be arithmetically correct.

A pro forma consolidated financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statement, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

‘‘Staley, Okada & Partners’’

Vancouver, B.C.	STALEY, OKADA & PARTNERS
4 August 2006	CHARTERED ACCOUNTANTS

Staley, Okada & Partners is member of MSI, a network of Independent professional firms ° A member of the Institute of Chartered Accountants of British Columbia
A partnership of Incorporated professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.

Statement 1

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

PRO FORMA CONSOLIDATED BALANCE SHEET

Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars

	Stornoway	Ashton		Pro Forma Adjustments and Eliminating Entries (Note 3)	Pro Forma Consolidated
ASSETS
Current
Cash and short term deposits	$23,039	$24,925	B	$(57,948)	$41,323
			C	(4,118)
			D	32,500
			D	(3,000)
			E	22,500
			F	3,425
Receivables and prepaid expenses	728	2,659			3,387
	23,767	27,584		(6,641)	44,710

Investments	1,887	—		—	1,887
Prepaid fuel	906	—		—	906
Property, plant and equipment	658	2,275		—	2,933
Deferred financing costs	—	—	D	3,000	3,000
Resource property costs	37,557	21,910	A	553	165,107
			G	105,087
Investment in Ashton Mining of Canada Inc.			B	123,357	—
			C	4,118
			F	1,966
			G	(129,441)
	$64,775	$51,769		$101,999	$218,543
LIABILITIES
Current
Trade accounts payable and accrued liabilities	$1,330	$1,920		$—	$3,250
Bridge facility	—	—	D	32,500	32,500
Due to related parties	51	—		—	51
	1,381	1,920		32,500	35,801

Future income tax liabilities	—	—		28,720	28,720
Long term asset retirement obligations	—	200		—	200
	1,381	2,120		61,220	64,721

SHAREHOLDERS’ EQUITY
Share Capital(Note 5)	77,225	120,529	A	553	165,687
			B	65,409
			E	22,500
			F	3,425
			G	(123,954)
Contributed Surplus	2,900	1,549	F	1,966	4,866
			G	(1,549)
Deficit	(16,731)	(72,429)	G	72,429	(16,731)
	63,394	49,649		40,779	153,822
	$64,775	$51,769		$101,999	$218,543

See Accompanying Notes

Statement 2

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

	Stornoway 30 April 2006	Adjusted Ashton 31 March 2006 (Note 4)	Pro Forma Adjustments and Eliminating Entries	Pro Forma Consolidated
Administrative Expenses
Investor relations and shareholder reporting	$345	$453	$—	$798
Large corporation tax	14	—	—	14
Legal and audit	179	114	—	293
Office and administration	345	344	—	689
Salary and benefits	408	984	—	1,392
Stock based compensation	518	619	—	1,137
	1,809	2,514	—	4,323
Write off of resource property costs	3,919	9,322	—	13,241
Write down of investments	6	—	—	6
Gain on sale of equipment	—	(4)	—	(4)
Bad debt recovery	(32)	—	—	(32)
Interest income	(652)	(362)	—	(1,014)
Property management fees	(145)	—	—	(145)
Gain on sale of investments	(269)	—	—	(269)
	4,636	11,470	—	16,106
Future income tax expense (recovery)	(2,865)	(1,648)	—	(4,513)
Loss for the period	$1,771	$9,822	$—	$11,593
Pro Forma Weighted Number of Common Shares Outstanding				150,871,711
Pro Forma Loss per Common Share — Basic and Diluted				$(0.08)

See Accompanying Notes

Stornoway Diamond Corporation
(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds
Unaudited — See Compilation Report

1.   Basis of Presentation

These unaudited pro forma consolidated financial statements of Stornoway Diamond Corporation (‘‘Stornoway’’ or the ‘‘Company’’) have been prepared in accordance with generally accepted accounting principles in Canada. These unaudited pro forma consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of Stornoway and the most recent annual and interim consolidated financial statements of Ashton Mining of Canada Inc. (‘‘Ashton’’).

The pro forma consolidated balance sheet has been prepared as if the combination with Ashton described in Note 2 occurred effective 30 April 2006 using the consolidated balance sheet of Stornoway as at 30 April 2006 and the unaudited consolidated balance sheet of Ashton as at 31 March 2006.

The pro forma consolidated statement of operations has been prepared as if the combination with Ashton described in Note 2 occurred effective 1 May 2005 using the consolidated statement of operations of Stornoway for the year ended 30 April 2006 and the unaudited consolidated statement of operations of Ashton for the 12 month period ended 31 March 2006 (Note 4).

The pro forma consolidated financial statements are not intended to reflect the financial position which would have resulted had the transaction actually been effected on 30 April 2006 or the results of operations had the transaction been effected on 1 May 2005. Further, the pro forma results of operations may not be indicative of future results.

Certain elements of Stornoway’s and Ashton’s financial statements have been reclassified to provide a consistent classification format.

2.   Business Acquisition

Stornoway has made an offer (the ‘‘Offer’’) to acquire 100% of the issued and outstanding shares of Ashton, a public company listed on the Toronto Stock Exchange (‘‘TSX’’). Under the terms of the Offer, each Ashton shareholder will be entitled to receive (i) $1.25 in cash for each Ashton share (the ‘‘Cash Alternative’’) or (ii) one Stornoway share plus $0.01 in cash per Ashton share (the ‘‘Share Alternative’’). The maximum cash consideration payable under the Cash Alternative is $59,500,000 to be paid on a pro-rata basis to all shareholders and potential Ashton shareholders including option and warrant holders.

This acquisition will be accounted for under the purchase method of accounting.

The Offer is subject to a number of conditions, including the absence of adverse material changes and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s take over bid for Contact Diamond Corporation (‘‘Contact’’).

Stornoway intends to fund the cash portion of the Ashton Offer using existing cash resources, a $32,500,000 bridge facility underwritten by a Canadian Chartered Bank (the ‘‘Bank’’) and the proceeds from a $22,500,000 private placement of subscription receipts to Agnico-Eagle Mines Ltd (‘‘Agnico-Eagle’’).

The bridge facility will bear interest at either the Bank’s Prime Rate + 4.5% per annum or Bankers Acceptances + 5.5% per annum, at the option of the Company. The loan will mature and be repayable on the earlier of (a) six months following the initial drawdown of the funds and (b) 10 months from the date of the mailing of the Take Over Circular. Any equity financing done by the Company (except the Agnico- Eagle financing) will be applied against outstanding balances owed to the Bank. Associated with the bridge facility is a commitment fee of $1,000,000, and a fee of $500,000 if there is no drawdown or a fee of $2,000,000 if there is a drawdown of the bridge facility. Should there be any amounts still owing on the bridge facility 3 months following the drawdown, a further $1,500,000 will be payable.

For the Agnico-Eagle financing of $22,500,000, 15,670,297 subscription receipts issued for $20,000,000 will be converted on a one for one basis into common shares of Stornoway once the Ashton Offer is completed and the remaining 1,958,787 subscription receipts issued for $2,500,000 will be converted on a one for one basis into common shares of Stornoway if there is a drawdown under the bridge facility. All subscription receipts are refunded in the event the Ashton Offer is not completed.

In connection with the takeover bids, the Company entered into an agreement with the Bank for financial advisory services. Under the terms of this agreement, the Company will pay the Bank fees totalling $1,300,000 in respect of the Ashton transaction. The Company is also responsible for reasonable out of pocket expenses.

In connection with the takeover bids, the Company entered into a Fiscal Advisory agreement with Canaccord Capital Corporation (‘‘Canaccord’’). Under the terms of this agreement, the Company will pay Canaccord fees totalling $1,000,000. The Company is also responsible for reasonable out of pocket expenses.

3.   Pro Forma Assumptions and Adjustments

The following pro forma adjustments reflect the Company’s acquisition of 100% of Ashton. Ashton’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Ashton shares is recorded to resource property costs.

Stornoway Diamond Corporation
(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds
Unaudited — See Compilation Report

3.   Pro Forma Assumptions and Adjustments — Continued

a)                 To record shares issued by the Company subsequent to 30 April 2006, whereby the Company issued 494,121 common shares at a value of $553,000 pursuant to a property option agreement.

b)                To record the acquisition of 100% of Ashton’s issued and outstanding shares. As at 21 July 2006, Ashton had 94,977,661 common shares issued and outstanding. Add to this the assumption that all of the ‘‘in the money’’ options will be exercised (Note 3(f)) and the total number of Ashton shares will be 98,266,961. Assuming that the full amount of the Cash Alternative is elected (being $57,425,000 after taking into effect the pro ration over the fully diluted Ashton share population), there would be 52,326,956 Ashton shares remaining to be acquired by Stornoway for 52,326,956 Stornoway shares and cash consideration payable of $523,000. Stornoway’s shares are valued at $1.25. This totals $123,357,000, of which $57,948,000 is cash consideration and $65,409,000 is share consideration.

c)                 To record the estimated transaction expenses totalling $4,118,000 which consist of legal, advisory and accounting costs. This includes all expenses paid for financial advisory services from the Bank and Canaccord as well as management’s estimates of the direct costs of the transaction to Stornoway and Ashton. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Ashton.

d)                To record the bridge facility. For purposes of this pro forma, management is assuming that the bridge facility will be used. The estimated bridge facility costs of $3,000,000 have been recorded to deferred financing fees. Any interest and or expenses payable with relation to the bridge facility that occur after the transaction has closed will also be recorded to deferred financing fees.

e)                 To record the Agnico-Eagle financing of $22,500,000 with the assumption that the bridge facility has been drawn down.

f)                   For the purposes of this pro forma, it has been assumed that there were 3,289,300 ‘‘in the money’’ options of Ashton outstanding which would be exercised for total proceeds of $3,425,000. The Company will assume all of the outstanding unexercised Ashton stock options by granting 1,050,775 stock options of the Company. These options will be exercisable at a weighted average exercise price of $1.74 with an estimated remaining life of 4.6 years. The Company assumes all outstanding unexercised Ashton stock purchase warrants by granting 2,500,000 Company warrants exercisable at $1.30 with a remaining life of .83 years. For the purposes of this pro forma, the unexercised options and warrants of Ashton were determined to have an estimated value of $1,966,000 as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free rate of 4.26% and a volatility factor of 97.5%. The $1,966,000 has been accounted for as part of the acquisition cost of Ashton.

g)                To record the consolidation adjustments as required for the purchase method of accounting, including the purchase price discrepancy of $105,087,000 which has been allocated to resource property costs. The purchase price discrepancy is the excess of the consideration that is given up to acquire Ashton (being $129,441,000) over Ashton’s net identifiable assets less liabilities (being $24,354,000), which is allocated to the non-monetary assets acquired, being resource properties.

The following allocates the purchase price based on management’s preliminary estimate of fair values.

	Ashton Book Value	Pro Forma Assumptions and Adjustments (Note 3f)	Fair Value Adjustments	Ashton Fair Value
Cash and short term deposits	$24,925	$3,425	$—	$28,350
Other current assets	2,659	—	—	2,659
Property, plant and equipment	2,275	—	—	2,275
Resource property	21,910	—	105,087	126,997
Total Assets	$51,769	$3,425	$105,087	$160,281
Current liabilities	$1,920	$—	$—	$1,920
Long term asset retirement obligations	200	—	—	200
Future income tax liability	—	—	28,720	28,720
Total Liabilities	2,120	—	28,720	30,840
Net Assets (Liabilities) Purchased	$49,649	$3,425	$76,367	$129,441

Stornoway Diamond Corporation
(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements

Canadian Funds
Unaudited — See Compilation Report

4.   Adjusted Ashton

Stornoway’s year end is 30 April and Ashton’s year end is 31 December. For pro forma statements of operations, the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Ashton. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Twelve Months Ended 31 December 2005	Three Months Ended 31 March 2005	Three Months Ended 31 March 2006	Adjusted Ashton 31 March 2006
		(Unaudited)	(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations and shareholder reporting	$460	$180	$173	$453
Legal and audit	112	28	30	114
Office and administration	345	91	90	344
Salaries and benefits	975	251	260	984
Stock based compensation	624	102	97	619
	2,516	652	650	2,514

Write off of resource property costs	9,181	41	182	9,322
Loss (gain) on sale of equipment	1	5	—	(4)
Interest income	(332)	(98)	(128)	(362)
	11,366	600	704	11,470
Future income tax expense (recovery)	(1,100)	(1,100)	(1,648)	(1,648)
Loss (Income) for the period	$10,266	$(500)	$(944)	$9,822

5.   Pro Forma Share Capital and Contributed Surplus

Details are as follows (expressed in thousands of Canadian dollars):

	Number of Shares Issued and Outstanding	Amount	Contributed Surplus
Stornoway’s existing shares outstanding as at 30 April 2006	80,421,550	$77,225	$2,900
Shares issued subsequent to 30 April 2006 (Note 3a)	494,121	553	—
Shares issued on acquisition of Ashton	52,326,956	65,409	—
Stock option valuation on Ashton options and warrants	—	—	1,966
Shares issued to Agnico-Eagle	17,629,084	22,500	—
Pro Forma Balance — 30 April 2006	150,871,711	$165,687	$4,866

ANNEX C

STORNOWAY/ASHTON/CONTACT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer and the Ashton Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such a payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

30 April 2006
Unaudited — See Compilation Report
Canadian Funds

Suite 400 — 889 West Pender Street

Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

PROFORMA CONSOLIDATED FINANCIAL STATEMENTS OF STORNOWAY DIAMOND
CORPORATION COMPILATION REPORT

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offers had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such as payments pursuant to change in control provisions or integration costs which may be incurred as a result of the acquisition.

COMPILATION REPORT PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Stornoway Diamond Corporation:

We have read the accompanying unaudited pro forma consolidated balance sheet of Stornoway Diamond Corporation (the ‘‘Company’’ or ‘‘Stornoway’’) as at 30 April 2006 and the unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.                                       Compared the figures in the columns captioned ‘‘Stornoway’’ to the consolidated financial statements of the Company as at 30 April 2006 and found them to be in agreement.

2.                                       Compared the figures in the column captioned ‘‘Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned ‘‘Adjusted Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Ashton Mining of Canada Inc. for the year ended 31 December 2005 respectively, and found them to be in agreement.

3.                                       Compared the figures in the column captioned ‘‘Contact’’ to the unaudited interim consolidated financial statements of Contact Diamond Corporation as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned ‘‘Adjusted Contact’’ to the unaudited interim consolidated financial statements of Contact Diamond Corporation as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Contact Diamond Corporation for the year ended 31 December 2005 respectively, and found them to be in agreement.

4.                                       Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)                                  the basis for determination of the pro forma adjustments; and

(b)                                 whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)                                  described to us the basis for determination of the pro forma adjustments; and

(b)                                 stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

5.                                       Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

6.                                       Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned ‘‘Stornoway’’ as at 30 April 2006 and ‘‘Ashton’’ and ‘‘Contact’’ as at 31 March 2006, and ‘‘Stornoway’’, ‘‘Adjusted Ashton’’ and ‘‘Adjusted Contact’’ for the 12 months then ended, and found the amounts in the column captioned ‘‘Pro Forma Consolidated’’ to be arithmetically correct.

A pro forma consolidated financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statement, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

‘‘Staley, Okada & Partners’’

Vancouver, B.C.	STALEY, OKADA & PARTNERS
4 August 2006	CHARTERED ACCOUNTANTS

Staley, Okada & Partners is member of MSI, a network of Independent professional firms • A member of the Institute of Chartered Accountants of British Columbia
A partnership of Incorporated professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.

Statement 1

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

PRO FORMA CONSOLIDATED BALANCE SHEET
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars

					Pro Forma
					Adjustments and
	Stornoway	Ashton	Contact		Eliminating
	30 April	31 March	31 March		Entries	Pro Forma
	2006	2006	2006		(Notes 3 and 4)	Consolidated
ASSETS
Current
Cash and short term deposits	$23,039	$24,925	$997	3b	$(57,948)	$44,742
				3c	(4,118)
				3d	32,500
				3d	(3,000)
				3e	22,500
				3f	3,425
				4a	3,900
				4c	(1,478)
Receivables and prepaid expenses	728	2,659	19			3,406
	23,767	27,584	1,016		(4,219)	48,148
Investments	1,887	—	165	4e	49	2,101
Prepaid fuel	906	—	—		—	906
Property, plant and equipment	658	2,275	90		—	3,023
Deferred financing fees	—	—	—	3d	3,000	3,000
Resource property costs	37,557	21,910	—	3a	553	197,551
				3g	105,087
				4e	32,444
Investment in Ashton Mining of Canada Inc.	—	—	—	3b	123,357	—
				3c	4,118
				3f	1,966
				3g	(129,441)
Investment in Contact Diamond Corporation	—	—	—	4b	19,743	—
				4c	1,478
				4d	1,012
				4e	(22,233)
	$64,775	$51,769	$1,271		$136,914	$254,729
LIABILITIES
Current
Trade accounts payable and accrued liabilities	$1,330	$1,920	$279		$—	$3,529
Bridge facility				3d	32,500	32,500
	1,330	1,920	279		32,500	36,029
Due to related parties	51	—	3,902		—	3,953
Long term asset retirement obligations	—	200	—		—	200
Future income tax liabilities	—	—	—	3g	28,720	39,970
				4e	11,250
	1,381	2,120	4,181		72,470	80,152
SHAREHOLDERS’ EQUITY
Share Capital (Note 7)	77,225	120,529	80,011	3a	553	185,430
				3b	65,409
				3e	22,500
				3f	3,425
				3g	(123,954)
				4a	3,900
				4b	19,743
				4e	(83,911)
Contributed Surplus (Note 7)	2,900	1,549	22,192	3f	1,966	5,878
				3g	(1,549)
				4d	1,012
				4e	(22,192)
Deficit	(16,731)	(72,429)	(105,113	)3g	72,429	(16,731)
				4e	105,113
	63,394	49,649	(2,910)		64,444	174,577
	$64,775	$51,769	$1,271		$136,914	$254,729

See Accompanying Notes

Statement 2

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

					Pro Forma
		Adjusted	Adjusted		Adjustments
	Stornoway	Ashton	Contact		and
	30 April	31 March	31 March		Eliminating	Pro Forma
	2006	2006	2006		Entries	Consolidated
Administrative Expenses
Investor relations and shareholder reporting	$345	$453	$249		$—	$1,047
Large corporation tax	14	—	—		—	14
Legal and audit	179	114	173		—	466
Office and administration	345	344	168		—	857
Salary and benefits	408	984	416		—	1,808
Stock based compensation	518	619	79		—	1,216
	1,809	2,514	1,085		—	5,408

Write off of resource property costs	3,919	9,322	—		—	13,241
Exploration costs	—	—	3,881	4f	(3,881)	—
Write down of investments	6	—	214		—	220
Gain on sale of equipment	—	(4)	—		—	(4)
Bad debt recovery	(32)	—	—		—	(32)
Interest income	(652)	(362)	(93)		—	(1,107)
Property management fees	(145)	—	—		—	(145)
Gain on sale of investments	(269)	—	—		—	(269)
	4,636	11,470	5,087		(3,881)	17,312
Future income tax expense (recovery)	(2,865)	(1,648)	(776)		—	(5,289)
Loss for the period	$1,771	$9,822	$4,311		(3,881)	$12,023
Pro Forma Weighted Number of Common Shares Outstanding						166,666,123
Pro Forma Loss per Common Share — Basic and Diluted						$(0.07)

See Accompanying Notes

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds
Unaudited — See Compilation Report

1.             Basis of Presentation

These unaudited pro forma consolidated financial statements of Stornoway Diamond Corporation (‘‘Stornoway’’ or the ‘‘Company’’) have been prepared in accordance with generally accepted accounting principles in Canada. These unaudited pro forma consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of Stornoway and the most recent annual and interim consolidated financial statements of Ashton Mining of Canada Inc. (‘‘Ashton’’) and Contact Diamond Corporation (‘‘Contact’’).

The pro forma consolidated balance sheet has been prepared as if the Company’s business combinations with Ashton (Note 2a) and Contact (Note 2b) occurred effective 30 April 2006 using the consolidated balance sheet of Stornoway as at 30 April 2006, unaudited consolidated balance sheet of Ashton as at 31 March 2006, and unaudited consolidated balance sheet of Contact as at 31 March 2006.

The pro forma consolidated statement of operations has been prepared as if the Company’s business combinations with Ashton (Note 2a) and Contact (Note 2b) occurred effective 1 May 2005 using the consolidated statement of operations of Stornoway for the year ended 30 April 2006, the unaudited adjusted consolidated statement of operations of Ashton for the 12 month period ended 31 March 2006 (Note 5), and the unaudited adjusted consolidated statement of operations of Contact for the 12 month period ended 31 March 2006 (Note 6).

The pro forma consolidated financial statements are not intended to reflect the financial position which would have resulted had the transactions actually been effected on 30 April 2006 or the results of operations had the transactions been effected on 1 May 2005. Further, the pro forma results of operations may not be indicative of future results.

Certain elements of Stornoway’s, Ashton’s and Contact’s financial statements have been reclassified to provide a consistent classification format.

2.             Business Acquisition

a)                                     Ashton

Stornoway has made an offer (the ‘‘Offer’’) to acquire 100% of the issued and outstanding shares of Ashton, a public company listed on the Toronto Stock Exchange (‘‘TSX’’). Under the terms of the Offer each Ashton shareholder will be entitled to receive (i) $1.25 in cash for each Ashton share (the ‘‘Cash Alternative’’) or (ii) one Stornoway share plus $0.01 in cash per Ashton share (the ‘‘Share Alternative’’). The maximum cash consideration payable under the Cash Alternative is $59,500,000 to be paid on a pro-rata basis to all shareholders and potential Ashton shareholders including option and warrant holders.

This acquisition will be accounted for under the purchase method of accounting.

The Offer is subject to a number of conditions, including the absence of adverse material changes, and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s take over bid for Contact.

Stornoway intends to fund the cash portion of the Ashton Offer using existing cash resources, a $32,500,000 bridge facility underwritten by a Canadian Chartered Bank (the ‘‘Bank’’) and the proceeds from a $22,500,000 private placement of subscription receipts to Agnico-Eagle Mines Ltd (‘‘Agnico-Eagle’’).

The bridge facility will bear interest at either the Bank’s Prime Rate + 4.5% per annum or Bankers Acceptances + 5.5% per annum, at the option of the Company. The loan will mature and be repayable on the earlier of (a) six months following the initial drawdown of the funds and (b) 10 months from the date of the mailing of the Take Over Circular. Any equity financing done by the Company (except the Agnico-Eagle financing) will be applied against outstanding balances owed to the Bank. Associated with the bridge facility is a commitment fee of $1,000,000 and a fee of $500,000 if there is no drawdown or a fee of $2,000,000 if there is a drawdown of the bridge facility. Should there be any amounts still owing on the bridge facility 3 months following the drawdown a further $1,500,000 will be payable.

For the Agnico-Eagle financing of $22,500,000, 15,670,297 subscription receipts issued for $20,000,000 will be converted on a one for one basis into common shares of Stornoway once the Ashton Offer is completed and the remaining 1,958,787 subscription receipts issued for $2,500,000 will be converted on a one for one basis into common shares of Stornoway if there is a drawdown under the bridge facility. All subscription receipts are refunded in the event the Ashton Offer is not completed.

In connection with the takeover bids, the Company entered into an agreement with the Bank for financial advisory services. Under the terms of this agreement, the Company will pay the Bank fees totalling $1,300,000 in respect of the Ashton transaction. The Company is also responsible for reasonable out of pocket expenses.

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds
Unaudited — See Compilation Report

2.             Business Acquisition — Continued

In connection with the takeover bids the Company entered into a Fiscal Advisory agreement with Canaccord Capital Corporation (‘‘Canaccord’’). Under the terms of this agreement, the Company will pay Canaccord fees totalling $1,000,000. The Company is also responsible for reasonable out of pocket expenses.

b)                                     Contact

Stornoway has made an offer to acquire 100% of the issued and outstanding shares of Contact, a public company listed on the Toronto Stock Exchange (‘‘TSX’’) exchange. Under the terms of the Offer each Contact shareholder will be entitled to receive 0.36 of a Stornoway share per Contact share. The Offer is subject to a number of conditions, including the absence of adverse material change, and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s take over bid for Ashton.

This acquisition will be accounted for under the purchase method of accounting.

3.             Pro Forma Assumptions and Adjustments — Acquisition of Ashton

The following pro forma adjustments reflect the Company’s acquisition of 100% of Ashton. Ashton’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Ashton shares is recorded to resource property costs.

a)                                      To record shares issued by the Company subsequent to 30 April 2006, whereby the Company issued 494,121 common shares at a value of $553,000 pursuant to a property option agreement.

b)                                     To record the acquisition of 100% of Ashton’s issued and outstanding shares. As at 21 July 2006, Ashton had 94,977,661 common shares issued and outstanding. Add to this the assumption that all of the ‘‘in the money’’ options will be exercised (Note 3f) and the total number of Ashton shares will be 98,266,961. Assuming that the full amount of the Cash Alternative is elected (being $57,425,000 after taking into effect the pro ration over the fully diluted Ashton share population), there would be 52,326,956 Ashton shares remaining to be acquired by Stornoway for 52,326,956 Stornoway shares and cash consideration payable of $523,000. Stornoway’s shares are valued at $1.25. This totals $123,357,000, of which $57,948,000 is cash consideration and $65,409,000 is share consideration.

c)                                      To record the estimated transaction expenses totalling $4,118,000 which consist of legal, advisory and accounting costs. This includes all expenses paid for financial advisory services from the Bank and Canaccord as well as management’s estimates of the direct costs of the transaction to Stornoway and Ashton. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Ashton.

d)                                     To record the bridge facility. For purposes of this pro forma management is assuming that the bridge facility will be used. The estimated bridge facility costs of $3,000,000 have been recorded to deferred financing fees. Any interest and or fees payable with relation to the bridge facility that occur after the transaction has closed will also be recorded to deferred financing fees.

e)                                      To record the Agnico-Eagle financing of $22,500,000 with the assumption that the bridge facility has been drawn down.

f)                                        For the purposes of this pro forma it has been assumed that there were 3,289,300 ‘‘in the money’’ options of Ashton outstanding, which would be exercised for total proceeds of $3,425,000. The Company will assume all of the outstanding unexercised Ashton stock options by granting 1,050,775 stock options of the Company. These options will be exercisable at a weighted average exercise price of $1.74 with a weighted average estimated remaining life of 4.6 years. The Company assumes all outstanding unexercised Ashton stock purchase warrants by granting 2,500,000 Company warrants exercisable at $1.30 with a remaining life of 0.83 years. For the purposes of this pro forma, the unexercised options and warrants of Ashton were determined to have a weighted average estimated value of $1,966,000, as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free interest rate of 4.2% and a volatility factor of 97.5%. The $1,966,000 has been accounted for as part of the acquisition cost of Ashton.

g)                                     To record the consolidation adjustments as required for the purchase method of accounting, including the purchase price discrepancy of $105,087,000 which has been allocated to resource property costs. The purchase price discrepancy is the excess of the consideration that is given up to acquire Ashton (being $129,441,000) over Ashton’s net identifiable assets less liabilities (being $24,354,000), which is allocated to the non-monetary assets acquired, being resource properties.

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds
Unaudited — See Compilation Report

3.             Pro Forma Assumptions and Adjustments — Acquisition of Ashton — Continued

The following allocates the purchase price based on management’s preliminary estimate of fair values.

		Pro Forma
		Assumptions
		and
	Ashton	Adjustments	Fair Value	Ashton
	Book Value	(Note 3f)	Adjustments	Fair Value
Cash and short term deposits	$24,925	$3,425	$—	$28,350
Other current assets	2,659	—	—	2,659
Property, plant and equipment	2,275	—	—	2,275
Resource property	21,910	—	105,087	126,997
Total Assets	$51,769	$3,425	$105,087	$160,281

Current liabilities	$1,920	$—	$—	$1,920
Long term asset retirement obligations	200	—	—	200
Future income tax liability	—	—	28,720	28,720
Total Liabilities	2,120	—	28,720	30,840
Net Assets (Liabilities) Purchased	$49,649	$3,425	$76,367	$129,441

4.             Pro Forma Assumptions and Adjustments — Acquisition of Contact

The following pro forma adjustments reflect the Company’s acquisition of 100% of Contact. Contact’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Contact shares is recorded to resource property costs.

a)                                      To record shares issued by Contact subsequent to 31 March 2006, where Contact entered into flow through private placement agreements for 8,750,000 common shares for net cash proceeds of $3,900,000.

b)                                     To record the acquisition of 100% of Contact’s issued and outstanding shares through the issuance of 15,794,412 shares of the Company. As at 21 July 2006, Contact had 43,873,365 common shares issued and outstanding. The Company has agreed to issue 0.36 Stornoway shares for each Contact share therefore the Company will issue 15,794,412 shares. The Company shares are valued at $19,743,000.

c)                                      To record the estimated transaction expenses totalling $1,478,000 ($2,278,000 less $800,000 of transaction costs recorded in Note 3c as part of acquisition of Ashton) which consist of legal, advisory and accounting costs. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Contact.

d)                                     For the purposes of this pro forma it has been assumed that there were no ‘‘in the money’’ options outstanding to a Contact shareholder. The Company will assume all outstanding unexercised Contact stock options by granting 1,368,720 options of the Company. These options will be exercisable at a weighted average price of $3.52 with a weighted average estimated remaining life of 4.52 years. For the purposes of this pro forma, these options were determined to have an estimated value of $1,012,000 as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free interest rate of 4.20% and a volatility factor of 97.5%. The $1,012,000 has been accounted for as part of the acquisition cost of Contact.

e)                                      To record the consolidation adjustments as required for the purchase method of accounting, the purchase price discrepancy of $32,444,000 has been allocated to resource property costs. The purchase price discrepancy is the excess of consideration given up to acquire Contact (being $22,233,000 [$23,033,000 less $800,000 of transaction costs recorded in Note 3c as part of acquisition of Ashton]) over Contact’s net identifiable assets less liabilities (being a deficit of $10,211,000), which is allocated to the non-monetary assets acquired, being resource properties.

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds
Unaudited — See Compilation Report

4.             Pro Forma Assumptions and Adjustments — Acquisition of Contact — Continued

The following allocates the purchase price based on management’s preliminary estimate of fair values (expressed in thousands of Canadian dollars).

		Pro Forma
		Assumptions
		and
	Contact	Adjustments	Fair Value	Contact
	Book Value	(Note 3a)	Adjustments	Fair Value
Cash and cash equivalents	$997	$3,900	$—	$4,897
Other current assets	19	—	—	19
Investments	165	—	49	214
Equipment and leaseholds	90	—	—	90
Resource property	—	—	32,444	32,444
Total Assets	$1,271	$3,900	$32,493	$37,664

Current liabilities	$279	$—	$—	$279
Due to shareholder	3,902	—	—	3,902
Future income tax liabilities	—	—	11,250	11,250
Total Liabilities	4,181	—	11,250	15,431
Net Assets (Liabilities) Purchased	$(2,910)	$3,900	$21,243	$22,233

f)                    Contact’s accounting policy with respect to resource property costs is to charge the expenditures to income in the year in which they are incurred. Stornoway capitalizes its resource property costs as incurred. This entry harmonizes the accounting treatment of Contact’s resource property costs for the 12 month period presented to reflect Stornoway’s accounting policy.

g)                 Contact has 1,200,000 share purchase warrants with an exercise price of $1.50 which would be converted to 432,000 share purchase warrants of the Company with an exercise price of $4.16. These warrants are only exercisable in the event that a production decision is made relating to the Timiskaming Diamond Project. As these warrants are not exercisable at this time this does not form part of the consideration of the purchase of Contact. This would be contingent consideration should they become exercisable in the future.

5.         Adjusted Statement of Operations of Ashton

Stornoway’s year end is 30 April and Ashton’s year end it is 31 December. For pro forma statements of operations the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Ashton. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Twelve months	Three months	Three months
	ended 31	ended 31	ended 31	Adjusted Ashton
	December	March	March	31 March
	2005	2005	2006	2006
		(Unaudited)	(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations and shareholder reporting	$460	$180	$173	$453
Legal and audit	112	28	30	114
Office and administration	345	91	90	344
Salaries and benefits	975	251	260	984
Stock based compensation	624	102	97	619
	2,516	652	650	2,514
Write off of resource property costs	9,181	41	182	9,322
Loss (gain) on sale of equipment	1	5	—	(4)
Interest income	(332)	(98)	(128)	(362)

	11,366	600	704	11,470
Future income tax expense (recovery)	(1,100)	(1,100)	(1,648)	(1,648)
Loss (Income) for the period	$10,266	$(500)	$(944)	$9,822

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds
Unaudited — See Compilation Report

6. Adjusted Statement of Operations of Contact

Stornoway’s year end is 30 April, while Contact’s year end it is 31 December. For pro forma statements of operations, the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Contact. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Three months	Twelve months	Three months
	ended 31	ended 31	ended 31	Adjusted Contact
	March	December	March	31 March
	2005	2005	2006	2006
	(Unaudited)		(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations, shareholder reporting and regulatory compliance	$72	$208	$113	$249
Legal and audit	53	186	40	173
Office and administration	11	81	98	168
Salary and benefits and directors’ fees	23	330	109	416
Stock based compensation	—	66	13	79
	159	871	373	1,085

Write off of resource property costs	2,113	5,818	176	3,881
Write down of investments	—	—	214	214
Interest expense (income)	(31)	(106)	(18)	(93)

	2,241	6,583	745	5,087
Future income tax expense (recovery)	(1,791)	(1,791)	(776)	(776)
Loss (income) for the period	$450	$4,792	$(31)	$4,311

7. Pro Forma Share Capital and Contributed Surplus

Details are as follows (expressed in thousands of Canadian dollars):

	Number of
	Shares Issued		Contributed
	and Outstanding	Amount	Surplus
Stornoway’s existing shares outstanding as at 30 April 2006	80,421,550	$77,225	$2,900
Shares issued subsequent to 30 April 2006 (Note 3a)	494,121	553	—
Shares issued on acquisition of Ashton (Note 3b)	52,326,956	65,409	—
Stock option valuation on Ashton options and warrants (Note 3f)	—	—	1,966
Shares issued to Agnico-Eagle (Note 2a)	17,629,084	22,500	—
Shares issued on acquisition of Contact (Note 4b)	15,794,412	19,743	—
Stock option valuation on Contact options (Note 4d)	—	—	1,012
Pro Forma Balance — 30 April 2006	166,666,123	$185,430	$5,878

ANNEX D

CERTAIN INFORMATION REGARDING THE DIRECTORS AND
EXECUTIVE OFFICERS OF STORNOWAY DIAMOND CORPORATION

The name, province or state, country of residence, position or office held with Stornoway and principal occupation during the past five years of each director and executive officer of Stornoway are described below:

Previous
	Office or	Service as	Principal Occupation
Name and Address	Position Held	a Director	during past five years
Catherine McLeod-Seltzer British Columbia, Canada	Co-Chairperson and Director	Since July 16, 2003

Chairman of Pacific Rim Mining Corporation and officer since 1997; Chairman of Bear Creek Mining Corporation; Director of the following publicly traded companies: Miramar Mining Corporation, Kinross Gold Corporation and Peru Copper Inc.

D. Bruce McLeod British Columbia, Canada	Chief Financial Officer, Chief Operating Officer and Director	Since May 26, 2000

Mining Engineer; senior officer & director of New Dimension Resources Ltd., Tenajon Resources Corp., International Northair Mines Ltd., Sherwood Copper Corp., Troon Ventures Ltd.; director of Geologix Exploration Inc., Full Metal Minerals Ltd. and New Sleeper Gold Corp.

Peter B. Nixon Ontario, Canada	Director	Since March 19, 2003	Director of New Sleeper Gold Corp., Miramar Mining Corp. and Dundee Precious Metals

John E. Robins British Columbia, Canada	Co-Chairperson and Director	Since January 1999

Professional Geologist; Chairman & Director, Committee Bay Resources Ltd., Kaminak Gold Corporation, Brilliant Mining Corporation, Full Metal Minerals Ltd. and Oro Gold Resources Ltd.; Director, CNR Capital Corporation, Condor Resources Inc., Grayd Resources Ltd. and Troon Ventures Ltd.; VP Corporate Development and director, Tenajon Resources Corp.

Jeff Stibbard British Columbia, Canada	Director	Since August 19, 2004	General Manager of Mining, Albian Sands Energy Inc., 20002004; Manager of Mine Construction, Albian Sands Energy Inc., 1999-2000

Eira Thomas British Columbia, Canada	President, Chief Executive Officer and Director	Since July 16, 2003

Geologist; Director of Suncor Energy Inc., since April 2006; Director of Strongbow Exploration Inc. (formerly Navigator Exploration Corp.), since 2000; Director of Fortress Minerals Ltd. since 2004; Director of International Uranium since 2005; Director of NWT and NT Chamber of Mines; Director of the Prospectors and Development Assoc. of Canada

Anthony P. Walsh British Columbia, Canada	Director	Since August 19, 2004	Chartered Accountant; President, CEO and Director of Miramar Mining Corporation; Director of Axmin Inc. and Minieres du Nord Ltd.

Robin Hopkins British Columbia, Canada	Vice President,	N/A

Professional Geologist; Vice President, Exploration, Exploration Stornoway Diamond Corporation since January 2006; Chief Technical Officer, Stornoway Ventures Ltd., 2002-2005; Vice President, Navigator Exploration Corp., 2000-2004; Senior Geologist, Strongbow Exploration Inc., 2004-2005.

David M Douglas British Columbia, Canada	Corporate Secretary	N/A

Chartered Accountant; Corporate Secretary, Northair Group of Companies, since June 2005, including International Northair Mines Ltd., New Dimension Resources Ltd., Tenajon Resources Corp., Troon Ventures Ltd. and Sherwood Copper Corp.; Corporate Finance Consultant, 2002-2005; Corporate Finance Analyst, Global Securities Corporation, 1998-2002.

Zara E. Boldt British Columbia, Canada	Controller	N/A

Certified General Accountant; Controller, Northair Group of Companies, since May 2004, including International Northair Mines Ltd., New Dimension Resources Ltd., Tenajon Resources Corp. and Troon Ventures Ltd.; Chief Financial Officer of Sherwood Copper Corp.; Controller and Corporate Secretary, Strongbow Exploration Inc.; formerly Accounting Manager, Raymond James Ltd.

If Stornoway acquires Contact Shares under the Offer, it is expected that Matthew Manson, the President and Chief Executive Officer of Contact, will be appointed as a director and the President of Stornoway.

D-1

ANNEX E
ORION VALUATION AND FAIRNESS OPINION

Orion Securities Inc.
BCE Place, 181 Bay Street
Suite 3100, P.O. Box 830
Toronto, Ontario, M5J 2T3

Telephone: (416) 848-3500
http://www.orionsecurities.ca

July 21, 2006

Special Committee of the Board of Directors
of Contact Diamond Corporation
145 King Street East
Suite 500
Toronto, Ontario
M5C 2Y7

Attn: John G. Jakolev, Chairman of the Special Committee

To the Special Committee:

Orion Securities Inc. (‘‘Orion’’ or ‘‘We’’) understands that Stornoway Diamond Corporation (‘‘Stornoway’’) has notified the board of directors (the ‘‘Board’’) of Contact Diamond Corporation (‘‘Contact’’ or the ‘‘Company’’) of its intention to acquire all of the outstanding common shares of the Company in a share offer (the ‘‘Transaction’’) whereby every Contact shareholder (‘‘Contact Shareholder’’) would be entitled to receive share consideration of 0.36 Stornoway common shares (the ‘‘Consideration’’) for each common share of the Company. We further understand that simultaneous with the Transaction, Stornoway is in discussions to also acquire Ashton Mining of Canada Inc. (‘‘Ashton’’) for a combination of shares and cash (the ‘‘Ashton Transaction’’). The specific terms and conditions of the Transaction are to be described in the offer to purchase and take-over bid circular (the ‘‘Stornoway Circular’’) which is to be mailed to holders of the common shares of the Company in connection with the Transaction.

Orion also understands that the Board of Contact has established a special committee (the ‘‘Special Committee’’) of the Board, who are independent of management of Contact and have no direct or indirect material relationship with Stornoway, to assume the Board’s duties in considering any offer(s) and representing the interests of the Contact Shareholders. Orion understands that the Transaction constitutes an ‘‘insider bid’’ within the meaning of Ontario Securities Commission Rule 61-501 and Regulation Q-27 of the Autorité des marchés financiers du Quebéc (collectively, the ‘‘Rules’’). The Special Committee has engaged Orion to provide financial advice and assistance to the Special Committee in evaluating the Transaction, including the preparation of a formal valuation of the common shares of the Company in accordance with the requirements of the Rules (the ‘‘Valuation’’) and a written opinion as to the fairness of the Consideration, from a financial point of view, to the Contact Shareholders (the ‘‘Fairness Opinion’’) (the Valuation and the Fairness Opinion are collectively referred to herein as the ‘‘Valuation and Fairness Opinion’’).

ENGAGEMENT OF ORION

Orion was first contacted by the Special Committee on June 21, 2006 and was informed by the Special Committee that Orion was selected to act as financial advisor to the Special Committee on June 29, 2006. Orion was formally engaged by the Special Committee pursuant to an engagement letter dated June 29, 2006. On July 17, 2006, the Special Committee and Orion amended their agreement to include a Valuation under Ontario Securities Commission Rule 61-501 (the ‘‘Engagement Agreement’’).

On July 21, 2006, at the request of the Special Committee, Orion orally delivered the substance of the Valuation and Fairness Opinion. Orion delivered the Valuation and Fairness Opinion contained herein on July 21, 2006.

The terms of the Engagement Agreement provide that Orion will receive a total fee of US$550,000 (plus GST) for its services and is to be reimbursed for its reasonable out-of-pocket expenses, including fees paid to its legal counsel in respect of advice rendered to Orion in carrying out its obligations under the Engagement Agreement. In addition, Contact has agreed to indemnify Orion against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services. The fee payable to Orion is not contingent in whole or in part on whether the Transaction or any other transaction is completed or on the conclusions reached in the Valuation and Fairness Opinion.

Subject to the terms of the Engagement Agreement, Orion consents to the inclusion of the Valuation and Fairness Opinion in its entirety, together with a summary thereof in a form acceptable to Orion, in the Stornoway Circular and the directors’ circular (the ‘‘Directors’ Circular’’) which will be mailed to the Contact Shareholders in connection with the Transaction, and to the filing thereof by Stornoway and Contact with the applicable Canadian securities regulatory authorities.

CREDENTIALS OF ORION

Orion is one of Canada’s leading independent investment banking firms, with operations in all facets of corporate finance, mergers and acquisitions, equity sales and trading and equity research. Orion’s investment banking group combines a team of experienced professionals with multi-disciplined backgrounds who are committed to providing our corporate clients with sound advice and good service while maintaining the highest level of professional integrity.

Orion has participated in a significant number of recent merger and acquisition transactions involving public and private companies in the mining and natural resources sectors. The senior investment bankers at Orion have been involved in numerous merger and acquisition transactions, providing similar advisory services, including fairness opinions and valuations. Orion is not in the business of providing auditing services and is not controlled by any financial institution.

The Valuation and Fairness Opinion expressed herein represents the opinion of Orion and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

INDEPENDENCE OF ORION

The fee payable to Orion under the Engagement Agreement on the delivery of the Valuation and Fairness Opinion is not contingent upon the conclusions reached by Orion in the Valuation and Fairness Opinion.

Neither Orion nor any of its affiliated entities (as such term is defined for the purposes of the Rules):

(a)                                  is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of the Rules) of Stornoway or Agnico-Eagle Mines Limited (‘‘Agnico-Eagle’’) or any of their respective associates or affiliates (collectively, the ‘‘Interested Parties’’);

(b)                                 has a material financial interest in the completion of the Transaction;

(c)                                  has a material financial interest in future business under an agreement, commitment or understanding involving the Company, Stornoway or Agnico-Eagle or, to the knowledge of Orion (without any enquiry), an associated or affiliated entity of the Company, Stornoway or Agnico-Eagle; or

(d)                                 is a manager, co-manager or member of any soliciting dealer group formed in respect of the Transaction.

During the 24 months preceding the engagement of Orion by the Special Committee, Orion has not: (i) had a material involvement in an evaluation, appraisal or review of the financial condition of Stornoway or Agnico-Eagle or, to the knowledge of Orion (without any enquiry), an associated or affiliated entity of Stornoway or Agnico-Eagle; (ii) had a material involvement in an evaluation, appraisal or review of the financial condition of the Company or, to the knowledge of Orion (without any enquiry), an associated or affiliated entity of the

Company, which was carried out at the direction or request of Stornoway or Agnico-Eagle or paid for by Stornoway or Agnico-Eagle; (iii) acted as a lead or co-lead underwriter of a distribution of securities by Stornoway or Agnico-Eagle, or acted as a lead or co-lead underwriter of a distribution of securities by the Company where the retention of the underwriter was carried out at the direction or request of Stornoway or Agnico-Eagle or paid for by Stornoway or Agnico-Eagle; (iv) had a material financial interest in a transaction involving Stornoway or Agnico-Eagle; or (v) had a material financial interest in a transaction where the Company was the principal party. Other than the Engagement Agreement, Orion has no current engagement with any of the Company, Stornoway or Agnico-Eagle and Orion has disclosed to the Special Committee all matters for which Orion has been engaged by any of such entities during the past 24 months.

Orion acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of the Company or any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Orion conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, any Interested Party or the Transaction.

There are no understandings, agreements or commitments between Orion and the Company or any Interested Party with respect to any future business dealings. However, Orion may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company or any Interested Party from time to time.

SCOPE OF REVIEW

For the purposes of preparing this Valuation and Fairness Opinion, Orion has reviewed and analyzed certain publicly available and confidential financial, operational and other information relating to Contact, including information derived from discussions with members of the management of Contact and others. Except as expressly described herein, Orion has not conducted any independent investigations to verify the accuracy or completeness of such information.

In connection with the Valuation and Fairness Opinion, Orion reviewed and relied upon or carried out, among other things, the following:

(a)                                  a draft of the Stornoway Circular dated July 20, 2006;

(b)                                 a draft of the support agreement between Stornoway and Contact dated July 19, 2006;

(c)                                  unaudited interim financial statements for Contact as at and for the period ended March 31, 2006;

(d)                                 audited financial statements for Contact as at and for the years ended December 31, 2005, 2004 and 2003 and the report of the auditors thereon;

(e)                                  all public filings submitted by or on behalf of Contact to securities commissions or similar regulatory authorities in Canada during the past two years, including annual reports, annual information forms, management information circulars, prospectuses and press releases;

(f)                                    management-prepared budgets, forecasts, exploration plans and operating and financial projections for the primary assets of Contact;

(g)                                 discussions with management of Contact regarding the primary assets, financing and operations of Contact, and other issues deemed relevant to the Valuation and Fairness Opinion;

(h)                                 discussions with legal counsel to the Special Committee;

(i)                                     meetings and discussions with the Special Committee;

(j)                                     various publications prepared by equity research analysts and industry sources, regarding Contact and its properties as well as the mining industry and other public companies generally, as Orion considered relevant;

(k)                                  public information relating to the business, operations, financial performance and stock trading history of Contact and other selected public companies, as Orion considered relevant;

(l)                                     public information with respect to certain other transactions of a comparable nature, as Orion considered relevant;

(m)                               a representation certificate as to certain factual matters dated the date hereof, provided by senior management of Contact and addressed to Orion; and

(n)                                 such other corporate, industry, and financial market information, investigations and analyses as Orion considered necessary or appropriate in the circumstances.

Orion has not, to the best of its knowledge, been denied access by Contact to any information requested by Orion. Orion did not meet with the auditors of Contact and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of Contact and the reports of the auditors thereon.

GENERAL ASSUMPTIONS AND LIMITATIONS

With the Special Committee’s approval as provided for in the Engagement Agreement and subject to the exercise of Orion’s professional judgement, Orion has relied, without independent verification, upon all information (financial or otherwise), data, documents, advice, opinions, appraisals or other information and materials obtained by it from public sources or provided to it by Contact and its affiliates, associates, advisors or otherwise (collectively, the ‘‘Information’’). We have assumed that the Information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make the Information not misleading. The Valuation and Fairness Opinion is conditional upon such completeness and accuracy. In accordance with the terms of the Engagement Agreement, but subject to the exercise of our professional judgment, Orion has not conducted any independent investigation to verify the completeness or accuracy of the Information.

With respect to the budgets, forecast, projections or estimates provided to Orion and used in its analyses, Orion notes that projecting future results is inherently subject to uncertainty. Orion has assumed, however, that such budgets, forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of management of Contact and its affiliates and associates as to the matters covered thereby. Senior officers of Contact have represented to us, in a certificate delivered as of the date hereof, amongst other things, that the Information is complete and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial position of Contact, or in its assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect. We have neither made nor obtained an independent appraisal or valuation of Contact’s assets. We have assumed that the Transaction will be effected in accordance with the terms described in the Stornoway Circular.

The Valuation and the Fairness Opinion are based on the securities markets, economic, general business and financial conditions prevailing as of the date of the Valuation and Fairness Opinion and the conditions and prospects, financial and otherwise, of Contact as they were reflected in the information reviewed by us. In our analysis and in preparing the Valuation and Fairness Opinion, we have made numerous assumptions with respect to commodity performance, general business, economic and market conditions, and other matters, many of which are beyond the control of Orion, Contact, Stornoway or any party involved with Contact in connection with the Transaction. The Valuation and Fairness Opinion is conditional upon all Orion’s assumptions being correct and there being no ‘‘misrepresentation’’ (as such term is defined in applicable Canadian securities law) in any information or documentation provided to us or relied upon by Orion.

The Valuation and Fairness Opinion has been provided solely for the use of the Special Committee and is not intended to be, and does not constitute, a recommendation to any Contact Shareholders as to how to respond to the Transaction. The Valuation and Fairness Opinion may not be used by any other person or relied upon by any other person other than the Special Committee without the express prior written consent of Orion.

The Valuation and Fairness Opinion is given as of the date hereof and Orion disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation and/or the Fairness Opinion which may come about or be brought to Orion’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter after the date hereof, Orion reserves the right to change, modify or withdraw the Valuation and/or the Fairness Opinion. Orion expresses no opinion herein concerning the future trading prices of the common shares of the Company, whether before or following completion of the Transaction.

Orion has assumed that all conditions precedent to the completion of the Transaction can be satisfied and that all consents, exemptions or orders of third parties and relevant authorities can be obtained, without adverse condition or qualification, and that the Transaction can proceed as scheduled, that the procedures being followed to implement the Transaction are valid and effective, that all required documents will be distributed to the Contact Shareholders in accordance with applicable laws and that the disclosure in such documents will be accurate and will comply with the requirements of applicable laws. Orion has also assumed that all draft documents referred to under ‘‘Scope of Review’’ above are accurate versions, in all material respects, of the final form of such documents.

The preparation of a valuation or fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Orion believes that its analyses must be considered as a whole and that selecting portions of its analyses and specific factors, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and/or the Fairness Opinion. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Accordingly, the Valuation and Fairness Opinion should be read in its entirety.

All dollar amounts stated herein are expressed in millions of Canadian dollars except per share values, unless stated otherwise.

The Valuation and Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada (the ‘‘IDA’’), but the IDA has not been involved in the preparation or review of the Valuation and Fairness Opinion.

VALUATION OF STORNOWAY SHARES

Orion has not prepared a formal valuation of the common shares of Stornoway (the ‘‘Stornoway Shares’’). In accordance with the Rules, a formal valuation of the non-cash consideration is not required, in the case of the Transaction, for the following reasons:

(a)                                  the non-cash consideration are securities of a reporting issuer for which there is a published market;

(b)                                 management of Stornoway has stated that they have no knowledge of any material information concerning Stornoway or the Stornoway Shares, that has not been generally disclosed;

(c)                                  a liquid market (as defined under the Rules) exists for the Stornoway Shares;

(d)                                 the Stornoway Shares to be issued under the Transaction constitute 25% or less of the number of Stornoway Shares outstanding immediately before the Transaction;

(e)                                  the Stornoway Shares to be issued under the Transaction will be freely tradeable at the time the Transaction is completed; and

(f)                                    Orion, in consultation with the Special Committee, is of the opinion that a valuation of the Stornoway Shares is not required.

Orion is of the opinion that a valuation of the Stornoway Shares is not required, given that, among other things: (i) under the Transaction, the Contact Shareholders, other than the Interested Parties, will be receiving a minority interest in Stornoway and will not be able to effect a sale of 100% of Stornoway, making it inappropriate to consider methodologies to assess the value of the Stornoway Shares that are based on the assumption of a change of control transaction, (ii) the average total daily trading volume of the Stornoway Shares was approximately 286,429 shares during the 90 trading days ending July 20, 2006, and (iii) the Stornoway Shares trade on a comparable basis and in a manner generally consistent with other comparable, publicly traded companies.

Orion believes that it is most appropriate to use the closing price on July 20, 2006 of $1.25 per Stornoway Share for purposes of assessing the value of the Consideration per Contact common share pursuant to the Transaction.

OVERVIEW OF CONTACT

Contact is currently engaged in the acquisition, exploration, development and operation of diamond properties in Ontario, Quebec, the Northwest Territories and Nunavut.

Contact’s core project is the Timiskaming Diamond Project (‘‘Timiskaming’’), located in northeastern Ontario/northwestern Quebec. Contact currently maintains a 100% interest in over 115,000 hectares of exploration licenses in Timiskaming and has to date discovered eight kimberlite bodies in the region. Contact’s 95-2 pipe yielded a population of highly commercial diamonds at marginally sub-economic grades in a mini-bulk sample program conducted between 2003 and 2004.

The Company is also active in three exploration joint ventures located in the Northwest Territories and Nunavut, operated in each case by the Company’s joint venture partners.

The ‘‘RAM (and SHU)’’ and ‘‘IC-LO (and TIM)’’ projects are joint ventures with Trigon Exploration Canada Ltd. (‘‘Trigon’’). The Company has a 53.23% interest in RAM (and SHU), which is located in the Northwest Territories, approximately 140 kilometres northeast of Yellowknife and approximately 60 kilometres southwest of De Beers Canada’s Snap Lake diamond deposit. The Company has a 49% interest, and an option to earn up to a 60% interest, in IC-LO (and TIM), which is located in the Kugaaruk/Committee Bay area of Nunavut.

The ‘‘MIP’’ project is a joint venture with Stornoway. The Company has a 50% interest in MIP, which is located in south-central Baffin Island, Nunavut.

Historically, the Company has been dependent on Agnico-Eagle as a source of funding to support its operating losses and capital deficiency. Agnico-Eagle is not obligated and has not formally committed to continue providing such funding to the Company. In addition, Agnico-Eagle currently provides certain management and administrative personnel of the Company, who are also employed by Agnico- Eagle.

The Company’s objective is to discover economic diamond deposits and, ultimately, to develop them into mineral producing properties. Central to this strategy is the Company’s continued program of kimberlite discovery and assessment in the Timiskaming area.

Agnico-Eagle is Contact’s major shareholder and owns approximately 31.5% of the Company’s common shares.

Timiskaming Diamond Project

The Company’s 100% wholly-owned Timiskaming Diamond Project is located in the eastern Canadian Shield which is the largest expanse of Archean craton in the world. Of the 23 confirmed kimberlite pipes in the Lake Timiskaming area, eight have been discovered by the Company and of these, six are diamondiferous.

Based on the number, weight and size of the diamonds found in samples, the Company’s 95-2 kimberlite pipe has exhibited the best results of any kimberlite found in the region to date, and demonstrates potential for a commercial diamond deposit in the area. In addition, Timiskaming is located in an established historical mining area that offers developed infrastructure and support. Timiskaming is the Company’s only material property.

Seven of the Company’s known kimberlite pipes are located in Ontario and one known kimberlite pipe is located in Quebec. As well, numerous high-quality geophysical targets in both provinces bear close magnetic resemblance to the known kimberlite pipes in the Timiskaming region and remain to be tested.

Since 1995, Contact has discovered eight kimberlite pipes in Timiskaming, including MR8 in September 2005, and KL01 and KL22 in May 2004. Six of these pipes have been diamondiferous, including the 95-2 pipe which, in a mini-bulk sampling program conducted between 2003 and 2004, was shown to possess a commercial population of high-quality diamonds at marginally sub-economic grades. Since 2004, Contact has been engaged in an aggressive program of exploration in the region with a view to the discovery of a viable diamond resource benefited by the region’s mining infrastructure.

During the fall and winter of 2005-2006, the Company undertook a 10-hole drill program and was successful in discovering the new kimberlite MR8, the Company’s eighth kimberlite discovery in the region. Subsequent to this program, the Company expanded its land package to include approximately 49,000 hectares of contiguous claims in the Elk Lake area, supplemented by an additional 700 hectares of optioned claims and mining patents covering nine geophysical targets. In May of 2006, the Company mobilized its summer 2006 exploration program at Timiskaming, including campaigns of integrated till sampling, prospecting and geophysics ahead of an expected renewal of drilling in the fall. The focus of this work is expected to be the Company’s Elk Lake claim package.

During the first quarter of 2006, field operation charges were $135,311. The Company has approved a budget of $2 million for the remainder of the 2006 Timiskaming program, which includes provision for a minimum 10-hole drill program.

RAM (and SHU) Diamond Project

The RAM (and SHU) project is a joint venture with Trigon in the southeastern Slave province of the Northwest Territories, approximately 140 kilometres northeast of Yellowknife, and 85 kilometres southwest of De Beers Canada’s Snap Lake project.

Contact has earned a 53.23% interest in RAM. The SHU project lies to the south of RAM within the area of interest defined by the Contact Diamond-Trigon joint venture agreement. Trigon is the project operator.

In October, 2003 the RAM claims comprised approximately 197,420 hectares of contiguous claims in the three blocks ‘‘RAM’’, ‘‘Green’’, and ‘‘Hugo’’, collectively referred to as the ‘‘RAM’’ project. Since this time, certain original RAM claims have lapsed and the project operator has supplemented the property with additional staking (upon joint venture authorization), such that on March 1, 2006, the RAM property comprised approximately 86,606 hectares of contiguous claims.

The SHU (‘‘South of Hugo’’) claims comprise a further 23,068 hectares. These were originally acquired by Trigon in July, 2004 and, lying within the area of interest defined by the RAM joint venture agreement, form a component part of the RAM project and joint venture.

Field exploration charges amounted to nil during the first quarter of 2006.

IC/LO (and TIM)

The IC-LO (and TIM) project is a joint venture with Trigon in the Committee Bay region of Nunavut, approximately 90 km southeast of the hamlet of Kugaaruk. Trigon is the project operator.

The ‘‘IC’’ claims comprise 144,400 hectares of claims acquired by Trigon beginning in January, 2004. Subsequently, Trigon acquired another 175,229 hectares of claims in an area located to the south of IC and designated the ‘‘LO’’ property.

The ‘‘TIM’’ claims comprise 32,000 hectares of claims adjacent to IC, and located approximately 114 km south of Kugaaruk. The IC, LO and TIM properties comprised mineral claims staked on Crown (public) land. The granting and monitoring of staked mineral claims (and prospecting permits) on Crown lands in Nunavut are governed by the Canada Mining regulations and administered from Iqaluit by the Mining Recorder’s office of Indian and Northern Affairs Canada.

Trigon has a 51% interest in the diamond rights to the TIM property which lies within the area of interest defined by the Trigon-Contact IC-LO joint venture agreement, giving the Company the right to earn its proportionate share of Trigon’s interest. Contact will have earned a 51% interest in IC/LO after funding a total of $1.4 million in exploration expenditures, cash payments and equity subscriptions, and may earn an additional 9% interest with an additional $3 million of exploration expenditure. The TIM property is subject to a letter agreement between Trigon and a joint venture comprising Committee Bay Resources and Indicator Minerals Inc. Trigon has a 51% interest in the diamond rights to the TIM property which lies within the area of interest defined by the Trigon-Contact IC-Lo joint venture agreement, giving Contact the right to earn its commensurate share of Trigon’s interest.

The total summer budget for IC, including both diamond and polymetallic programs and a 12-hole drill program, has been set at $750,000 and will be sole-funded by Contact Diamond.

MIP

The MIP project is a joint venture with Stornoway located in south central Baffin Island, Nunavut. Work done in 2005 has led to the identification of a single cluster of 14 geophysical anomalies each with a consistent kimberlite source. 75,000 acres of exploration licenses have since been acquired. Stornoway is the project operator. The MIP project comprises 30,200 hectares of staked claims on Crown (public) land.

The MIP project was conceived originally as a generative exploration program with Stornoway, and is subject to an agreement executed on May 10, 2005. The agreement provided for a 50% interest in any mineral claims acquired by the joint venture, with an initial $1 million budget funded equally. As of March 1, 2006, the Company had fulfilled its funding obligations to retain a 50% interest.

Contact and Stornoway each fund their pro-rata share of exploration costs equally. Contact expects its share of costs in the upcoming program to be approximately $500,000.

Trading Summary

The common shares of the Company are listed on the Toronto Stock Exchange (the ‘‘TSX’’) under the symbol ‘‘CO’’. The Transaction was announced on July 21, 2006. The closing price of the common shares of the Company on the trading day immediately prior to the announcement was $0.40.

Table 1 shows the trading performance of the common shares of the Company on the TSX for the period July 20, 2005 to July 20, 2006. The volume-weighted average trading price of the common shares of the Company during that period was $0.43.

TABLE 1óC ONTACT TSX TRADING CHART

Contact Diamond Corp. (TSX:CO)

Period from July 20, 2005 to July 20, 2006

*Closing Prices

(source: Bloomberg)

From July 20, 2005 to July 20, 2006, 4.6 million of the 7.3 million common shares traded below $0.45.

DEFINITION OF FAIR MARKET VALUE

For the purposes of the Valuation and Fairness Opinion, fair market value is defined as the highest price, expressed in terms of money or money’s worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm’s length with the other and each under no compulsion to act. Orion has made no downward adjustment to the fair market value of the common shares of the Company to reflect the liquidity of the common shares of the Company or the fact that the common shares of the Company held by individual holders do not form part of a controlling interest.

APPROACH TO VALUE

The Valuation has been prepared on a going-concern basis and is based upon techniques and assumptions that Orion considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market values of the common shares of the Company.

For the purposes of determining a value of the common shares of the Company, Orion relied primarily upon three valuation methodologies:

                • comparable company trading approach;

                • comparable precedent transactions approach; and

                • historical exploration expenditures and book value approach.

Comparable Company Trading Approach

Orion considered and reviewed 24 Canadian diamond companies, from producers to explorers. Orion grouped the Canadian diamond exploration companies into Northern Canada and Southern Canada (profiles shown in Table 2).

As Contact is an exploration-focused company without any reported reserves or resources at its properties, Orion considered enterprise value to be the most appropriate metric for the comparable trading approach. Enterprise value adjusts market capitalization for current cash and debt balances of the company.

TABLE 2óC OMPARABLE COMPANY TRADING óN ORTHERN CANADIAN

Northern Canada Diamond Comparables

Company	Market Capitalization ($MM)	Cash ($MM)	Enterprise Value ($MM)	Daily Avg Value (Past 6 Months) ($000s)	Daily Avg Volume (Past 6 Months)	Project	Location	Ownership
Stornoway Diamond Corp.	$101.1	$23.0	$78.1	$292.8	240,008	Aviat Project	E Nunavut	70%/20%/10% Stornoway/BHP/Hunter Exploration
						Wales Island	Melville Peninsula, Nunavut	33%/33%/33% Stornoway/Strongbow/BHP
						Churchill Property	Rankin Inlet, Nunavut	51%/35%/14% Shear/Stornoway/BHP
						Churchill West	Rankin Inlet, Nunavut	49%/27%/6%/18% Samuel Exploration/Shear/ BHP/Stornoway
						MIP Project	Baffin Island, Nunavut	50%/50% Contact/Stornoway
Lena West Property, Lac de
Diamondex Resources Ltd.	$67.3	$1.3	$66.0	$96.8	152,406	Bois, Pegasus, Brodeur, Heeqou, Carat, Birch Island, Kelsey, Summit Lake	Inuvik and Yellowknife area of NWT	100% ownership
						Lena West	SE of Inuvik, NWT	100% ownership
						Lac de Bois	Norman Well, NWT	100% ownership
						Pegasus Property	185km NE of Edmonton, AB	100% ownership of 121 permits 100% options on 17 permits
						Brodeur Property	Baffin Island, Nunavut	Earning in 100%
						Heeqou	470 km N of Yellowknife, NWT	100% ownership
						Carat Property	350 km NE of Yellowknife, NWT	70%/30% Diamondex/Tyler Resources
						Birch Island	100 km SE of Norman Wells, NWT	100% ownership
						Kelsey Properties	300 km NE of Yellowknife, NWT	67%/33% Diamondex/Tyler Resources
						Summit Lake	Summit Lake, Saskatchewan	60%/40% Diamondex/Adamas
Diamonds North Resources Ltd.	$48.6	$5.9	$43.0	$107.8	107,898	Amaruk Project	NWT	100% ownership
						Victoria Island	Victoria Island, NWT	100% ownership
						Hepburn Project	NWT	100% ownership
						Kidme Project	NWT	Kidme 1 — 40% ownership, 60% owned by Southern Era Diamonds Inc., Kidme 2 — 50%/50%

						Carp Project	South, Slave NWT	100% ownership
						Tasiq Project	Nunavut	100% ownership
						Kennap Project	NWT	100% ownership
						Banks Island Project	NWT	50/50 with Majescor Resources
Shear Minerals Ltd.	$32.2	$1.9	$30.3	$81.4	161,756	Churchill Diamond Project	Kivalliq region, Nunavut	51%/35%/14% Shear/Stornoway/BHP
						Churchill West	Kivalliq region, Nunavut	23%/55%/16%/6% Shear/Samuel/Stornoway/BHP
						Hecla Diamond Project	Hecla, Nunavut	100% ownership
						Aylmer Lake West	50km E of Diavik mine, NWT	62%/38% Shear/Diamondex
						XYZ Project	Adjacent to Ekati mine, NWT	80%/20% Hunter
						Afridi Project	40km E of Diavik mine, NWT	56%/25%/8%/8% Shear/Samuel/New World/ Mantle
						Shulin Lake	Shulin Lake, Alaska	9%/91% Shear/Golconda Resources
						Piche Project	Piche Lake, Alberta	51% option for $600km in expenditures, additional 24% for another $1mm in spending
						Liege Project	Liege, Alberta	51% option for $1mm over 3 years
100% earn-in for 210$k and 600k shares
						Stella Polaris	S. Saskatchewan	over 4 years, 49% earn-in by LynCorp to fund $250k of total spend
GGL Diamond Corp.	$17.4	$1.0	$16.4	$65.6	241,534	Doyle Lake	Slave Craton, NWT	100% ownership
						De Beers Doyle JV	Slave Craton, NWT	100% ownership
						New Century Project	Slave Craton, NWT	100% ownership
						Fishback Project	SW Slave Craton, NWT	100% ownership
						Central Slave Properties	Central Slave Craton, NWT	100% ownership
						McConnell Creek Gold Property	BC	100% ownership
						Happy Creek	Nevada	100% ownership
Indicator Minerals Inc.	$32.3	$0.6	$31.7	$81	151,353	Barrow Project	Kitikmeot, Nunavut	80/20 with Hunter Exploration
						Sanagok Project	Boothia Peninsula, Nunavut	80/20 with Hunter Exploration
						Baumann Project	Ellesmere Island, Nunavut	80/20 with Hunter Exploration
						Darby Project	Kugaaruk, Nunavut	80/20 with Hunter Exploration
						Borden Project	Baffin Island, Nunavut	70% earn-in from Committee Bay
Trigon Exploration Canada Ltd.	$8.0	$2.6	$5.4	$36.0	122,488	RAM Project	Slave Craton, NWT	53%/47% Contact/Trigon
						SHU Property	Slave Craton, NWT	53%/47% Contact/Trigon
						IC/LO & TIM Property	115 km S of Kugaaruk, Nunavut	51%/49% Trigon/Contact
						Alliance Property	James Bay Lowlands, ON	60% earn-in from Pele Mountain Resources
Average	$43.9	$5.2	$38.7	$108.8	168,206

* As at July 20, 2006

TABLE 2 (CONTíD)óC OMPARABLE COMPANY TRADING óS OUTHERN CANADIAN

Southern Canada Diamond Comparables

Company	Market Capitalization ($MM)	Cash ($MM)	Enterprise Value ($MM)	Daily Avg Value (Past 6 Months) ($000s)	Daily Avg Volume (Past 6 Months)	Project	Location	Ownership
Metalex Ventures Ltd.	$24.2	$4.4	$22.3	$61.1	86,453	Kyle Lake	Kyle Lake, N. Ont.	91.5% interest
						Attawapiskat	Attawapiskat, N. Ont.	60% in BRD JV and 50% in Dumont JV
						New Liskeard	New Liskeard	100% ownership
						Wawa Project	Wawa	30% interest, 30% Dianor, 40% First Diamond
						Quebec	James Bay region, QC	1/3 Metalex, 1/3 Dianor, 1/3 Wemex
						Greenland Project	Greenland	100% ownership
						Chitamba Permit	Angola	55% Metalex, 25% Endima, 15% C4
						Mail Project	Mali, Africa	100% ownership
						Morocco Project	Morocco, Africa	50% Metalex, 50% Onhym
Superior Diamonds Inc.	$17.1	$1.2	$15.9	$15.3	29,661	Lesperance Project	Desmaraisville area, QC	100% earn-in by spending $1.5mm over 5 years and issue of 540k shares to Matarnec and Cambior (they will retain a 2.5% royalty 50/50)
						Ville Marie Project	Temiscamingue, QC	100% ownership
						AEM Project	N ON	100% ownership
						Mistassini Project	James Bay Lowlands, QC	50%/50% Majescor/Superior Diamonds
						Additional Projects	Quebec	100% ownership and options
Spider Resources Inc.	$14.3	$0.5	$13.8	$74.5	952,224	Spider #1 Project (MacFayden and Kyle Properties)	James Bay Lowlands, QC	100% ownership of Kyle Properties, 1/3 of MacFadyen Property (2/3 to KWG Resource), Ashton with option for 25% on all whole project
						McFaulds Lake	James Bay Lowlands, QC	JV with KWG managed by Spider
						Freewest Option	James Bay Lowlands, QC	50% earn-in for $200k spend (held by KWG Resources currently)
						Diagnos Initiative Property	James Bay Lowlands, QC	50%/50% with Spider
						Wawa Diamond Property	35km N of Wawa, ON	JV with KWG managed by Spider
Arctic Star Diamond Corp.	$15.7	$2.2	$13.6	$97.3	328,306	James Bay Lowlands, T1 Kimberlite in JV with Metalex	James Bay Lowlands, Ontario	8.4% interest by Arctic Star
						Temagami North Project	New Liskeard, ON	60%/40% Tres-or/Arctic Star
						Credit Lake Property, NWT	NWT	100% option (Kennecot has 60% buy-back option)
						Dymond Lake/Fort Smith	Fort Smith, NMWT	100% owned
						New Bigg Project	30km S of Credit Lake Project, NWT	100% owned (Kennecot has 51% buyback option)
						Hayes and Purple Hays Project	Manitoba	50/50 JV with Geodex
						Kyle Lake	James Bay Lowlands, Ontario	8.5% participating interest
						Attawapiskat	James Bay Lowlands, Ontario	20% interest
Tres-Or Resources Ltd.	$7.6	$0.7	$6.9	$20.4	56,615	Temagami North Project	New Liskeard, ON	60%/40% Tres-or/Arctic Star
						Temagami Project	Archean Superior Craton, ON	100% ownership
						Temagami JV	New Liskeard, ON	1/3 / 2/3 Tres-Or/Adroit Resources
						Notre Dame du Nord Project	QC	100% ownership
						Mann Platinum/Palladium Project	Timmins, ON	100% ownership, SNL Enterprises has 50% earn-in by spending $600k by Dec 2009
KWG Resources Inc.	$6.7	$0.9	$5.8	$28.0	367,769	MacFadyen Property	James Bay Lowlands, Ontario	2/3 / 1/3 KWG/Spider Resources Inc.
						Kyle Project	130km W of De Beers Victor Pipe, QC	Partial option on Kyle Properties
						McFaulds Property	James Bay Lowlands, Ontario	JV managed by Spider
						Wawa Joint Venture	Wawa area, Ont	JV managed by Spider
						Freewest Option	James Bay Lowlands, QC	100% ownership, 50% earn-in by Spider for $200k spend
						Diagnos JV	James Bay Lowlands, QC	50%/50% with Spider
Ressources Majescor Inc.	$8.1	$1.7	$6.4	$34.1	240,393	Portage Property	James Bay Lowlands, QC	100% ownership
						Nottaway & Lac Pierre Projects	James Bay Lowlands, QC	100% options from BHP and Taurus Resources
						Mistassini Project	James Bay Lowlands, QC	50%/50% Majescor/Superior Diamonds
						Hardy Lake	85K NE of Yellowknife, NWT	100% De Beers
						Brauna Property	Bahia State, Brazil	40%/60% (Majescor/Vaaldiam Resources)
						Upper Carp Lake	150K NE of Yellowknife, NWT	100% option from De Beers for $5mm in spending over 5 years (De Beers with 51% ROFR for 200% reimbursement)
						Baker Lake	Baker Lake, Nunavut	100% option with De Beers
						Madagascar Exploration	Madagascar	Majescor and gov’t JV
Average	$11.9	$1.7	$12.1	$47.2	294,489

Contact Diamond Corp.	$17.5	$4.7	$16.8	$15.6	38,400	Timiskaming Project	New Liskeard-Elk Lake Region, ON	100% ownership
						IC/LO Project	Kugaaruk/Committee Bay, Nunavut	49%, up to 60% with Trigon
						RAM Project	Slave Craton, NWT	53%/47% Contact/Trigon
						MIP Project	Baffin Island, Nunavut	50%/50% Contact/Stornoway

* As at July 20, 2006

Orion then weighted the average valuation of the seven Northern Canadian and seven Southern Canadian explorers, taking into account Contact’s prior exploration expenditure allocations and its non-operator status in its Northern Canadian properties. As shown in Table 3, based on this weighted comparable enterprise value analysis, Orion estimated a valuation range of $0.41 — $0.48 per share:

TABLE 3óC OMPARABLE COMPANY TRADING VALUATION SUMMARY

Enterprise Value
Canadian Exploration Diamond Comparables
Stornoway Diamond Corp.	$78.1
Diamondex Resources Ltd.	$66.0
Diamonds North Resources Ltd.	$43.0
Indicator Minerals Inc.	$31.7
Shear Minerals Ltd.	$30.3
GGL Diamond Corp.	$16.4
Trigon Exploration Canada Ltd.	$5.4
Average of N. Canadian Diamond Explorers	$38.7
Metalex Ventures Ltd.	$22.3
Superior Diamonds Inc.	$15.9
Arctic Star Diamond Corp.	$13.6
Spider Resources Inc.	$13.8
Tres-Or Resources Ltd.	$6.9
KWG Resources Inc.	$5.8
Ressources Majescor Inc.	$6.4
Average of S. Canadian Diamond Explorers	$12.1

Implied CO Equity Value		Implied CO Equity Value
($MM)(1)		/Share ($)
80/20% (S/N)(2)	70/30% (S/N)	80/20% (S/N)	70/30% (S/N)
$ 18.2	$20.8	$0.41	$0.48

(1)             Implied CO equity value calculated as weighted average enterprise value of comparables + CO net cash

(2)             Indicates Weighting Between Southern (S) and Northern (N) Comparables

*                    Assuming 43.856mm CO Shares Outstanding

Comparable Precedent Transactions Approach

Orion selected 21 precedent transactions (shown in Table 4) involving targets who we considered to be comparable to Contact to determine an average valuation. Orion has grouped the precedents under corporate transactions and individual asset acquisitions. The comparable precedent transactions approach implies value by applying the benchmark enterprise valuation implied in precedent transactions to Contact.

TABLE 4óC OMPARABLE PRECEDENT TRANSACTIONS

Announcement Date	Acquiror	Seller	Cash on Hand ($MM)	Region of Project	Project Description	Primary Metal of Project	Total Equity Value ($MM)	Enterprise Value ($MM)	Consideration
8-Oct-03	Sudbury Contact Mines Ltd. (SUD:TSX-V)	Trigon Exploration Canada Ltd. (TEL:TSX-V) Option Agreement	$0	Slave Craton, NWT RAM Project	51% interest in 197k HA Project	Diamonds	$1.7	$1.7	$50k cash, 75k shares (@$2.00) + $1.45mm in near term exploration

Oct-03	Sudbury Contact Mines Ltd. (SUD:TSX-V)	Trigon Exploration Canada Ltd. (TEL:TSX-V) Option Agreement	$0	Slave Craton, NWT IC/LO Project	51% interest in 320k HA Project	Diamonds	$1.4	$1.4	$1.4mm in near term exploration

24-Sep-04	Nustar Resources Inc. (NTR:TSX-V)	Candor Ventures Corp (CND:TSX-V)	$0	E of Pickle Lake, NW Ontario	400m wide kimberlite anomoly	Au	$2.0	$2.0	1:1 Share exchange
				McFauld’s lake, NW Ontario	Cu-Zn massive sulphide	Cu-Zn
				Atlantic Canada	50% interest in PD’s project	Zn-Pb-Cu-Ag-Au
				Red Lake, Ontario	1km traced anomaly	Cu-Au-Ag

30-Apr-05	Sur American Gold Corp. (SUR:TSX-V)	Sabena Ltd. (private)	$0	Compostela Valley, Mindanao	Remaining 30% of Sabena Au rich Cu porphyry project	Au-Cu	$5.0	$5.0	10mm shares ($5MM)

27-May-05	Arctic Star Diamond Corp (ADD:TSX-V)	Tres-Or Resources Ltd. (TRS:TSX-V) Asset Acquisition	$0	Larder Lake Mining Area, Ontario	50% interest in Temagami North Expansion Properties	Diamonds	$0.4	$0.4	Cash and immediate exploration payments

26-Sep-05	Wolfden Resources Inc. (WLF:TSX)	Sabina Resources Limited (SAOFF:OTC) Asset Acquisition	$0	Red Lake District, Ontario	Sabina’s 60% interest in the property 40% already owned by WLF	Au	$11.2	$11.2	US$2mm Cash and 4mm shares ($9mm)

10-Nov-05	Energy Metals Corp. (EMC:TSX)	Standard Uranium Inc. (URN:TSX)	$0.4	Arizona, Wyoming & Colorado	U3O8 Exploration & U3O8 recovery facility in Texas	Uranium	$27.5	$27.2	.64 Aq shares / Target

22-Nov-05	KWG Resources Inc. (KWG:TSX)	Freewest Resources Canada (FWR:TSX-V) Asset Acquisition	$0	McFaulds Lake Region	25% in volcanogenic massive sulphide discovery	Diamonds	$1.7	$1.7	650k KWG shares (@$0.045/sh) + $125k + $1.5mm in exploration

25-Jan-06	X-Cal Resources Ltd. (XCL:TSX)	New Sleeper Gold Project Asset Acquisition	$0	Humboldt County, Nevada	Remaining 50% of 30 sq. mi Sleeper District	Au	$8.1	$8.1	C$5mm + 10mm shares ($3.1mm)

10-Jan-06	Mega Uranium Ltd. (MGA:TSX-V)	Hindmarsh Resources Ltd. (HMR:ASX)	$2.1	S. Australia and the N. Territory	A$2.5mm cash & 13,600 km2 of property/options	Uranium	$17.2	$15.1	3.63mm Mega shares ($17.2mm)

8-Mar-06	Tao Minerals Ltd. (TAOL:OTC)	Option Asset Acquisition	$0	Narino, Colombia	100% Option	Au-Ag	$3.0	$3.0	US$150k cash + 2.5mm shares (US$2.5mm) + Primecap’s financial obligations under the HOA

17-Mar-06	KWG Resources Inc. (KWG:TSX-V)	Private Sale Asset Acquisition	$0	Gerald/Long Lac area Norther Quebec	17 newly-staked claims Targets recently identified by airborne surveys	Diamonds	$0.1	$0.1	1.5mm shares ($98k @ $0.065) 2.2% NPR

30-Mar-06	Sydney Resources Corp. (SYR:TSX-V)	Band-Ore Resources Ltd. (BAN:TSX)	$0.4	Timmins, ON	100% interest in 414 mining claims	Au	$17.3	$17.0	100% Shares @ 1-to-1
				Wawa, ON	100% interest, 1,792 m of drilling completed	Au
				Wawa, ON	100% of (privco has 60% earn-in)	Diamonds
				Timmins, ON	100% Option to Lake Shore Gold	Au
				Timmins, ON	100% Option to Sydney Resources	Au

28-Apr-06	Alexandria Minerals Corp (AZX:TSX-V)	Virginia Mines Inc. (VGQ:TSX) Asset Acquisition	$0	Val-D’Or region, QC, Canada	100% ownership interest in 13 claims	Au	$0.4	$0.4	$15k and 1mm shares ($360k @ $0.36) Sliding scale NSR

2-May-06	Yukon Resources Corp (YUKR:OTC)	Virginia Mines Inc. (VGQ:TSX) Asset Acquisition	$0	Labrador Trough, QC, Canada	75% Option in 200 claims 150 boulders with up to 474 g/t Au & 0.36% U	Au, U3, O8	$2.9	$2.9	2mm shares ($2.8mm @$1.41) 2mm warrants @$1.00 for 3-years ($1.2mm) $2mm in exploration by Aug, 2008

2-May-06	First Nickel Inc. (FNI:TSX)	Jaguar Nickel Inc. (JNI:TSX)	$28.3	Canada, Alaska, USA, Greenland	Option to acquire 51% in 4 properties	Ni, Cu, PGM	$36.1	$7.9	1 FNI Share for every 3.5 shares of JNI

8-May-06	Breakwater Resources Ltd. (BWR:TSX)	Virginia Mines Inc. (VGQ:TSX) Asset Acquisition	$0	James Bay region, QC, Canada	Option to acquire 50% Drill results of 15.4% Zn, 3.1% Pb, 117 g/t Ag, and 0.46% Cu over 10.5m	Zn, Pb, Ag, Cu	$6.5	$6.5	$6.5mm in exploration expenditures and C$180k in payments over 8 years

14-Jun-06	International Nickel Ventures (NVC:TSX-V)	Option Asset Acquisition	$0	Tocantins Sate, Brazil	9,288 HA on one exploration licence	Ni	$8.96	$8.96	US$250k immediately US$8mm total over 5 years

23-Jun-06	Falconbridge Ltd. (FAL/LV:TSX)	Novicourt Inc. (NOV:TSX)	$38.2	Carajas, Brazil	Cu-Au JV with FL	Cu, Au	$46.3	$8.1	100% Cash
				Quebec, Canada	45% NOV, 55% Alexis	Base Metals
				Quebec, Canada	66% NOV, 34% Virginia	Au
				Quebec, Canada	55% NOV, 45% Virginia	Au
				Abitibi Region, QC, Canada	JV with FL (50/50)	Au

5-Jul-06	Mountain Province Diamonds Inc. (MPV:TSX-V)	Camphor Ventures Inc. (CFV:TSX-V)	$0.4	Yellowknife, NWT	4.9% interest in AK Property 6 known kimberlites	Diamonds	$7.36	$6.93	$7.36mm in shares

12-Jul-06	Stornoway Diamond Corp (SWY:TSX)	BHP Billiton Ltd. Option Exercised	$0	Melville Peninsula, Nunavut	50% in 1.04mm acres w/ 10 diamondiferous kimberlites	Diamonds	$9.00	$9.00	$9mm in expenditures over 5 years 50% JV afterwards

Average of Corporate Transactions			$8.7				$19.9	$11.1
Average of Individual Asset Acquisitions			$0.0				$4.5	$4.5

TBD	Stornoway Diamond Corp. (SWY:TSX)	Contact Diamond Corp. (CO:TSX)	$4.7	Timiskaming Project	Contact Staked Claims	Diamonds	$19.7	$19.0	100% shares
				IC/LO Project	Exploration and JV with indicator minerals	Diamonds
				RAM Project	Several high priority zones identified	Diamonds
				MIP Project	14 discreet geophysical anomalies	Diamonds

The average corporate comparable precedent transaction yielded an enterprise value of $11.1 million. The average asset acquisition comparable precedent transaction yielded an enterprise value of $4.5 million. Contact has four active properties.

In addition, Orion selected several recent reverse take-over (‘‘RTO’’) transactions (shown in Table 5) to place a floor on the value of Contact — as a shell listing. The RTO precedent transactions approach implies value by applying benchmark enterprise valuation implied in precedent transactions to Contact.

TABLE 5óR ECENT REVERSE TAKE-OVER PRECEDENT TRANSACTIONS

Closing Date	Newco	Shell	Net Cash on Hand	S/O Pre Transaction	Price at First Close	Shell EV	S/O Post Transaction	Shell Ownership Post Transaction	Mkt Cap of Newco	EV of Newco
5-Jul-05	Tonbridge Power (TBZ:TSX-V)	JJR Capital Ventures (JJR.P:TSX-V)	$0.6	10.0	$0.25	$1.9	122.6	8.2%	$30.7	$30.1
17-Jan-06	Peregrine Diamonds (PGD:TSX)	Dunsmuir Ventures (DVV:TSX)	$3.0	2.0	$4.10	$5.0	48.9	4.0%	$200.6	$197.6
24-Apr-06	Atlas Cromwell (ACR/H:TSX-V)	Goldcorp Assets	$0.5	7.0	$1.55	$10.4	39.0	18.0%	$60.5	$60.0
N/A	N/A	Contact Diamond (CO:TSX)	$0.8	43.9	$0.45	$19.0	43.9	N/A	$19.7	$19.0

Based on the post-transaction enterprise values, the average shell listing has an implied enterprise value of $5.8 million, or $0.15 per share.

As shown in Table 6, based on an analysis of valuation of comparable precedent transactions using the average of the corporate precedents and the average asset acquisition precedents, Orion estimated a valuation range of $0.27 — $0.43 per share:

TABLE 6óC OMPARABLE PRECEDENT TRANSACTIONS VALUATION SUMMARY

Enterprise Value
Precedent Transactions
Average of Corporate Transactions	$11.1
Average of Individual Asset Acquisitions	$4.5
Implied Average EV Using Precedent Methodology(1)	$14.5

(1)             Asset Acquisitions x4 for each of Contact’s Regional Projects

Implied CO Equity Value ($MM)(2)		Implied CO Equity Value / Share ($)
Low (Corp. Trans)	High (Asset Acq.)	Low (Corp. Trans)	High (Asset Acq.)
$11.9	$18.7	$0.27	$0.43

(2)             Implied CO equity value calculated as weighted average enterprise value of comparables + CO net cash

*                     Assuming 43.856mm CO Shares Outstanding

Historical Exploration Expenditures and Book Value Approach

Orion also relied upon a historical exploration expenditures and book value approach to the valuation of the common shares of the Company. This approach calculates a value by separately considering each material mining property and the financial assets and liabilities of the Company. The individual asset values are estimated through the application of the valuation methodology deemed to be most relevant in the circumstances.

Exploration Assets

Due to the lack of a reported resource at any of Contact’s properties or joint-ventures, Orion employed a historical exploration expenditure approach. This approach was primarily influenced by a review of Contact’s budget, technical reports on Contact properties, discussions with Contact management and Orion’s professional judgment. The historical expenditure approach uses the equity interest in the factored past exploration expenditures.

TABLE 7óE XPLORATION PROPERTIES VALUATION SUMMARY

			Exploration Expenditures ($000)						Total	Total
Property Name	Area (ha)	CO Interest (%)	2005	2004	2003	Total to date	Factor	Factor	Property Value (Low)	Property Value (High)
Timiskaming	102,700	100%	$3,317	$2,048	$4,989	$10,354	80	100	$8,283	$10,354
IC/LO (and TIM)	351,629	49%	$565			$565	80	100	$452	$565
RAM and SHU	109,674	53%	$820	$946		$1,766	50	75	$883	$1,324
MIP	30,300	50%	$586			$586	80	100	$469	$586
Other Diamond			$530	$549	$518	$1,598	70	90	$1,118	$1,438
Other Gold			$0	$1,576	$2,818	$4,394	0	0	$0	$0
Total Diamond	348,528		$5,818	$3,544	$5,508	$14,869			$11,206	$14,268
Total Projects	348,528		$5,818	$5,119	$8,326	$19,263			$11,206	$14,268

Financial Assets and Liabilities

The cash, debt, investments, net non-cash working capital and capital assets presented below were valued at book value.

Computed Historical Expenditures and Book Value Conclusions

The following table summarizes the foregoing historical expenditures and book value analysis:

TABLE 8óH ISTORICAL EXPENDITURES AND BOOK VALUE SUMMARY

In MM, except per share amounts		Valuation ó Low	Valuation ó High
Timiskaming
Estimated Property Value — Factored Exploration expenditures		$8.3	$10.4

IC/LO (and TIM)
Estimated Property Value — Factored Exploration expenditures		$0.5	$0.6

RAM and SHU
Estimated Property Value — Factored Exploration expenditures		$0.9	$1.3

MIP
Estimated Property Value — Factored Exploration expenditures		$0.5	$0.6

Other Diamond
Estimated Property Value — Factored Exploration expenditures		$1.1	$1.4

Cash as at March 31, 2006 + flow-through offering		$4.7	$4.7

Debt as at March 31, 2006		$(3.9)	$(3.9)

Investments	(Trigon shares)	$0.2	$0.2

Non-Cash W/C	as at March 31, 2006	$(0.3)	$(0.3)

Capital Assets	as at March 31, 2006	$0.1	$0.1

Valuation		$12.0	$15.0

shares o/s		43.9	43.9

Value per share		$0.27	$0.34

The above calculation of historical expenditures and book value implies a range of $0.27 to $0.34 per share.

Benefits to a Purchaser of Acquiring 100% of the common shares of the Company

Orion reviewed and considered whether any distinctive material value would accrue to Stornoway or any other purchaser through the acquisition of all the common shares of the Company.

Orion believes that because Stornoway is already positioned as a joint venture partner with Contact, and Agnico-Eagle is a significant shareholder, it would be very difficult for any other potential purchaser to realize additional overhead savings (Agnico-Eagle provides corporate services to Contact at below market costs). We have not assumed any material savings related to corporate costs.

VALUATION CONCLUSION

Based upon and subject to the foregoing, including such other matters as we considered relevant, Orion is of the opinion that, as of the date hereof, the fair market value of the common shares of the Company is in the range of $0.33 to $0.45 per share.

FAIRNESS OPINION

Factors Considered

In reaching our opinion as to the fairness of the Transaction, from a financial point of view, to the Contact Shareholders, Orion principally relied on the following:

(a)                                  a comparison of the range of fair market values of the common shares of the Company as determined under the Valuation to the Consideration;

(b)                                 a comparison to the trading price and liquidity of the common shares of the Company prior to the announcement of the Transaction with the Consideration; and

(c)                                  other transaction alternatives potentially available to the Contact Shareholders.

Comparison of the Consideration and the Valuation

Under the terms of the Transaction, the Contact Shareholders would receive share consideration of 0.36 Stornoway shares for each common share of the Company, which implies a value of $0.45 per share using the closing price on July 20, 2006 (and $0.46 per share using Stornoway’s 10-day volume weighted average price on July 20, 2006) and which is within the range of fair market values of $0.33 to $0.45 per share as of July 21, 2006.

Other Alternatives Potentially Available to the Contact Shareholders

Agnico-Eagle currently owns approximately 31.5% of the common shares of the Company, and provides certain management and personnel to the Company, and Stornoway is a significant joint venture partner of the Company. Orion believes that the combination of these interests will act as a deterrent to other prospective bidders for the common shares of the Company and, as a result, the prospect for another offer for the common shares of the Company is remote.

In addition, Orion believes that the significantly larger market float of Stornoway (and the pro forma company) versus a standalone Contact will provide increased liquidity for Contact Shareholders. We believe that this opportunity for increased liquidity would otherwise not be available without the Transaction.

Orion has not relied upon the considerations discussed in the preceding paragraph in arriving at its conclusion as to the fairness, from a financial point of view, of the Consideration payable to the Contact Shareholders under the terms of the Transaction.

Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, Orion is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Contact Shareholders.

/s/ Orion Securities Inc.

ORION SECURITIES INC.

ANNEX F

CONDITIONS OF THE ASHTON OFFER

Stornoway reserves the right to withdraw the Ashton Offer and not take up, purchase or pay for, and will have the right to extend the period of time during which the Ashton Offer is open and postpone taking up and paying for, any Ashton Shares deposited under the Ashton Offer unless all of the following conditions are satisfied or waived by Stornoway at or prior to the expiry time of the Ashton Offer:

(a)                                  ACPL and QIT, wholly-owned subsidiaries of Rio Tinto, shall have together validly tendered and not withdrawn at the expiry time of the Ashton Offer (i) not less than 44,125,733 Ashton Shares and (ii) if the required regulatory consents are obtained prior to the expiry time of the Ashton Offer, an additional 4,912,249 Ashton Shares which are currently subject to escrow, and the lock-up agreement among ACPL, QIT and Stornoway shall not have been terminated;

(b)                                 Stornoway shall have determined in its reasonable judgment that there does not exist and there shall not have occurred since the date of Stornoway’s announcement of its intention to make the Ashton Offer (or, if there does exist or shall have occurred prior to such date, there shall not have been disclosed generally) any change or effect (or condition, event or development involving a prospective change or effect) which, when considered either individually or in the aggregate, would have a Material Adverse Effect on Ashton or which if the Ashton Offer were consummated would have a Material Adverse Effect on Stornoway and Ashton taken as a whole (the ‘‘Combined Entity’’);

(c)                                  Stornoway shall have determined in its reasonable judgment that there shall not have occurred a Restricted Event;

(d)                                 the government or regulatory approvals, orders, authorizations and consents required to be obtained in order to complete the Ashton Offer shall have been obtained or concluded or, in the case of waiting or suspensory periods, such periods shall have expired or been terminated, each on terms and conditions satisfactory to Stornoway, acting reasonably;

(e)                                  Stornoway shall have determined in its reasonable judgement that (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or by any other Person in Canada, the United States or elsewhere, whether or not having the force of Law and (ii) no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

(A)                              to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Stornoway of the Ashton Shares, the right of Stornoway to own or exercise full rights of ownership of the Ashton Shares, the issue of Stornoway Shares pursuant to the Ashton Offer, or the making or consummation of the Ashton Offer;

(B)                                which, if the Ashton Offer were consummated, would have a Material Adverse Effect on the Combined Entity; or

(C)                                which would materially and adversely affect the ability of Stornoway to make and successfully complete the Ashton Offer or purchase the Ashton Shares pursuant to the Ashton Offer;

(f)                                    Stornoway shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Ashton with any securities regulatory authority in Canada or elsewhere which has or may have a Material Adverse Effect on Ashton or which, if the Ashton Offer were consummated, would have a Material Adverse Effect on the Combined Entity; and

(g)                                 Stornoway shall have determined in its reasonable judgement that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that materially adversely affects or would reasonably be expected to materially adversely affect the financial, banking or capital markets generally.

* * *

For the purposes of this Annex F, the following terms shall have the following meanings:

‘‘Material Adverse Effect’’ means, when used in connection with a Person, any change or effect that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, prospects or results of operations of that Person, its subsidiaries and its material joint ventures taken as a whole, other than any effect (i) relating to the Canadian and United States economies, political conditions or securities markets in general; (ii) affecting the diamond mining industry in general; or (iii) relating to a change in the market trading price of shares of that Person primarily resulting from the Ashton Offer or the announcement thereof;

‘‘Restricted Event’’ means, with respect to Ashton and its subsidiaries, any of the following:

(i)                                     the issuance, sale or authorization of any additional Ashton Shares, shares of any other class or series in the capital of Ashton, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (except upon the exercise of Ashton options or warrants, in each case in accordance with their terms, which were outstanding as of April 27, 2006 and except for the grant of additional Ashton options subsequent to such date under existing Ashton option plans consistent with past practice), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares in the capital of Ashton;

(ii)                                  declaring, paying, authorizing or making any distribution, payment or dividend on any of Ashton’s securities;

(iii)                               acquiring or disposing of a material value of assets or securities (except in the ordinary course of business consistent with past practice or in accordance with plans publicly disclosed by Ashton prior to July 21, 2006);

(iv)                              making any material capital expenditures (except in the ordinary course of business consistent with past practice or in accordance with plans publicly disclosed by Ashton prior to July 21, 2006);

(v)                                 (A) incurring or committing to incur any indebtedness for borrowed money or issuing any debt securities in a material amount, except for borrowings in the ordinary course of business consistent with past practice under existing credit facilities, (B) incurring or committing to incur, or guaranteeing, endorsing or otherwise becoming responsible for, any other material liability, obligation or indemnity or the obligation of any other Person, except in the ordinary course of business consistent with past practice, or (C) making any loans or advances to Persons other than wholly-owned subsidiaries, except in the ordinary course of business consistent with past practice;

(vi)                              any default, termination, acceleration or other event under any material instrument or agreement to which Ashton or any of its subsidiaries is a party or by which any of their respective properties or assets are bound which would have a Material Adverse Effect on Ashton whether such event occurred as a result of Stornoway making the Ashton Offer, the taking up and paying for the Ashton Shares under the Ashton Offer or otherwise;

(vii)                           entering into or completing any material transaction not in the ordinary course of business or in accordance with plans publicly disclosed by Ashton prior to July 21, 2006;

(viii)                        the authorization by the board of directors of Ashton or the Ashton Shareholders of any of the foregoing; and

(ix)                                the entering into of any agreement to do any of the foregoing.

The Information Agent for the Offer is:
Georgeson Shareholder Communications Canada Inc.

100 University Avenue,
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1

North American Toll Free Number:
1-866-399-8737

Any questions and requests for assistance may be directed by Shareholders to the Information Agent at the telephone number and location set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.